Exhibit 2.1
EXECUTION VERSION
ASSET SALE AND PURCHASE AGREEMENT
***
by and between

HOLLY REFINING & MARKETING-TULSA LLC,
HEP TULSA LLC
and

SINCLAIR TULSA REFINING COMPANY
Dated: October 19, 2009

i

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Page
Section 11.6 Governing Law	110
Section 11.7 Entire Agreement and Amendments	110
Section 11.8 Severability	110
Section 11.9 Transaction Expenses	110
Section 11.10 Waiver of Bulk Sales Law Compliance	110
Section 11.11 Deferred Like Kind Exchange Cooperation	111
Section 11.12 Certain Guarantees	111
Section 11.13 Specific Performance	111
Section 11.14 Waiver of Jury Trial	111

INDEX TO DISCLOSURE SCHEDULES

SCHEDULE 1.1.	Certain Definitions
SCHEDULE 1.1.A	Seller’s Individuals for Knowledge Definition
SCHEDULE 1.1.B	Holly Tulsa’s Individuals for Knowledge Definition
SCHEDULE 1.1.C	HEP Tulsa’s Individuals for Knowledge Definition
SCHEDULE 2.1.1	Owned Real Property
SCHEDULE 2.1.2	Leased Real Property
SCHEDULE 2.1.3	Easements
SCHEDULE 2.1.4	Transferred Pipeline Rights
SCHEDULE 2.1.6	Company Vehicles
SCHEDULE 2.1.6(A)	Excluded HCEP Vehicles
SCHEDULE 2.1.7	Material Contracts
SCHEDULE 2.1.8	Licenses and Permits
SCHEDULE 2.1.11	Prepayments
SCHEDULE 2.1.18	HEP Tulsa Assets
SCHEDULE 2.2.1	Trucking Business Assets
SCHEDULE 2.2.2	HCEP Equipment
SCHEDULE 2.2.10	Excluded Assets: Contracts, Licenses and Permits
SCHEDULE 2.3.6	Assumed Environmental Liabilities
SCHEDULE 2.4.3.7	Retained Environmental Liabilities
SCHEDULE 2.6.3.2	Hydrocarbon Inventory Value
SCHEDULE 3.1.2	Required Consents – Seller
SCHEDULE 3.2.2	Required Consents – Holly Tulsa
SCHEDULE 3.2.6.3	Agreements Related to HOC Securities
SCHEDULE 3.2.9	HOC Litigation
SCHEDULE 3.3.2	Required Consents – HEP Tulsa
SCHEDULE 3.3.6.1	HEP Limited Partner Interests
SCHEDULE 3.3.6.3	Agreements Related to HEP Securities
SCHEDULE 3.3.9	HEP Litigation
SCHEDULE 4.1.1.3(A)	Retained Assets
SCHEDULE 4.1.1.3(B)	Unexercised Options
SCHEDULE 4.1.4.2	Material Breaches of Material Contracts
SCHEDULE 4.1.4.3	Environmental Compliance Project Contracts
SCHEDULE 4.1.5	Defaults under Licenses and Permits
SCHEDULE 4.1.6	Violations of Laws, Licenses and Permits
SCHEDULE 4.1.7.5	Contested Taxes
SCHEDULE 4.1.7.7	Tax Audits
SCHEDULE 4.1.8	Environmental Matters
SCHEDULE 4.1.9	Litigation
SCHEDULE 4.1.10	Employment Matters
SCHEDULE 4.1.10(A)	Collective Bargaining Agreements; Labor Representatives
SCHEDULE 4.1.10(B)	Employment Claims
SCHEDULE 4.1.10(C)	Employment Contracts
SCHEDULE 4.1.10(D)	Transferred Employees
SCHEDULE 4.1.12	Patents, Trademarks and Copyrights

v

SCHEDULE 4.1.12(A)	Intellectual Property Needed to Conduct Business and Not Covered by the Agreement
SCHEDULE 4.1.12(B)	Intellectual Property Infringement
SCHEDULE 4.1.12(C)	Contracts Related to Material Licensed Intellectual Property
SCHEDULE 4.1.13	Absence of Certain Changes
SCHEDULE 4.1.14	Affiliate Transactions
SCHEDULE 4.1.15	Suppliers
SCHEDULE 4.1.16	Customers
SCHEDULE 4.1.17(A)	Insurance and Bonds
SCHEDULE 4.1.17(B)	Insurance Claims and Material Casualties
SCHEDULE 4.1.19	Pipelines
SCHEDULE 4.1.20	Financial Statements
SCHEDULE 4.1.20(A)	Exceptions to Facility Financial Statements
SCHEDULE 4.1.21	Customer Security Arrangements
SCHEDULE 4.1.22	Seller Security Arrangements
SCHEDULE 5.3	Operation of Business
SCHEDULE 5.4.1	Operation of Business of HOC
SCHEDULE 5.4.2	Operation of Business of HEP
SCHEDULE 6.3.2	Minimum Offer Number
SCHEDULE 6.3.3	Severance Costs
SCHEDULE 6.4(a)	Computer Matters – Holly Tulsa
SCHEDULE 6.4(b)	Computer Matters – HEP Tulsa
SCHEDULE 6.5.1	Credit Support Arrangements – Holly Tulsa
SCHEDULE 6.5.2	Credit Support Arrangements – HEP Tulsa
SCHEDULE 6.7.1.2	Environmental Compliance Project
SCHEDULE 7.1.7	Required Governmental Consents
SCHEDULE 7.1.8	Required Third Party Consents
SCHEDULE 7.2.7	Required Third Party Consents—Seller

EXHIBITS

EXHIBIT A	Form of Special Warranty Deed
EXHIBIT B(1)	Form of Bill of Sale – HEP Tulsa
EXHIBIT B(2)	Form of Bill of Sale – Holly Tulsa
EXHIBIT B(3)	Forms of Assignment and Assumption Agreement
EXHIBIT C	Form of Transition Services Agreement
EXHIBIT D	Form of Guaranty of the Seller Guarantor
EXHIBIT E	Forms of Guaranty of the Buyer Guarantors
EXHIBIT F	Form of Certification of Nonforeign Status
EXHIBIT G	Form of Global CAA Consent Decree Modification
EXHIBIT H	Form of Refined Products Purchase Agreement
EXHIBIT I	[Intentionally withheld]
EXHIBIT J	Form of Assignment of Rights
EXHIBIT K	Form of Acknowledgment of Railroad Proximity Covenant

ASSET SALE AND PURCHASE AGREEMENT
     THIS ASSET SALE AND PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of this 19th day of October, 2009 (the “Effective Date”) by and between HOLLY REFINING & MARKETING-TULSA LLC, a limited liability company organized and existing under the laws of Delaware (“Holly Tulsa” or a “Buyer”), HEP TULSA LLC, a limited liability company organized and existing under the laws of Delaware (“HEP Tulsa,” or a “Buyer” and together with Holly Tulsa, the “Buyers”), and SINCLAIR TULSA REFINING COMPANY, a corporation organized and existing under the laws of the State of Wyoming (the “Seller”). The Seller and the Buyers are referred to individually as a “Party” and collectively as the “Parties.”
     WHEREAS, the Seller and its Affiliates own refining assets and other related assets located in or near Tulsa, Oklahoma;
     WHEREAS, each of the Buyers desires to purchase from the Seller and such Affiliates, and the Seller and such Affiliates desire to sell to each of the Buyers, such assets upon the terms and subject to the conditions of this Agreement; and
     WHEREAS, simultaneously with the delivery and execution of this Agreement, and as a condition to Seller’s entering into this Agreement, (i) Seller and HOC (as defined below) have entered into a Registration Rights and Transfer Restriction Agreement (the “HOC Registration Rights Agreement”), and (ii) Seller and HEP (as defined below) have entered into a Registration Rights and Transfer Restriction Agreement (the “HEP Registration Rights Agreement”).
     NOW, THEREFORE, in consideration of the foregoing recitals and the agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, do hereby agree as follows:
ARTICLE 1
DEFINITIONS AND INTERPRETATIONS
     Section 1.1 Definitions. Unless otherwise provided to the contrary in this Agreement, capitalized terms in this Agreement shall have the following meanings:
“Adjustment Balance” has the meaning set forth in Section 2.6.4.1.
“Affiliate” means, with respect to any specified Person, any other person that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with such specified Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For avoidance of doubt the HOC Entities are not Affiliates of the HEP Entities and vice versa.
“Applicable CAA Deadline” means December 31, 2009; provided, however, that the Applicable CAA Deadline with respect to the CEMS on the FCCU and the CEMS for the boilers (as described in Schedule 6.7.1.2) is March 31, 2010 with respect to the delivery of the CEMS equipment identified on Schedule 6.7.1.2, and June 30, 2010 with respect to the Final Completion of the CEMS equipment.
“AF Transport Property” has the meaning set forth in Schedule 2.4.3.7.
“Agreement” has the meaning set forth in the preface.
“Antitrust Division” has the meaning set forth in Section 3.1.2.
“Assets” has the meaning set forth in Section 2.1.
“Assigned Contracts” has the meaning set forth in Section 2.1.7.
“Assumed Environmental Liabilities” has the meaning set forth in Section 2.3.6.
“Assumed Liabilities” has the meaning set forth in Section 2.3.
“Balance Sheet Date” has the meaning set forth in Section 4.1.20.1.
“Bill of Sale” has the meaning set forth in Section 2.9.1.3.
“Books and Records” has the meaning set forth in Section 2.1.9.
“Business” means the business currently conducted by the Seller that relates primarily to the ownership, operation or use of the Facilities and the Assets; provided, however, whenever reference is made herein to a matter that relates “exclusively to the Business,” “exclusively in the operation of the Business” or words to that effect, Business shall mean the business currently conducted by the Seller that relates exclusively to the ownership, operation or use of the Facilities and the Assets.
“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized by law to close.
“Buyer” has the meaning set forth in the preface.
“Buyer Environmental Damages” has the meaning set forth in Section 8.4.9.
“Buyer Indemnified Party” has the meaning set forth in Section 8.2.1.
“Buyer Plan” has the meaning set forth in Section 6.3.5.
“Buyer Savings Plan” has the meaning set forth in Section 6.3.6.

“Buyer Welfare Plan Start Date” means, with respect to each Continuing Employee, such Continuing Employee’s Employment Date; provided, however, that if such Employment Date occurs on other than the first day of a calendar month, then the Buyer Welfare Plan Start Date for such Continuing Employee shall be (a) with respect to the Buyer’s broad-based group health, dental, life and long-term disability plans, the first day of the calendar month next following such Employment Date, and (b) with respect to all other employee welfare and fringe benefit plans and programs, such Employment Date.
“Buyers” has the meaning set forth in the preface.
“Capex Amounts” has the meaning set forth in Section 6.7.1.3.
“Capex Statement” has the meaning set forth in Section 6.7.1.5.
“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act.
“Claim Notice” has the meaning set forth in Section 8.7.
“Claim Response” has the meaning set forth in Section 8.7.
“Closing” has the meaning set forth in Section 2.8.
“Closing Date” has the meaning set forth in Section 2.8.
“Closing Date HEP Units” has the meaning set forth in Section 2.6.1.2(B).
“Closing Date HOC Shares” has the meaning set forth in Section 2.6.1.1(A).
“Closing Date Hydrocarbon Inventory Value” has the meaning set forth in Section 2.6.3.3.
“COBRA” means Section 4980B(f) of the Code or similar requirements of state law.
“COBRA Continuation Coverage” has the meaning set forth in Section 6.3.13.
“Code” means the Internal Revenue Code of 1986, as amended, or any successor Law.
“Commission” has the meaning set forth in Section 3.2.6.3.
“Conditions Precedent” has the meaning set forth in Section 2.8.
“Confidentiality Agreement” means the Confidentiality Agreement between HOC and the Seller dated December 15, 2008.
“Continuing Employees” has the meaning set forth in Section 6.3.2
“Contracts” means all contracts, agreements, commitments, purchase orders, leases, franchises or other similar obligations or arrangements (whether written or oral).

“Costs of Environmental Compliance” means all costs, capital expenditures, fees and expenditures of any kind associated with attaining or maintaining compliance with any Environmental Law or Environmental Permits and all costs, fees and expenditures of any kind required to obtain, amend, modify, renew or otherwise maintain any applicable Environmental Permits, including permits for any “grandfathered” units.
“Current Employees” has the meaning set forth in Section 6.3.1.
“Current Employees List” has the meaning set forth in Section 6.3.1.
“Customers” has the meaning set forth in Section 4.1.16.
“Customer Security Arrangements” has the meaning set forth in Section 2.1.14.
“Damages” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, actual damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, liens, actual losses, expenses, and fees, including court costs and reasonable attorneys’ and expert witness fees and expenses, but excluding for the Parties but not Third Parties, punitive, exemplary, special, indirect or consequential damages.
“Data Room” means the electronic data room maintained by Merrill Corporation established for the posting of documents for review by Buyers in connection with the transactions contemplated by this Agreement.
“Default” means (a) a breach, default or violation, (b) the occurrence of an event that with or without the passage of time or the giving of notice, or both, would constitute a breach, default or violation or cause an Encumbrance to arise or (c) with respect to any Contract, the occurrence of an event that with or without the passage of time or the giving of notice, or both, would give rise to a right of termination, cancellation, amendment, renegotiation or acceleration or a right to receive damages or a payment of penalties.
“DRULPA” has the meaning set forth in Section 3.3.6.1.
“Easements” has the meaning set forth in Section 2.1.3.
“Effective Date” has the meaning set forth in the preface.
“Employee Benefit Plan” means any “employee benefit plan” within the meaning of Section 3(3) of ERISA.
“Employment Date” has the meaning set forth in Section 6.3.2.
“Encumbrance” means any mortgage, pledge, lien, encumbrance, encroachment, charge, other security interest or defect in title.
“Environmental Compliance Projects” has the meaning set forth in Section 6.7.1.2.

“Environmental Compliance Projects Contracts” has the meaning set forth in Section 4.1.4.3.
“Environmental Law” or “Environmental Laws” means all applicable federal, state and local Laws (including common law) relating to the protection of natural resources, wildlife, human health as it relates to exposure to Hazardous Substances, or the environment, the prevention of pollution or remediation of contamination, or workplace health or safety, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. §§ 9601 et seq., the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. §§ 6901 et seq., the Clean Air Act, as amended, 42 U.S.C. §§ 7401 et seq., the Emergency Planning and Community Right-to-know Act, as amended, 42 U.S.C. §§ 11001 et seq., the Federal Water Pollution Control Act, as amended,33 U.S.C. §§ 1251 et seq., the Oil Pollution Act of 1990, as amended, 33 U.S.C. §§ 2701 et seq., Hazardous Materials Transportation Act, as amended, 49 U.S.C. §§ 1801, et seq., Toxic Substances Control Act, as amended, 15 U.S.C. §§ 2601 et seq., and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et. seq. and all regulations promulgated pursuant to any of the foregoing, and any state or local counterparts.
“Environmental Liabilities” means any and all Liabilities, responsibilities, suits, costs (including costs of Remedial Work), assessments, liens, penalties, fines, prejudgment and post-judgment interest, and attorney’s fees incurred or imposed (a) pursuant to any order, decree, notice, injunction, judgment or similar ruling or directive from a Governmental Authority arising out of or in connection with any Environmental Law or (b) pursuant to any claim by a Governmental Authority or other Person for personal injury, death, property damage, damage to natural resources or Remedial Work to the extent arising out of exposure to, or a Release or migration of, Hazardous Substances.
“Environmental Permits” means all permits, licenses, approvals, or other authorizations required to be obtained pursuant to Environmental Laws for the operation of the Business as presently operated by the Seller, including applications for renewal of such permits.
“EPA” means the United States Environmental Protection Agency.
“Equipment” means all machinery, mobile or otherwise, equipment and systems, including (a) all processing units and distillation systems, (b) all heating, lighting, and power systems, fire prevention and fire extinguishing systems, control systems, emergency warning and emergency preparedness systems and related assets, and heating, refrigerating, air conditioning, and ventilating systems, (c) all tanks, refining process units, meters, pumps, engines, compressors, pipes, fittings, valves, connections, regulators, sewers and loading and unloading lines, (d) all telecommunication assets and equipment and computer hardware and software, (e) all spare parts, tools, computers, and warehouse stores, (f) all other fixtures, furniture and furnishings, (g) works-in-process, (h) vehicles, and (i) all other tangible personal property of every kind whatsoever, in each case located in or on, attached or appurtenant to the Facilities, the Owned Real Property, or the Leased Real Property, or used or held for use by the Seller exclusively (whether located in or on, attached or appurtenant to the Facilities, the Owned Real Property, or the Leased Real Property) in connection with the ownership and operation of the Assets.
“ERISA” has the meaning set forth in Section 4.1.10.

“Estimated Closing Date Hydrocarbon Inventory Value” has the meaning set forth in Section 2.6.3.2.
“Estimated Hydrocarbon Inventory Statement” has the meaning set forth in Section 2.6.3.2.
“Estimated Prorations Adjustment” has the meaning set forth in Section 2.7.3.
“Excess Costs” means the Qualified Capital Expenses that exceed $16,000,000, but are less than $17,000,000.
“Excluded Assets” has the meaning set forth in Section 2.2.
“Excluded Contracts” has the meaning set forth in Section 2.2.10.
“Excluded Employee List” has the meaning set forth in Section 6.3.1.
“Excluded Facilities” means (i) power lines, pipelines, telephone lines and other improvements and fixtures owned by public utilities furnishing utilities to the Owned Real Property, and (ii) rail lines, pipelines and other improvements and fixtures owned by Third Parties and located on existing easements for such purpose that encumber the Owned Real Property.
“Excluded Hydrocarbon Inventory” means (i) all asphalt, roofing flux and fuel oil and decant located at the Tulsa Refinery and the Phillipsburg heavy oil terminal other than 25,159 barrels of asphalt and 6,859 barrels of boiler house fuel oil and decant located at the Tulsa Refinery and 5,673 barrels of asphalt located at the Phillipsburg heavy oil terminal; (ii) all products produced at the Facilities that are in transit as of and for which neither the Seller nor its Affiliates has issued an invoice prior to the Hydrocarbon Inventory Transfer Time; (iii) the crude oil located at Cushing and any associated tank heels; and (iv) all finished gasoline and diesel fuel located at the Tulsa Refinery.
“Excluded Liabilities” has the meaning set forth in Section 2.4.
“Facilities” means all buildings, structures, tanks, rail lines, pipelines, fixtures and improvements on the Owned Real Property and the appurtenances thereto, but excluding the Excluded Facilities.
“Facility Financial Statements” has the meaning set forth in Section 4.1.20.
“FCC Unit” means the fluid catalytic cracking unit that is a part of the Facilities.
“Final Completion” means, with respect to each of the Environmental Compliance Projects, that each of the following has occurred: (i) Mechanical Completion; (ii) all work required under the Environmental Compliance Projects Contracts has been completed in all material respects in accordance with the Environmental Compliance Projects Contracts, the design criteria for such Project, and applicable Laws, (iii) such equipment meets in all material respects the requirements of any Governmental Authority with jurisdiction, and (iv) to the extent governed by the Global CAA Consent Decree, demonstration of compliance with the emission limitation and reduction requirements as provided in Sections V.A, V.B, V.C, V.D, V.E, V.F, and V.G of the Global CAA Consent Decree.
“Financial Statements” has the meaning set forth in Section 6.11.
“FINRA” has the meaning set forth in Section 3.2.6.5.
“Fixture Equipment” has the meaning set forth in Section 4.1.2.5.
“FMLA” has the meaning set forth in Section 4.1.10.
“Fraud” means actual fraud involving a Person’s knowing and intentional misrepresentation or omission of a material fact stated by, or omitted to be stated by, such Person that is made or omitted with the intent to defraud, as determined under common law as opposed to fraud as defined by Texas Business and Commerce Code Section 27.01 or any comparable law of the State of Delaware or of any other jurisdiction.
“FTC” has the meaning set forth in Section 3.1.2.
“Fundamental Representations” has the meaning set forth in Section 8.1(i).
“GAAP” means United States generally accepted accounting principles consistently applied from period to period.
“Global CAA Consent Decree” means the judicial consent decree entered into by the Seller in United States, et al v. Sinclair Tulsa Refining Co., No. 2:08-cv-00020-WFD.
“Global CAA Consent Decree Court” has the meaning set forth in Section 6.7.1.
“Global CAA Consent Decree Modification” means a modification to the Global CAA Consent Decree substantially in the form attached hereto as Exhibit G under which the Buyers assume all of the liabilities and obligations of the Global CAA Consent Decree that are applicable to the Assets or the Business.
“Governmental Authority” means the United States and any foreign, state, county, city or other political subdivision and any department, commission, board, bureau, agency, officer, official, court, tribunal, arbitrator, board or bureau or other instrumentality thereof and any self-regulatory organization, such as a securities exchange.
“Government Interactions” means any communications (whether oral or written), negotiations, meetings or other interactions with Governmental Authorities.
“Hazardous Substances” means (i) any chemicals, materials, substances, or items in any form, whether solid, liquid, gaseous, semisolid, or any combination thereof, whether waste materials, raw materials, chemicals, finished products, by-products, or any other materials or articles, that are listed, defined or otherwise designated as hazardous, toxic or dangerous under Environmental Law, including asbestos, asbestos containing materials, urea formaldehyde foam insulation, and lead-containing paints or coatings, (ii) any petroleum, petroleum derivatives, petroleum products or by-products of petroleum refining Released into the environment, (iii) any other chemical, substance, or material to the extent it is regulated by Environmental Law, and (iv) any chemical, substance or materials that could give rise to Environmental Liabilities, including an obligation to investigate or remediate, under any Environmental Law.
“HCEP” has the meaning set forth in Section 2.2.2.
“HCEP Property” has the meaning set forth in Section 2.2.2.
“HEP” has the meaning set forth in Section 2.6.1.1(2).
“HEP Allocable Credit Support Arrangements” has the meaning set forth in Section 6.5.2.
“HEP Common Units” has the meaning set forth in Section 3.3.6.1.
“HEP Entities” means HEP and HEP Tulsa.
“HEP Financial Statements” has the meaning set forth in Section 3.3.7.2.
“HEP Material Adverse Effect” means any change, development, effect, condition, fact, circumstance or occurrence that could reasonably be expected to be material and adverse to the assets, results of operations or financial condition of HEP and its Subsidiaries, taken as a whole, it being understood that none of the following shall be deemed to constitute an HEP Material Adverse Effect: (v) any effect resulting from entering into this Agreement or the announcement of the transactions contemplated by this Agreement; (w) any effect resulting from changes in the economy, as a whole, of the United States or the world; (x) any changes in commodity, crude oil or feedstock prices or refining margins; (y) any effect resulting from changes in a financial rating published by a third party rating agency; and (z) any effect resulting from changes (including any change in Law or regulatory policy) that are the result of factors generally affecting the specific industry or markets in which HEP competes.
“HEP Registration Rights Agreement” has the meaning set forth in the Recitals.
“HEP SEC Documents” has the meaning set forth in Section 3.3.7.1.
“HEP Tulsa” has the meaning set forth in the preface.
“HEP Tulsa Assets” has the meaning set forth in Section 2.1.18.
“HEP Tulsa Assumed Liabilities” has the meaning set forth in Section 2.3.
“HEP Tulsa Guarantor” means Holly Energy Partners – Operating, L.P., a Delaware limited partnership.
“HEP Units” has the meaning set forth in Section 2.6.1.1(2).
“HOC” means Holly Corporation, a Delaware corporation.

“HOC Common Stock” has the meaning set forth in Section 3.2.6.1.
“HOC Entities” means HOC and Holly Tulsa.
“HOC Financial Statements” has the meaning set forth in Section 3.2.7.2.
“HOC Material Adverse Effect” means any change, development, effect, condition, fact, circumstance, or occurrence that could reasonably be expected to be material and adverse to the assets, results of operations, or financial condition, of HOC and its Subsidiaries, taken as a whole, it being understood that none of the following shall be deemed to constitute an HOC Material Adverse Effect: (v) any effect resulting from entering into this Agreement or the announcement of the transactions contemplated by this Agreement; (w) any effect resulting from changes in the economy, as a whole, of the United States or the world; (x) any changes in commodity, crude oil or feedstock prices or refining margins; (y) any effect resulting from changes in a financial rating published by a third party rating agency; and (z) any effect resulting from changes (including any change in Law or regulatory policy) that are the result of factors generally affecting the specific industry or markets in which HOC competes.
“HOC Registration Rights Agreement” has the meaning set forth in the Recitals.
“HOC SEC Documents” has the meaning set forth in Section 3.2.7.1.
“HOC Stock” has the meaning set forth in Section 2.6.1.1(1).
“Holly Tulsa Allocable Credit Support Arrangements” has the meaning set forth in Section 6.5.1.
“Holly Tulsa” has the meaning set forth in the preface.
“Holly Tulsa Guarantor” means HOC.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Hydrocarbon Inventory” means the inventory of Seller and SOC, including crude oil, blendstocks, feedstocks and other raw materials, intermediate stocks and finished products, including tank heels, at or associated with (i) the Facilities, (ii) the Phillipsburg heavy oil terminal, (iii) the line fill between Cushing and the Tulsa Refinery (all of which shall be measured and valued in accordance with Schedule 2.6.3.2), and (iv) unit and line fills at the Tulsa Refinery (which shall not be measured or valued for the purposes of Schedule 2.6.3.2), but, with respect to all of the foregoing clauses, not including Excluded Hydrocarbon Inventory.
“Hydrocarbon Inventory Transfer Time” has the meaning set forth in Schedule 2.6.3.2.
“Hydrocarbon Inventory Value” has the meaning set forth in Schedule 2.6.3.2.
“Indemnified Party” has the meaning set forth in Section 8.7.
“Indemnifying Party” has the meaning set forth in Section 8.7.

“Indemnity Cap” has the meaning set forth in Section 8.4.3.
“Intellectual Property” means any patent rights, inventions, shop rights, moral rights, know-how, show-how, trade secrets, and rights in designs, drawings, artwork, plans, prints, manuals, models, design registrations, technical and customer information and data, lists of materials, patterns, records, diagrams, formulae, processes, product design standards, tools, prototypes, product information literature, computer files, computer software (including object code and source code), scripts, source code comments, technical documentation, user documentation, specifications, schematics, and rights in confidential and proprietary technology and information; all registered and unregistered copyrights; and all registrations for, and applications for registration of, any of the foregoing; provided, however, that Intellectual Property shall not include any Excluded Assets, including any registered or unregistered trademarks, service marks, logos, brand names, trade names, domain names, other names or slogans embodying business or product goodwill, and all other trademark rights (including trade dress) or any registrations for, and applications for registration of, any of such excluded items.
“Key Material Contracts” means the following Contracts set forth on Exhibit A to Schedule 2.1.7 (identified by their numbers on such Exhibit): 3, 4, 5, 26, 29, 30, 31, 32, 53, 55, 56, 57 and 63, and the Railroad Agreement.
“Knowledge” or “knowledge” (or phrases of similar import) mean, with respect to the Seller or the Buyers, that each such entity will be deemed to have knowledge of a particular matter if any of the Persons listed on Schedule 1.1.A, Schedule 1.1.B or Schedule 1.1.C, respectively, has actual knowledge of such matter or would reasonably be expected to have knowledge of such matter following reasonable inquiry in connection with the regular performance of their duties on behalf of the Seller or Buyers, as applicable.
“Laws” means any law, statute, code, regulation, rule, injunction, judgment, ordinance, order, decree, ruling, charge, or other restriction of any applicable Governmental Authority.
“Leased Personnel” has the meaning set forth in Section 6.3.1.
“Leased Personnel List” has the meaning set forth in Section 6.3.1.
“Leased Real Property” has the meaning set forth in Section 2.1.2.
“Liability” or “Liabilities” means any direct or indirect liability, indebtedness, obligation, expense, claim, loss, damage, deficiency, guaranty or endorsement of or by any Person, absolute or contingent, asserted or unasserted, accrued or unaccrued, due or to become due, liquidated or unliquidated.
“Licensed Intellectual Property” means all of the Intellectual Property that the Seller licenses from Third Parties that is used exclusively in connection with the operation of the Assets and the Business.
“Licenses and Permits” has the meaning set forth in Section 2.1.8.

“Material Adverse Effect” means any change, development, effect, condition, fact, circumstance, or occurrence that could reasonably be expected to be material and adverse to the Assets, results of operations, or financial condition, of the Business, as a whole, including (A) any change, development, effect, condition, fact, circumstance, or occurrence that would result in Damages to the Assets in excess of $10,000,000 or (B) the discontinuance of operations of a major unit at the Tulsa Refinery that is reasonably likely to last for more than 45 days after Closing, it being understood that none of the following shall be deemed to constitute a Material Adverse Effect: (v) any effect resulting from entering into this Agreement or the announcement of the transactions contemplated by this Agreement; (w) any effect resulting from changes in the economy, as a whole, of the United States or the world; (x) any changes in commodity, crude oil or feedstock prices or refining margins; (y) any effect on the Business or Assets resulting from changes in a financial rating published by a third party rating agency; and (z) any effect resulting from changes (including any change in Law or regulatory policy) that are the result of factors generally affecting the specific industry or markets in which Seller competes.
“Material Contract” means any of the following Contracts relating exclusively to the Assets or the Business:
     (i) any Contract for the transportation or purchase of feedstocks, intermediate stocks or refined products;
     (ii) any Contract with any Governmental Authority pertaining to the sale of jet fuel;
     (iii) any Contract for the sale of diesel fuel or gasoline;
     (iv) any Contract pertaining to the sale of lubricants, jet fuel or any other refined product other than diesel fuel or gasoline to any Person other than any Governmental Authority that provides for payments to the Seller or its Affiliates, during the current term and any committed renewal period, of more than $1,000,000;
     (v) any Contract for the supply of goods or services other than feedstocks, intermediate stocks or refined products that provides for future payments of more than $250,000 per contract year or pursuant to which more than $250,000 has been or will be expended during the twelve (12) month period preceding or after the Effective Date;
     (vi) any Contract for the sale, lease, license or disposition of any Asset (other than any railcar) that provides for the future payment of more than $20,000 per contract year;
     (vii) any Contract (including any right of first refusal, purchase option or other similar rights) relating to the purchase, sale or other transfer of any interest in real property;
     (viii) the Real Property Leases;
     (ix) any Contract prohibiting or purporting to limit the owner, operator, licensee or holder of the Business or the Assets from competing with another Person in any business or area or during any period of time;

     (x) any commitment or agreement for any capital expenditure or leasehold improvement, individually or in the aggregate, in excess of $500,000;
     (xi) any Contract or understanding to enter into any Contract with respect to any of the matters described in clauses (i) through (vii) of this definition of Material Contract;
     (xii) Any other Contract (other than a Seller Plan) that has a term greater than one year and requires payments in excess of $250,000 per contract year;
     (xiii) Any Environmental Compliance Projects Contract;
     (xiv) Any other Contract (other than a Seller Plan) that requires payments in excess of $1,000,000 in any contract year;
     (xv) All Contracts for Licensed Intellectual Property set forth on Schedule 4.1.12(C); and
     (xvi) Any other Contract set forth on Exhibit A to Schedule 2.1.7.
“Mechanical Completion” shall mean the occurrence of all of the following conditions to the reasonable satisfaction of Holly Tulsa with respect to all equipment, improvements and other items comprising, necessary to complete, or associated with, the Environmental Compliance Projects:
     (i) All such equipment, improvements and other items have been acquired and appropriately installed at the Facilities, with the exception of minor punchlist items that do not affect in any material respect the operation of such equipment;
     (ii) All field tests, pre-operational procedures and checks necessary for start-up and commissioning of such equipment, improvements and other items have been successfully performed in any material respect; and
     (iii) Each of the following has been achieved with respect to the indicated Environmental Compliance Project:
(a) Wet Gas Scrubber (“WGS”) at the Tulsa FCCU:
1. The FCCU has operated at normal rates;
2. The WGS has circulation;
3. The SCR is operational; and
4. The ammonia injection system is functioning.
     Target Mechanical Completion Date: 11/23/2009
b. SCR on boilers 1 through 4:
1. The SCR is operational; and
2. The ammonia injection system is functioning.
     Target Mechanical Completion Dates:
     Boilers 1-3 – 11/23/2009

     Boiler 4 – 12/31/2009
c. Flare gas recovery system:
1. All three compressors operate for 24 hours; and
2. The system operates per the control logic for 72 hours.
     Target Mechanical Completion Date: 11/30/2009
d. CEMS to monitor NOx emissions from the boilers:
1. System performs daily drift check and calibration; and
2. System records appropriate data.
     Target Mechanical Completion Date: 5/15/2010
e. CEMS on the FCCU:
1. System performs daily drift check and calibration; and
2. System records appropriate data.
     Target Mechanical Completion Date: 11/15/2009
f. Wastewater treatment plant modification:
1. Water flows through the system as designed; and
2. Control logic shown to work through operation for 7 days.
     Target Mechanical Completion Date: 11/10/2009
“Minimum Offer Number” has the meaning set forth in Section 6.3.2.
“Minor Claims” has the meaning set forth in Section 8.4.1.
“Mitsubishi Lease” has the meaning set forth in Section 2.3.7.
“NYSE” has the meaning set forth in Section 3.2.6.5.
“ODEQ” means the Oklahoma Department of Environmental Quality.
“ODEQ Consent Order Obligations” has the meaning set forth in Section 6.7.2.
“Off-Site Contamination” means Hazardous Substances existing as of the Closing Date on property beyond the boundaries of the Assets, as extended indefinitely downward below the ground surface, that originated from a Release on or from the Assets or from the off-site transportation, storage, disposal, treatment or recycling of Hazardous Substances that originated on or from the Assets prior to the Closing Date.
“OK Sales Tax” has the meaning set forth in Section 10.3.
“Ordinary Course of Business” means the ordinary course of business in all material respects consistent with the affected Party’s past custom and practice (including with respect to quantity and frequency), but the term Ordinary Course of Business shall not include any act or activity or any failure to act, the result of which would constitute a material violation of Law or a material Default under any Contract.

“Organizational Documents” means the articles of incorporation, certificate of incorporation, charter, bylaws, articles or certificate of formation, regulations, operating agreement, certificate of limited partnership, partnership agreement, and all other similar documents, instruments or certificates executed, adopted, or filed in connection with the creation, formation, or organization of a Person, including any amendments thereto.
“OSH Act” means the Occupational Safety and Health Act of 1970 and its implementing regulations, as amended.
“Owned Intellectual Property” means all of the Intellectual Property owned by the Seller that is used exclusively in connection with the operation of the Assets, Facilities and the Business.
“Owned Real Property” has the meaning set forth in Section 2.1.1.
“Parcel L Area” means the parcel of real property described on Schedule 1.1.
“Parcel P Property” means the parcel of real property described on Schedule 1.1.
“Partnership Agreement” has the meaning set forth in Section 3.3.6.1.
“Party” and “Parties” have the meanings set forth in the preface.
“Permitted Encumbrances” means and includes:
(I) with respect to Owned Real Property,
     (a) all agreements and matters shown as exceptions to coverage on Schedule B — Section II of the final title commitment(s) relating to the Owned Real Property obtained by the Buyers prior to the Closing Date (or title commitment that the Buyer could have obtained in the case of portions of the Owned Real Property for which the Buyer has not obtained title commitments);
     (b) such facts and conditions that an accurate and complete survey of the Owned Real Property would disclose consistent with the final title commitments relating to the Owned Real Property obtained by the Buyers ;
     (c) the lien for current Taxes and assessments not due and payable prior to the Closing Date;
     (d) special taxes and assessments becoming a lien on or after the Closing Date;
     (e) encumbrances in the nature of zoning restrictions, building and land-use Laws, ordinances, orders, decrees, restrictions or any other conditions imposed by any Governmental Authority; provided, however, that the same individually and in the aggregate do not materially detract from the value of the Owned Real Property as currently used or materially interfere with the operation or use of the Owned Real Property or the Business as currently operated;

     (f) any lien or title imperfection with respect to the Owned Real Property created by or resulting from any act or omission of the Buyers;
     (g) (i) undetermined or inchoate liens or charges constituting or securing the payment of expenses which were incurred incidental to the conduct of the Business and (ii) materialmen’s, mechanics’, repairmen’s, employees’, contractors’, operators’, warehousemen’s, barge or ship owner’s and carriers’ liens or other similar liens, security interests or charges for liquidated amounts arising in the Ordinary Course of Business incidental to the conduct of the Business, securing amounts the payment of which is not delinquent and that will be paid in the Ordinary Course of Business or, if delinquent, that is being contested in good faith with any action to foreclose or attach any of the Owned Real Property on account thereof properly stayed; provided that the Seller shall be responsible for, and shall promptly pay when due, all amounts finally determined to be owed, including those that are the subject of such contest; and
(II) with respect to all Assets other than the Owned Real Property:
     (a) liens for Taxes or other charges or assessments by any Governmental Authority to the extent that the payment thereof is not in arrears or otherwise due or is being contested in good faith and by appropriate proceedings, provided that (i) no lien will attach to any of the Assets during such contest, and (ii) such amount shall in all events remain the obligation of the Seller;
     (b) encumbrances in the nature of zoning restrictions, building and land-use Laws, ordinances, orders, decrees, restrictions or any other conditions imposed by or pursuant to any agreement with any Governmental Authority; provided, however, that the same individually and in the aggregate do not materially detract from the value of the Assets as currently used or materially interfere with the continuing operation or use of the Assets for the Business as currently operated;
     (c) any lien or title imperfection with respect to the Assets created by or resulting from any act or omission of the Buyers;
     (d) all encumbrances, agreements, instruments, discrepancies, conflicts, defects, irregularities and other matters affecting or encumbering title to the Assets that individually or in the aggregate do not materially detract from the value of the Assets as currently used or materially interfere with the operation or use of the Assets or the Business as currently operated, or otherwise approved in writing by the Buyer purchasing the Asset in question;
     (e) all agreements, leases, instruments, documents, liens, licenses or encumbrances that are described with specificity or listed in any of Schedules 2.1.2, 2.1.3, 2.1.4, 2.1.7, 2.1.8, 4.1.1.2, 4.1.8 and 4.1.9, in addition to all agreements and matters shown on final title commitments to Buyer that are Permitted Encumbrances with respect to the Owned Real Property to the extent they attach to such other Assets; and
     (f) (i) undetermined or inchoate liens or charges constituting or securing the payment of expenses that were incurred incidental to the conduct of the Business and (ii) materialmen’s, mechanics’, repairmen’s, employees’, contractors’, operators’, warehousemen’s, barge or ship owner’s and carriers’ liens or other similar liens, security interests or charges for liquidated amounts arising in the Ordinary Course of Business incidental to the conduct of the Business, securing amounts the payment of which is not delinquent and that will be paid in the Ordinary Course of Business or, if delinquent, that is being contested in good faith with any action to foreclose or attach any of the Assets on account thereof properly stayed; provided that the Seller shall be responsible for, and shall promptly pay when due, all amounts finally determined to be owed, including those that are the subject of such contest.
“Person” means any individual, corporation (including any nonprofit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Authority.
“Petroleum Inspection Company” means Saybolt.
“Phillipsburg Terminal Lease” means that certain agreement dated December 31, 2006 between SOC and Coffeyville Resources Terminal, LLC for the lease of the Phillipsburg terminal.
“Post-Closing Statement” has the meaning set forth in Section 2.6.4.1.
“Prepayments” has the meaning set forth in Section 2.1.11.
“Prorations Adjustment” has the meaning set forth in Section 2.7.1.
“Prudent Businessman Standard” means the reasonable investigations or preparatory or exploratory measures that would be undertaken by a prudent businessman who would be fully responsible, without the benefit of Buyers’ remedies against Seller as provided in this Agreement, for the consequences of his decisions.
“Purchase Price” has the meaning set forth in Section 2.6.1.1.
“Qualified Capital Expenses” has the meaning set forth in Section 6.7.1.4.
“Qualifying Event” has the meaning set forth in Section 6.3.13.
“Radiator Shop Property” means the former radiator shop site located at 3149 Southwest Boulevard, Tulsa County, Oklahoma.
“Railroad Agreement” means those licenses, easements, rights of way, leases and other agreements identified in that certain Assignment of Licenses, Easements, Rights of Way, Leases and Uses dated July 20, 1983 between Texaco, Inc. and Sinclair Oil Corporation.
“RCRA” has the meaning set forth in Section 4.1.8.8
“Real Property Leases” has the meaning set forth in Section 2.1.2.
“Refined Products Purchase Agreement” has the meaning set forth in Section 2.9.1.12.

“Refinery” has the meaning set forth in 40 C.F.R. § 80.2.
“Release” shall have the meaning set forth in Environmental Laws, including the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, at 42 U.S.C. § 9601(22) and any analogous state Laws.
“Remedial Work” means action to the extent necessary to respond to a Release or the presence of Hazardous Substances at, on, in, upon, over, across, under, within or migrating from the real property included in the Assets, including all investigative, site monitoring, restoration, abatement, detoxification, containment, handling, treatment, removal, storage, decontamination, clean-up, transport, disposal or other ameliorative work, corrective action or response action required by (a) any Environmental Law, (b) any lawful order or enforceable request of any Governmental Authority or (c) any final judgment, consent decree, settlement or compromise with a Governmental Authority pursuant to any Environmental Law; excluding, however, (i) the obtaining, amendment, renewal or maintenance of any Environmental Permits, including permits for any “grandfathered” units, except for Environmental Permits required to implement and complete Remedial Work, and (ii) monetary fines and penalties for violations of Environmental Laws.
“Representative” means, with respect to any Party, such Party and its Affiliates and their directors, officers, agents, consultants, partners, members, managers, employees and advisors (including such Party’s accountants, counsel, environmental consultants, financial advisors, investment bankers and other authorized Representatives).
“Response Period” has the meaning set forth in Section 8.7.
“Retained Employees” has the meaning set forth in Section 6.3.3.
“Retained Environmental Liabilities” has the meaning set forth in Section 2.4.3.
“Retained Name” has the meaning set forth in Section 6.2.4.1.
“Rule 144” has the meaning set forth in Section 3.1.10.
“SEC” has the meaning set forth in Section 3.2.6.3.
“Selected Employees” has the meaning set forth in Section 6.3.2.
“Seller” has the meaning set forth in the preface.
“Seller Guarantor” means The Sinclair Companies, a Wyoming corporation.
“Seller Indemnified Party” has the meaning set forth in Section 8.3.1.
“Seller Plans” has the meaning set forth in Section 4.1.11.2.

“Seller Security Arrangements” has the meaning set forth in Section 2.2.8.
“Seller Welfare Plan End Date” means, with respect to each Continuing Employee, such Continuing Employee’s Employment Date; provided, however, that if such Employment Date occurs on other than the first day of a calendar month, then the Seller Welfare Plan End Date for such Continuing Employee shall be (a) with respect to the Seller’s broad-based group medical plan, the first day of the calendar month next following such Employment Date, and (b) with respect to all other employee welfare and fringe benefit plans and programs, such Employment Date.
“Severance Costs” has the meaning set forth in Schedule 6.3.3.
“Shared Savings” means fifty percent (50%) of the difference between (i) $17,000,000 less (ii) the Qualified Capital Expenses, but in no event shall such result be less than zero nor more than $500,000.
“SOC” means Sinclair Oil Corporation, a Wyoming corporation.
“STC” means Sinclair Transportation Company, a Wyoming corporation.
“Special Warranty Deed” means the form of deeds attached as Exhibit A.
“Straddle Period” has the meaning set forth in Section 10.2.
“Subsequent Matter” has the meaning set forth in Section 5.9.2.
“Subsidiary” means any subsidiary of a designated entity that is an Affiliate of that designated entity, but in the case of HOC, shall not include HEP and its subsidiaries and in the case of HEP shall not include HOC and its subsidiaries.
“Tax” or “Taxes” means all taxes, fees, duties and other assessments, however denominated, including any interest, penalties, or additions to tax that may become payable in respect thereof, imposed by any Taxing Authority, which taxes shall include any license or registration fees and all income, franchise, sales, use, excise, motor fuel, petroleum, environmental, gross receipts, occupation, stamp, import, export, real and personal property, transfer, workers’ compensation, payroll and wage withholding, unemployment insurance and Social Security taxes and any adjustment made by any Taxing Authority to a Tax Return.
“Tax Records” has the meaning set forth in Section 6.2.3.
“Tax Return” means all reports, declarations, estimates, information statements and returns relating to, or required to be filed in connection with, any Taxes pursuant to the statutes, rules and regulations of any Taxing Authority.
“Taxing Authority” means any federal, state, or local government or any agency or political subdivision thereof in the United States or corresponding governmental unit in any foreign country responsible for the imposition of Taxes.

“Termination Date” has the meaning set forth in Section 9.1.1.
“Texaco” means Texaco, Inc., a Delaware corporation, its successors and assigns.
“Texaco Agreement” means that certain Purchase Agreement for West Tulsa Refinery Complex between Texaco and SOC, dated July 29, 1983.
“Terminalling Agreement” shall have the meaning set forth in Section 2.9.1.16.
“Third Parties” means a Person that is not (a) the Seller or an Affiliate of the Seller, (b) the Buyers or an Affiliate of the Buyers or (c) a Person that after the signing of this Agreement becomes a successor entity of the Seller, the Buyers or any of their respective Affiliates.
“Third Party Claim” has the meaning set forth in Section 8.6.1.
“Third Party Claim Notice” has the meaning set forth in Section 8.6.1.
“Third Party Claim Response” has the meaning set forth in Section 8.6.1.
“Third Party Response Period” has the meaning set forth in Section 8.6.1.
“Threshold Amount” has the meaning set forth in Section 8.4.2.
“Title Company” means American Eagle Title Insurance Company.
“Transferred Pipeline Rights” has the meaning set forth in Section 2.1.4.
“Transition Services Agreement” has the meaning set forth in Section 2.9.1.10.
“Tulsa Global CAA Consent Decree Obligations” means all of the obligations and liabilities pursuant to the Global CAA Consent Decree that are applicable to the Assets or the Business, .
“Tulsa Refinery” means the portion of the Assets that constitute a “Refinery” under 40 C.F.R. § 80.2.
“Union Pacific Railroad Property” means the area located on the Owned Real Property south of the existing wastewater treatment plant, east of the former gas plant, and northwest of the existing off-unit storm water pond known as an Area of Concern for RCRA corrective action purposes.
“WARN Act” has the meaning set forth in Section 4.1.10.
“1933 Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
     Section 1.2 Interpretations. Unless expressly provided for elsewhere in this Agreement, this Agreement shall be interpreted in accordance with the following provisions:

          1. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine, or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.
          2. If a word or phrase is defined, its other grammatical forms have a corresponding meaning.
          3. The headings contained in this Agreement and the schedules and exhibits hereto are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.
          4. All references in this Agreement to articles, sections or subdivisions thereof shall refer to the corresponding article, section or subdivision thereof of this Agreement unless specific reference is made to such articles, sections, or subdivisions of another document or instrument.
          5. A reference to any agreement or document (including a reference to this Agreement) is to the agreement or document as amended, varied, supplemented, novated or replaced, except to the extent prohibited by this Agreement or that other agreement or document.
          6. No waiver by either Party of any default by the other Party in the performance of any provision, condition or requirement herein shall be deemed to be a waiver of, or in any manner release the other Party from, performance of any other provision, condition or requirement herein, nor shall such waiver be deemed to be a waiver of, or in any manner a release of, the other Party from future performance of the same provision, condition or requirement. Any delay or omission of either Party to exercise any right hereunder shall not impair the exercise of any such right, or any like right, accruing to it thereafter. The failure of either Party to perform its obligations hereunder shall not release the other Party from the performance of its obligations.
          7. A reference to any Party to this Agreement or another agreement or document includes the Party’s permitted successors and assigns.
          8. A reference to legislation or to a provision of legislation includes a modification or reenactment of it, a legislative provision substituted for it and a regulation or statutory instrument issued under it.
          9. A reference to a writing includes a facsimile transmission of it and any means of reproducing its words in a tangible and permanently visible form.
          10. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, subsection, schedule and exhibit references are to this Agreement unless otherwise specified.
          11. The words “including,” “include,” “includes” and all variations thereof shall mean “including without limitation.”

          12. The phrase “and/or” when used in a conjunctive phrase shall mean any one or more of the Persons specified in or the existence or occurrence of any one or more of the events, conditions or circumstances set forth in that phrase; provided, however, that when used to describe the obligation of one or more Persons to do any act, it shall mean that the obligation is the obligation of each of the Persons but that it may be satisfied by performance by any one or more of them.
          13. “Shall” and “will” have equal force and effect.
          14. The exhibits and Schedules (including disclosure Schedules) identified in this Agreement are incorporated herein by reference and made a part of this Agreement.
          15. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.
          16. Unless otherwise specified, all references to a specific time of day in this Agreement shall be based upon Eastern Standard Time or Eastern Daylight Savings Time, as applicable, on the date in question in New York, New York.
          17. References to “$” or to “dollars” shall mean the lawful currency of the United States of America.
          18. No action shall be required of the Parties except on a Business Day, and in the event an action is required on a day that is not a Business Day, such action shall be required to be performed on the next succeeding day that is a Business Day. All references to “day” or “days” shall mean calendar days unless specified as a “Business Day.”
ARTICLE 2
BASIC TRANSACTIONS
     Section 2.1 Assets. Subject to the terms and conditions contained in this Agreement, at the Closing the Buyers shall purchase, and the Seller shall, and shall cause its Affiliates to, sell, convey, assign, transfer and deliver to the Buyers all of the Seller’s (and/or its Affiliates, as applicable) right, title and interest immediately prior to the Closing in and to the Facilities and the following described properties and assets, but in each and all cases excluding all Excluded Assets (collectively, including the Facilities, the “Assets”):
          2.1.1 Owned Real Property. All of the Seller’s right, title and interest in the real property owned in fee identified in Schedule 2.1.1, together with all mineral interests related thereto owned by the Seller and all Facilities located thereon (including all construction work-in-progress, process units, storage tanks, control houses, office buildings, laboratory facilities, warehouses, boiler houses, power plants, waste water treatment facilities and similar improvements), but excluding the Excluded Facilities (the “Owned Real Property”).

          2.1.2 Leased Real Property. All of the Seller’s right, title and interest, as lessor, lessee, sub-lessee or sub-lessor in and to the leasehold estates and the related lease or sublease agreements (the “Real Property Leases”) respecting land, buildings, fixtures and real property improvements (whether owned or leased), together with all construction work-in-progress in respect of same (the “Leased Real Property”), all of which are identified in Schedule 2.1.2.
          2.1.3 Easements. All of the Seller’s right, title and interest under the easements appurtenant to the Seller’s ownership of the Owned Real Property, lease of the Leased Real Property and the Seller’s operation of the Business and Facilities, including all easements identified in Schedule 2.1.3 (the “Easements”).
          2.1.4 Pipeline Rights. All of the Seller’s right, title and interest under the agreements, deeds, leases, easements, rights of way, franchises, licenses, permits, and other documents respecting those pipeline rights listed on Schedule 2.1.4 (collectively, the “Transferred Pipeline Rights”).
          2.1.5 Hydrocarbon Inventory. The Hydrocarbon Inventory. For the avoidance of doubt, Seller does not own any inventory in the line fills at the Phillipsburg heavy oil terminal.
          2.1.6 Equipment and Non-Hydrocarbon Inventory. The Equipment (including all vehicles that are identified by type, make and license plate number, if applicable, on Schedule 2.1.6, but excluding the vehicles described on Schedule 2.1.6(A) and the non-hydrocarbon inventories, including the chemicals, catalysts and additives inventories and precious metals, except the leased precious metals referred to in Section 2.3.7, in each case (i) as located in or on, attached or appurtenant to, the Facilities, the Owned Real Property or the Leased Real Property or (ii) used by the Seller exclusively in connection with the ownership or operation of the Assets or the Business wherever located, except for such Equipment that is leased by Seller or its Affiliates.
          2.1.7 Assigned Contracts. Subject to Section 2.5, all rights and obligations of the Seller under the Material Contracts identified on Schedule 2.1.7 that are assignable (with or without consent) and any other contracts of the Seller that are not Excluded Contracts, and that relate exclusively to ownership or operation of the Assets or the Business (whether such contracts are with the Seller or an Affiliate thereof) (collectively, the “Assigned Contracts”). Seller and Buyers acknowledge that as of the Effective Date, Buyers have not completed their review of Contracts that may be included in the Data Room sufficient to fully identify all of such Contracts that may be Environmental Compliance Projects Contracts. Notwithstanding that a Contract has been included as an Assigned Contract, if such Contract is an Environmental Compliance Projects Contract, the inclusion of such Contract as an “Assigned Contract” is inadvertent and such Contract shall not be an Assigned Contract but shall be an Excluded Contract, subject to Buyer’s rights pursuant to Section 6.7.1.9.
          2.1.8 Licenses and Permits. Subject to Section 2.5, all assignable licenses and permits in favor of the Seller from any federal, state or local regulatory agencies that are necessary to or used exclusively in connection with the ownership of the Assets and the operation of the Business as it is currently operated by the Seller, including those set forth on Schedule 2.1.8 that are those material to the Business (the “Licenses and Permits”).

          2.1.9 Books & Records. All of the books, records, cost and pricing information, accounting records, shipping records and information, supplier lists and records, plans, drawings, instruction, training, operating and other procedural manuals and materials, training records (including certifications), maintenance and inspection reports, process safety management records, design bases, equipment lists, repair notes and archives, government compliance records, employment records (including employee medical and exposure records maintained for purposes of complying with OSH Act standards but such employment records shall be included only to the extent permitted by Laws and provided that the applicable employee has executed a release in form and substance reasonably satisfactory to the Seller) relating to Continuing Employees, and such records (including all data files and data) that are located at the Facilities, the Owned Real Property or the Leased Real Property or that otherwise relate exclusively to the Assets and the Business, wherever located (collectively, the “Books and Records”), subject to the rights of the Seller to make copies and non-exclusive use of the same to the extent such Books and Records exist immediately prior to the Closing and subject to Section 11.1 of this Agreement.
          2.1.10 Warranties. Subject to Section 2.5, all unexpired warranties from Third Parties, related to the Assets or the Business, including warranties set forth in any equipment purchase agreement, construction agreement, lease agreement, consulting agreement or agreement for architectural or engineering services, it being understood that nothing in this Section 2.1.10 shall be construed as a representation by the Seller that any such warranty exists, remains in effect or is enforceable.
          2.1.11 Deposits and Prepayments. Subject to the adjustment and proration of items as of the Closing as contemplated by Section 2.6.4 and Section 2.7, all advance payments, prepayments, prepaid expenses, deposits and other similar payments made by or on behalf of the Seller to the extent related to the Assets and the Business and existing as of the Closing (collectively, “Prepayments”), including those Prepayments listed by category and approximate amount on Schedule 2.1.11 as of the close of the most recent fiscal quarter ended at least one month prior to the date of this Agreement. Prior to the Closing, the amount of the Prepayments set forth on Schedule 2.1.11 shall be updated by the Seller as of two (2) Business Days prior to the scheduled Closing Date.
          2.1.12 Intellectual Property. Subject to Section 2.2.4 and Section 2.5, all Owned Intellectual Property and all Licensed Intellectual Property (including all licenses and maintenance agreements relating thereto).
          2.1.13 Hardware and Software. All computer and data processing hardware or software of Seller and all rights relating thereto located at the Facilities, including a computer system, the central processing unit of which is located at the Facilities or that otherwise is used by the Seller exclusively in the operation of the Business or Facilities as currently conducted by the Seller.
          2.1.14 Customer Security Arrangements. All bonds, letters of credit and other security arrangements established by any Person in favor of the Seller that relate to the Assets or the operation of the Business (collectively, the “Customer Security Arrangements”), to the extent transferable (with or without consent).

          2.1.15 Assets Used Exclusively in Operation of Business. Any other assets, properties, and rights of the Seller or any of its Affiliates that are used exclusively in the ownership of the Assets or the operation of the Business as it is currently conducted by the Seller and any other tangible asset owned by Seller and located at, or on the grounds of, the Facilities, except for those tangible assets referred to in Section 2.2.1 and Section 2.2.2 and on Schedule 2.1.6(A).
          2.1.16 Goodwill. All general intangibles and associated goodwill, in each case, exclusively related to the ownership of the Assets or the operation of the Business.
          2.1.17 Insurance Proceeds. All right, title and interest of the Seller or any Affiliate of the Seller to any insurance proceeds arising out of events that occurred prior to the Closing Date, to the extent such insurance proceeds relate to (a) the repair or restoration of any of the Assets, but excluding proceeds to the extent the Seller effects such repair or restoration before the Closing, or (b) an Assumed Liability.
          2.1.18 Allocation of Assets. All Assets shall be sold, conveyed, assigned, transferred and delivered to, and purchased by, Holly Tulsa except that the Assets identified on Schedule 2.1.18 (the “HEP Tulsa Assets”) shall be sold, conveyed, assigned, transferred and delivered to, and purchased by HEP Tulsa; provided, however, Assets may be sold, conveyed, assigned, transferred and delivered to Affiliates of Buyers if requested by the applicable Buyer. For avoidance of doubt, Holly Tulsa shall have no obligation to purchase the HEP Tulsa Assets and HEP Tulsa shall have no obligation to purchase any Assets other than the HEP Tulsa Assets. Notwithstanding the foregoing, Holly Tulsa and HEP Tulsa may in their discretion mutually agree to modify the allocation of Assets between them from time to time and at any time prior to the Closing upon written notice to the Seller so long as such reallocation does not adversely affect the Global CAA Consent Decree Modification.
          2.1.19 [Intentionally withheld.]
     Section 2.2 Excluded Assets. The Assets shall not include the following specifically enumerated assets (the “Excluded Assets”):
          2.2.1 All rolling stock, equipment and supplies associated with Seller’s current trucking operations, which are listed on Schedule 2.2.1.
          2.2.2 All assets purchased for Seller’s suspended Heavy Crude Expansion Project (“HCEP”) that are not currently in use at the Tulsa Refinery and which are either (i) described on Schedule 2.2.2 or (ii) as of the Effective Date are stored in an area on the Owned Real Property referred to as the “Ball Field” or outside of the Owned Real Property and for which there is an associated purchase order related to the HCEP, none of which assets are intended for use in connection with capital improvements contemplated by Section 6.7.1.2. Such assets are referred to as the (“HCEP Property”).

          2.2.3 Except as included in the Assets pursuant to Section 2.1.17, claims, demands, causes of action, choses in action, rights of recovery, rights of set-off, rights to refunds and similar rights in favor of the Seller or any Affiliate of the Seller of any kind to the extent (a) relating to the Excluded Assets or the Excluded Liabilities, or (b) except to the extent relating to Assumed Liabilities, relating to the ownership of the Assets or operation of the Business prior to the Closing Date, or (c) against the Seller or any Affiliate of the Seller (but specifically excluding any claims, causes of action or similar rights by any Buyer or its Affiliates against the Seller or any of its Affiliates under this Agreement).
          2.2.4 All: (i) privileged or proprietary materials, documents, software, data, information, and media owned by or licensed to the Seller or its Affiliates, any and all rights to use same, (ii) patent rights, inventions, shop rights, moral rights, know-how, show-how, trade secrets, and rights in designs, drawings, artwork, plans, prints, manuals, models, design registrations, technical and customer information and data, lists of materials, patterns, records, diagrams, formulae, processes, product design standards, tools, prototypes, product information literature, computer files, computer software (including object code and source code), scripts, source code comments, technical documentation, user documentation, specifications, schematics, and rights in other confidential and proprietary technology and information; (iii) registered and unregistered copyrights and all registrations for, and applications for registration of, any of the foregoing; and (iv) registrations for, and applications for registration of, any of such items, but only to the extent that any of the foregoing items (i)-(iv) are not used exclusively in connection with the ownership of the Assets or the operation of the Facilities or the Business, and any registered or unregistered trademarks, service marks, logos, brand names, trade names, domain names, other names or slogans embodying business or product goodwill, and all other trademark rights (including trade dress), and all goodwill associated therewith.
          2.2.5 All computer and data processing hardware, software or firmware, and all rights relating thereto, not located at the Facilities, other than those used by the Seller exclusively in the operation of the Business or the Facilities as currently conducted by the Seller.
          2.2.6 Subject to the provisions of Section 6.3, any and all employment and medical records of Retained Employees and any and all medical records of Current Employees (other than those employee medical and exposure records maintained for purposes of complying with OSH Act standards for which transfer to the Buyers is permitted by Laws and provided that the applicable employee has executed a release in form and substance satisfactory to the Seller), whether or not maintained at the Facilities; provided, however, if any medical records of Continuing Employees are needed in order to respond to any post-Closing inquiries from governmental agencies relating to employment or workplace safety issues, Seller agrees to reasonably, and to the extent permitted by Laws, cooperate with each Buyer to make such records available to each Buyer or to the agency for purposes of the investigation.
          2.2.7 All cash on hand and cash equivalents, including bank accounts, money market funds and temporary cash investments.
          2.2.8 All of the Seller’s and any of its Affiliates’ right, title and interest in and to all (a) accounts receivable and all notes and other evidences of indebtedness of and rights to receive payments arising out of sales, services, rentals and other activities of the Business occurring in connection with and attributable to the ownership or operation of the Assets or the Business prior to the Closing and the security arrangements, if any, related thereto, (b) all bonds, letters of credit or other security arrangements posted or otherwise issued by the Seller in favor of any other Person, other than any Prepayments (the “Seller Security Arrangements”), and (c) in each case including any rights with respect to any Third Party collection procedures or any other actions or proceedings in connection with the foregoing.
          2.2.9 All of the Seller’s rights arising under any outstanding receivable or payable, which arose prior to Closing, between the Seller, on the one hand, and any Affiliate of the Seller, on the other hand.
          2.2.10 All Contracts of the Seller or any Affiliate of the Seller that (i) do not relate exclusively to the Assets or the operation of the Business as currently conducted by the Seller, (ii) relate exclusively to the Environmental Compliance Projects Contracts, and (iii) any Contract listed on Schedule 2.2.10 (together, the “Excluded Contracts”) and all Licenses and Permits of the Seller or any Affiliate of the Seller that do not relate exclusively to the Assets or the operation of the Business as currently conducted by the Seller.
          2.2.11 Subject to Section 10.6, any and all accounting and Tax files, books or records relating to Tax returns and Tax work papers related to the Assets exclusive of property tax files.
          2.2.12 All assets related to any pension, profit sharing, stock bonus, stock option, thrift or other retirement plan, medical, hospitalization, dental, life, disability, vacation or other insurance or benefit plan, employee stock ownership plan, deferred compensation, stock ownership, stock purchase, bonus, benefit or other incentive plan, severance plan or other similar plan relating to the Seller, its Affiliates or their respective employees.
          2.2.13 All rights, titles, claims and interests of the Seller or any Affiliate of the Seller (i) except as otherwise specifically provided by this Agreement, under any policy or agreement of insurance, or (ii) except as may be otherwise specifically provided by this Agreement, to any insurance proceeds relating to events that occurred prior to the date of Closing, with respect to the Assets or the Business or relating to assets not included in the Assets.
          2.2.14 All rights or claims by the Seller or any Affiliate of the Seller to any Tax refund relating to the period prior to the Closing Date.
          2.2.15 Any equity interest held by the Seller (or Affiliate thereof) in any Person.
          2.2.16 Any planes, vehicles or communication, computer, clerical or accounting Equipment located outside of the boundaries of the Facilities on the date hereof, the Owned Real Property or Leased Real Property that have historically been located outside of the boundaries of such Assets (or hereafter acquired and located outside of the boundaries of such Assets, except for Equipment acquired in replacement of the Equipment presently located within the boundaries of such Assets) and that is not used exclusively in connection with the ownership of the Assets or the operation of the Business as it is currently conducted by the Seller.

          2.2.17 Any products produced at the Facilities that are in transit outside the Facilities as of and for which the Seller has issued an invoice prior to the Hydrocarbon Inventory Transfer Time.
          2.2.18 All forecasts, financial information or financial statements and proprietary manuals (except rights to use manuals specific to and necessary for the operation of the Business as it is currently operated by the Seller) prepared or used by the Seller to the extent not relating exclusively to the Business and all copies of and subscriptions to Third Party reports.
          2.2.19 All books, documents, records and files prepared in connection with or relating in any way to the transactions contemplated by this Agreement, including bids received from other parties and analyses relating in any way to the Assets, the Assumed Liabilities and the Facilities, but excluding books, documents, records and files relating to the Assumed Environmental Liabilities.
          2.2.20 All rights of Seller in the real property described on Schedule 2.1.19.
          2.2.21 All rights of the Seller under or pursuant to this Agreement and the other agreements and transactions contemplated hereby.
          2.2.22 All rights of the Seller in the Excluded Hydrocarbon Inventory.
          2.2.23 The AF Transport Property.
     Section 2.3 Assumed Liabilities. Subject to the terms and conditions set forth in this Agreement, including Section 2.4, HEP Tulsa shall assume and pay, discharge and perform when due, those of the following Liabilities expressly allocated to it under this Section 2.3 (collectively the “HEP Tulsa Assumed Liabilities”) and Holly Tulsa shall assume and pay when due, all of the following Liabilities except for the HEP Tulsa Assumed Liabilities (all such Liabilities assumed by either HEP Tulsa or Holly Tulsa, the “Assumed Liabilities”) (provided that the Assumed Liabilities of any Buyer shall not include the Excluded Liabilities):
          2.3.1 All Liabilities that are caused by, arise out of, or are incurred, in each case, in connection with the ownership or operation by a Buyer or its Affiliates of its allocable portion under Section 2.1.18 of the Assets on and after the Closing Date, including Liabilities arising under or in connection with the Real Property Leases, Assigned Contracts and Licenses and Permits acquired by the Buyer in question.
          2.3.2 All Liabilities associated with the Assets or the Business for which the Buyer in question is liable pursuant to Article 10 hereof.
          2.3.3 All of the obligations expressly assumed by the applicable Buyer pursuant to Section 6.7, including (a) the Tulsa Global CAA Consent Decree Obligations and (b) the ODEQ Consent Order Obligations.
          2.3.4 All Liabilities with respect to the Continuing Employees of the Buyer employing such Continuing Employees arising on and after the Closing Date (other than the

Seller’s obligations as provided in Section 6.3), and all Liabilities relating to the obligations allocated to the Buyer in question as provided in Section 6.3.
          2.3.5 All Liabilities of the Seller under open purchase orders or other accounts payable relating to the Assets purchased by the Buyer in question that were entered into by the Seller in operation of the Business in the Ordinary Course of Business prior to the Closing and that provide for the delivery of goods or services on or following the Closing.
          2.3.6 Except to the extent constituting Retained Environmental Liabilities, all Liabilities, Environmental Liabilities and Costs of Environmental Compliance resulting or arising from, or attributable to any of the following (“Assumed Environmental Liabilities”):
          2.3.6.1 all of those matters listed on Schedule 2.3.6;
          2.3.6.2 an event or occurrence (including any Release of Hazardous Substances) with respect to the Assets purchased by the Buyer in question to the extent occurring on or after the Closing Date;
          2.3.6.3 [Intentionally omitted];
          2.3.6.4 the coming into force of, or the change in, any Environmental Law;
          2.3.6.5 any investigations or preparatory or exploratory measures, notifications to a Governmental Authority or other Third Party or other Governmental Interactions on or after the Closing Date involving or relating to the ownership or operation of the specific Assets purchased by the Buyer in question;
          2.3.6.6 Environmental Liabilities associated with the Parcel P Property but only to the extent provided in Section 6.7.5.
          2.3.7 With respect to Holly Tulsa, lease obligations with Mitsubishi International Corporation dated June 22, 2007 (as confirmed on June 29, 2009) (the “Mitsubishi Lease”) relating to platinum associated with catalysts used at the Tulsa Refinery, and the lease obligations relating to the heavy oil terminals at Phillipsburg, Kansas.
          2.3.8 Allocation of Assumed Liabilities. For avoidance of doubt, HEP Tulsa shall assume and be responsible only for the HEP Tulsa Assumed Liabilities and Holly Tulsa shall assume and be responsible for all other Assumed Liabilities. If Assets allocated for sale to either Buyer are sold, conveyed, assigned, transferred and delivered to an Affiliate of that Buyer at the request of the Buyer, liabilities associated with such Assets may also be assumed by the Affiliate acquiring such Assets; provided, however, that such Buyer selling, conveying, assigning or transferring such Assets shall remain responsible for such related Assumed Liabilities.
          Section 2.4 Excluded Liabilities. Any Liabilities of the Seller not described in Section 2.3 as Assumed Liabilities are not part of the Assumed Liabilities, and no Buyer shall assume or become obligated hereunder for any Liability of the Seller or any Affiliate of the

Seller other than the Assumed Liabilities (collectively, “Excluded Liabilities”). Excluded Liabilities include the Liabilities described in this Section 2.4, all of which shall remain the sole responsibility of, and shall be discharged and performed as and when due by, the Seller. No Buyer shall assume or have any Liability with respect to any of the following Liabilities of the Seller or its Affiliates:
          2.4.1 Liabilities in respect of, associated with, caused by, relating to or arising from or in connection with the Excluded Assets and the ownership, operation and conduct of any business by the Seller or its successors in interest in connection therewith or therefrom.
          2.4.2 Liabilities to Third Parties for personal injury or tort, or similar causes of action, to the extent arising out of, associated with, relating to, or incurred in connection with (a) the ownership of the Assets or the operation of the Business prior to the Closing, or (b) the Seller’s removal of the Excluded Assets; provided, however, that as to any Buyer, Excluded Liabilities under this Section 2.4.2 shall not in any event include any Liabilities resulting from negligence or willful misconduct of that Buyer or any of its Affiliates or any of its respective Representatives committed during the course of any inspection of the Assets prior to the Closing Date.
          2.4.3 All of the following Liabilities (collectively, the “Retained Environmental Liabilities”):
               2.4.3.1 Environmental Liabilities resulting or arising from, or attributable to, (i) any abandonment, storage or Release of Hazardous Substances at any location that is off-site of the Owned Real Property, Leased Real Property, or Easements and Transferred Pipeline Rights occurring prior to the Closing Date in connection with the operation or use of the Assets or the conduct of the Business or (ii) the treatment, storage or disposal at an off-site facility prior to the Closing Date of Hazardous Substances generated by the Business or at the Assets.
               2.4.3.2 Environmental Liabilities resulting or arising from, or attributable to, any claim by a Third Party for bodily injury, death and/or property damage to the extent resulting or arising from, or attributable to, exposure to or contamination by Hazardous Substances arising from the operation or use of the Assets or Facilities or operation of the Business prior to the Closing Date, but excluding as to any Buyer any Environmental Liabilities to the extent resulting or arising from, or attributable to, (i) the applicable Buyer’s failure to conduct any active remediation required by an order or directive issued by a Governmental Authority of any Off-Site Contamination, where such failure is shown in a final unappealable order of a Governmental Authority; or (ii) the applicable Buyer’s negligent conduct of any active remediation of any Off-Site Contamination required by an order or directive issued by a Governmental Authority;
               2.4.3.3 any monetary fine or penalty for violations of Environmental Laws with respect to the period prior to the Closing Date and resulting or arising from, or attributable to, the operation or use of the Assets or Facilities prior to the Closing Date;
               2.4.3.4 excluding all matters covered by 2.4.3.6, any Environmental Liabilities resulting or arising from, or attributable to, a pre-Closing Release of Hazardous

Substances on any Owned Real Property, or on any Leased Real Property, Easements, or Transferred Pipeline Rights in connection with the ownership or operation of the Assets or the Business, and any migration of any such pre-Closing Release that leads to Off-Site Contamination before or after the Closing Date, to the extent, but only to the extent, a proper Third Party Claim Notice or Claim Notice has been delivered to the Seller prior to the tenth (10th) anniversary of the Closing with respect to such Environmental Liabilities, but not including (i) any such Environmental Liabilities with respect to which the Buyer Indemnified Parties are not entitled to indemnification under Article 8 as a result of the application of Section 8.4, or (ii) any Environmental Liabilities or Costs of Environmental Compliance resulting or arising from, or attributable to those matters listed on Schedule 2.3.6 as such Schedule may be amended or changed prior to Closing pursuant to Section 5.9.1 (but not Section 5.9.2);
               2.4.3.5 those Tulsa Global CAA Consent Decree Obligations that Seller has agreed to perform post-Closing pursuant to Section 6.7.1.2;
               2.4.3.6 Environmental Liabilities for which SOCis entitled to reimbursement or indemnity pursuant to the Texaco Agreement but only to the extent of any proceeds received from Texaco, its successors or assigns, subject to the provisions of Section 6.12; and
               2.4.3.7 those Environmental Liabilities identified on Schedule 2.4.3.7.
          2.4.4 All Liabilities associated with the Assets, the Facilities or the Business in respect of Taxes for which the Seller and/or its Affiliates are responsible pursuant to Article 10 hereof and any Tax that may be imposed on the ownership, operation or use of the Assets, the Facilities or the Business prior to the Closing Date.
          2.4.5 Liabilities for any costs and expenses incurred by the Seller in connection with the transactions contemplated by this Agreement.
          2.4.6 Any brokerage or finder’s fees payable by the Seller or any Affiliate of the Seller in connection with the transactions contemplated by this Agreement.
          2.4.7 Liabilities in respect of indebtedness for borrowed money.
          2.4.8 Liabilities (other than Assumed Environmental Liabilities) relating to any litigation, arbitration or mediation proceedings or regulatory investigations by any Governmental Authority to the extent attributable to periods ending prior to the Closing Date, including those set forth on Schedule 4.1.9 attached hereto.
          2.4.9 Responsibility for the payment of any criminal sanctions or civil fines or penalties imposed by any Governmental Authority or in any litigation, arbitration or mediation proceedings against the Seller imposed at any time arising from the operation of the Assets, the Facilities or the Business prior to the Closing Date.
          2.4.10 Except for Assumed Liabilities described in Section 2.3.4, and subject to each Buyer’s satisfaction of its obligations under Section 6.3.3, (i) Liabilities in respect of the employment or termination of any Retained Employee by the Seller or its Affiliates or the employment or termination of any Continuing Employee by the Seller or its Affiliates prior to his or her Employment Date, (ii) Liabilities arising from or relating to any contract, affiliation or relationship by or between any current or former Leased Personnel and the Seller or its Affiliates, and (iii) Liabilities in respect of any Retained Employee, any retired employee of Seller or its Affiliates, or any Continuing Employee arising under or in connection with, the Seller Plans.
          2.4.11 Liabilities associated with any of the Excluded Contracts.
          2.4.12 Liabilities associated with the Parcel P Property as specified in Section 6.7.5.
     Section 2.5 No Assignment If Breach. Notwithstanding anything to the contrary set forth in this Agreement, this Agreement shall not constitute an agreement to assign any Asset, or assume any Assumed Liability, if the attempted assignment or assumption of the same, as a result of the absence of the consent or authorization of a Third Party or failure of a right of first refusal or first offer notice period to expire, would constitute a breach or Default under any Contract or Encumbrance, would violate any Law, or would in any way materially and adversely affect the rights, or materially increase the obligations, of the Seller or either Buyer with respect thereto. If any such consent or authorization is not obtained, or if an attempted assignment or assumption would be ineffective or would materially and adversely affect the rights or increase the obligations of the Seller or either Buyer, with respect to any such agreement, Encumbrance or commitment, so that the applicable Buyer would not, in fact, receive all such rights, or assume the obligations, of the Seller with respect thereto as they exist prior to such attempted assignment or assumption, then the Seller and the applicable Buyer shall enter into reasonable cooperative arrangements as may be reasonably acceptable to the Buyer and the Seller (including sublease, agency, management, indemnity or payment arrangements and enforcement at the Seller’s sole cost and for the benefit of the applicable Buyer of any and all rights of the Seller against an involved Third Party) under which the Buyer in question shall obtain, to the fullest extent practicable, the economic rights and benefits under any Asset or obligations with respect to any Assumed Liability with respect to which the Third Party consent or authorization has not been obtained in accordance with this Agreement. The Seller will use commercially reasonable efforts to provide for or impose upon the applicable Buyer the benefits of such Asset or the obligations of such Assumed Liability, as the case may be. If the Parties cannot agree on any such arrangement within a reasonable time, or any such arrangement would not be reasonably practicable, to provide the Buyer in question with materially all the benefits of such Asset or materially all the obligations of such Assumed Liability, as the case may be, then such Asset or Assumed Liability shall be excluded from the transactions contemplated under this Agreement and shall be deemed to be an Excluded Asset or an Excluded Liability, as the case may be, and, with respect to the Key Material Contracts only, the Seller and Buyer in question shall negotiate in good faith an equitable adjustment in the applicable Buyer’s portion of the Purchase Price, or resolve any disagreement in respect to such adjustment subject to the terms of Section 11.6. For the avoidance of doubt, the covenants set forth in this Section 2.5 apply pre-Closing and post-Closing.
     Section 2.6 Purchase Price.

          2.6.1 Consideration.
               2.6.1.1 The purchase price shall be Two Hundred and Three Million Five Hundred Thousand Dollars ($203,500,000.00) (the “Purchase Price”), as adjusted in the manner provided in this Section 2.6 and Section 2.7 and shall consist of:
                    (1) Seventy Four Million Dollars ($74,000,000) of Holly Corporation (“HOC”) common stock (the “HOC Stock,” and the number of such shares to be issued at Closing shall be 2,789,155 (the “Closing Date HOC Shares”); and
                    (2) Fifty-Three Million Five Hundred Thousand Dollars ($53,500,000) of Holly Energy Partners, L.P. (“HEP”) common units (the “HEP Units”), and the number of such units to be issued at Closing shall be 1,373,609 Units (the “Closing Date HEP Units”); and
                    (3) Seventy Six Million Dollars ($76,000,000) of cash.
               2.6.1.2 The aggregate cash portion of the Purchase Price (and the amount of cash Purchase Price to be paid by Holly Tulsa) shall be increased by the Closing Date Hydrocarbon Inventory Value, the Capex Amounts, and increased or decreased, as the case may be, by the Prorations Adjustment. At the Closing:
                    (1) Holly Tulsa shall pay to the Seller Fifty-Four Million Five Hundred Thousand Dollars ($54,500,000) representing its portion of the Seventy-Six Million Dollar ($76,000,000) cash amount set forth on Section 2.6.1.1, plus (i) the Estimated Prorations Adjustment pursuant to Section 2.7.3; and (ii) the Estimated Closing Date Hydrocarbon Value pursuant to Section 2.6.3, each by wire transfer of immediately available funds to a bank account specified in writing by the Seller at least two (2) Business Days prior to the Closing Date;
                    (2) HEP Tulsa shall pay to the Seller Twenty-One Million Five Hundred Thousand Dollars ($21,500,000) representing its portion of the Seventy-Six Million Dollar ($76,000,000) cash amount set forth on Section 2.6.1.1, by wire transfer of immediately available funds to a bank account specified in writing by the Seller at least two (2) Business Days prior to the Closing Date;
                    (3) Holly Tulsa shall cause HOC to deliver to the Seller on behalf of Holly Tulsa certificates representing the Closing Date HOC Shares or written evidence from the transfer agent of such Buyer evidencing entry thereof in book entry form; and
                    (4) HEP Tulsa shall cause HEP to deliver to the Seller on behalf of HEP Tulsa certificates representing the Closing Date HEP Units or written evidence from the transfer agent of such Buyer evidencing entry thereof in book entry form.
Neither Buyer shall be obligated to pay any portion of the Purchase Price that is expressly payable by the other Buyer.
               2.6.1.3 Notwithstanding any provision of this Article 2 to the contrary (but without in any way limiting the covenants in Section 5.4 hereof), if between the date of this

Agreement and the Closing Date, HOC or HEP shall have declared, set aside or paid any dividend or other distribution with respect to any shares of HOC Common Stock or any HEP Common Units, respectively (except for regular quarterly dividends or distributions), or split, combined or reclassified such HOC Common Stock or HEP Common Units, respectively, the number of Closing Date HOC Shares and/or the number of Closing Date HEP Units, as applicable, shall be appropriately adjusted to reflect such dividend or other distribution or such stock dividend, split, combination or reclassification.
               2.6.1.4 All post-Closing payments, whether payable by a Buyer or by the Seller, shall include an amount for interest from the Closing Date to, but excluding, the date of payment at a rate of 4% per annum on the net amount of adjustments as provided in Section 2.6.4; provided, however, that no interest shall begin to accrue in favor of the Seller on any portion of the post-Closing payments that are attributable to Qualified Capital Expenses paid by the Seller after the Closing Date until the date on which the Seller actually pays for such Qualified Capital Expenses.
          2.6.2 Purchase Price Allocation. The Seller and the Buyers agree to allocate the Purchase Price, including any additional amounts paid by Holly Tulsa in respect of the Hydrocarbon Inventory, Capex Amounts and the Assumed Liabilities, among the Assets in accordance with their relative fair market values as reasonably determined by Holly Tulsa and HEP Tulsa taking into account any third party appraisals not later than 30 days after Holly Tulsa and HEP Tulsa complete their post-closing appraisal of the Assets. The Seller and each Buyer agrees (i) to report the federal, state and local income and other Tax consequences of the transactions contemplated herein, and in particular to report the information required by Section 1060(b) of the Code, and to prepare Forms 8594 (Asset Acquisition Statement under Section 1060) in a manner consistent with such allocation and (ii) not to take any position inconsistent therewith upon examination of any Tax return, in any refund claim, or in any litigation or investigation or otherwise, unless required by applicable Laws or with the consent of the other Party. Each Party agrees that it will furnish to the other a copy of Form 8594 proposed to be filed with the Internal Revenue Service by such Party or any Affiliate thereof within ten (10) days prior to the filing of such form with the Internal Revenue Service. Each Buyer further agrees that if the amount of consideration allocated to any of the Assets by the Seller or such Buyer increases (or decreases) after the taxable year that includes the Closing Date, the Seller and such Buyer shall file “Supplemental Asset Acquisition Statements” on Form 8594 with their respective income tax returns for the taxable year in which the increase (or decrease) is properly taken into account.
          2.6.3 Purchase Price Adjustments.
               2.6.3.1 The Purchase Price payable by Holly Tulsa shall be adjusted to include the value of the Hydrocarbon Inventory established in accordance with the procedures set forth in this Section 2.6.3 (the “Hydrocarbon Inventory Value”).
               2.6.3.2 At least five (5) days, but no more than ten (10) days prior to the Closing Date, the Seller will measure, and Holly Tulsa will provide one or more persons to witness the Seller’s measurements of, the Hydrocarbon Inventory and the Excluded Hydrocarbon Inventory as of such date. At least five (5) days prior to Closing Date, the Seller shall prepare and deliver to Holly Tulsa a statement (the “Estimated Hydrocarbon Inventory Statement”) setting forth the Estimated Hydrocarbon Inventory Value established in accordance with Schedule 2.6.3.2 taking into account the foregoing measurements as of such date, together with reasonably detailed information supporting the calculated Estimated Hydrocarbon Inventory Value, and reduced or increased by significant transactions during the period between the measurement of the Hydrocarbon Inventory and the day such statement is delivered to Holly Tulsa (the “Estimated Closing Date Hydrocarbon Inventory Value”). The Parties intend that the Hydrocarbon Inventory target volumes by product type at the Closing Date shall be as set forth in Schedule 2.6.3.2 hereto.
               2.6.3.3 On the morning of the Closing Date, Holly Tulsa and the Seller will cause the Petroleum Inspection Company to measure, pursuant to the procedures on Schedule 2.6.3.2, the Hydrocarbon Inventory and the Excluded Hydrocarbon Inventory as of such time (the “Hydrocarbon Inventory Transfer Time”). Holly Tulsa and the Seller shall each pay 50% of the costs of such measurement by the Petroleum Inspection Company. As soon as practicable on the Closing Date, and following the measurement of the Hydrocarbon Inventory and the Excluded Hydrocarbon Inventory by the Petroleum Inspection Company, the Seller will deliver to Holly Tulsa a statement setting forth a revised Estimated Hydrocarbon Inventory Value as of the Hydrocarbon Inventory Transfer Time (such revised value being referred to as the “Closing Date Hydrocarbon Inventory Value”), taking into account the foregoing measurements as of the Hydrocarbon Inventory Transfer Time by the Petroleum Inspection Company and such amount shall be paid as part of any Adjustment Balance in accordance with Section 2.6.4. All disputes regarding the amount of Hydrocarbon Inventory or Excluded Hydrocarbon Inventory or related to the nature, composition or value of the Hydrocarbon Inventory or Excluded Hydrocarbon Inventory shall be resolved through the arbitration procedure set forth in Section 2.6.4.1.
               2.6.3.4 Notwithstanding the foregoing, if the Estimated Closing Date Hydrocarbon Inventory Value reflects more than 1,000,000 barrels of Hydrocarbon Inventory, then the amount payable by Holly Tulsa at Closing pursuant to Section 2.6.1.2.(1) shall be recalculated based on the assumption that there were only 1,000,000 barrels of Hydrocarbon Inventory. In recalculating such amount, the inventory shall be deemed adjusted by first excluding finished gasoline inventory, second by excluding finished diesel fuel inventory and third by excluding crude oil to the extent necessary to reduce the applicable Hydrocarbon Inventory to 1,000,000 barrels. If the Estimated Closing Date Hydrocarbon Inventory Value does reflect more than 1,000,000 barrels of Hydrocarbon Inventory, then Holly Tulsa shall pay Seller on the fifth Business Day following Closing an amount equal to the Estimated Closing Date Hydrocarbon Inventory Value (without regard to the 1,000,000 barrel limit) less the portion of the Estimated Closing Date Hydrocarbon Inventory Value that was paid to Seller on the Closing Date.
          2.6.4 Post-Closing Adjustments. The following adjustments shall be made following Closing:
               2.6.4.1 As soon as practicable, but in any event no later than sixty (60) days following the Closing Date, Holly Tulsa shall cause to be prepared and delivered to the Seller a statement (the “Post-Closing Statement”) setting forth the aggregate value of all adjustments to the Purchase Price required by Section 2.6.3.1 and Section 2.7.3 not previously effected (the “Adjustment Balance”) (with adjustments reducing the Purchase Price to an amount less than the amount of estimated Purchase Price paid at Closing being a negative number to the extent of the deficit and adjustments increasing the Purchase Price to an amount in excess of the amount of estimated Purchase Price paid at Closing being a positive number to the extent of such surplus) together with reasonably detailed information supporting the Adjustment Balance. Upon receipt of the Post-Closing Statement, the Seller and the Seller’s independent accountants shall be permitted during the succeeding thirty (30) day period to examine the Post-Closing Statement, the supporting information provided by the Buyers and such other documents as the Seller may reasonably request in connection with its review. If, within thirty (30) days following delivery of the Post-Closing Statement, the Seller shall not have given Holly Tulsa notice of the Seller’s objection to any of the computations in the Post-Closing Statement (which notice shall contain a reasonably detailed statement of the basis of such objection), then the Post-Closing Statement will be final and binding upon the Parties. If the Seller gives notice to Holly Tulsa of the Seller’s objection, and the Seller and Holly Tulsa are unable to resolve the issues in dispute within thirty (30) days after delivery of such notice of objection, such dispute shall be finally and exclusively referred to and settled by arbitration under the Commercial Arbitration Rules of the American Arbitration Association (the “AAA”); provided, that the foregoing shall not prevent any Party from seeking any court order in aid of arbitration and, provided further, that only disputes between the Parties related to the Adjustment Balance shall be submitted to and determined through arbitration, and this provision shall not limit the applicability of Section 11.6 below to all other disputes arising out of or related to this Agreement. In the event of any conflict between the Commercial Arbitration Rules of the AAA and the provisions of this Section, the provisions of this Section shall govern and control. The arbitration shall be heard and determined by three (3) neutral arbitrators. Each side shall appoint an arbitrator of its choice within five (5) days of the submission of a notice of arbitration. The Party-appointed arbitrators shall in turn appoint a presiding arbitrator of the tribunal within five (5) days following the appointment of both Party-appointed arbitrators. If the Party-appointed arbitrators cannot reach agreement on a presiding arbitrator of the tribunal and/or one Party fails or refuses to appoint its Party-appointed arbitrator within the prescribed period, the appointing authority for the presiding arbitrator and/or such Party-appointed arbitrator shall be the AAA, which, in each case, shall appoint an independent arbitrator who does not have any financial interest in the dispute, controversy or claim or bear any relationship to either Party. Unless otherwise expressly agreed in writing by the parties to the arbitration proceedings: (i) the arbitration proceedings shall be held in Dallas, Texas; (ii) the arbitrators shall be and remain at all times wholly independent and impartial; (iii) the arbitration proceedings shall be conducted under the Commercial Arbitration Rules of the AAA, as amended from time to time; (iv) any procedural issues not determined under the arbitration rules selected pursuant hereto shall be determined by the arbitration act and any other Laws of the State of Utah, other than those laws which would refer the matter to another jurisdiction; (v) all decisions and awards by the arbitration tribunal with respect to the determination of the Adjustment Balance shall be made by majority vote, shall be reduced to writing, shall state the reasoning on which the award is based, shall be final and binding without the right of appeal and shall constitute the final and exclusive determination of the Adjustment Balance for purposes of the Post-Closing Statement; (vi) the Adjustment Balance determined by the arbitrators shall be promptly paid free of any deduction or offset; and (vii) any costs or fees incident to enforcing the Adjustment Balance determined by the arbitrators shall, to the maximum extent permitted by Law, be charged against the Party resisting such enforcement. The fees of the arbitrators shall be borne by Holly Tulsa, on the one hand, and the Seller, on the other hand, in the same proportion that the dollar amount of disputed items lost by Holly Tulsa, on the one hand, or the Seller, on the other hand, bears to the total dollar amount in dispute that is resolved by the arbitrators, and the arbitrators shall set forth apportionment of such fees (according to the foregoing) as part of their decision. Each of the respective Parties shall bear all other fees, costs and expenses of the arbitration proceedings (including reasonable attorneys’ fees and costs) incurred by such Party. The arbitration shall proceed in the absence of a Party who, after due notice, fails to answer or appear; determination of the Adjustment Balance shall not be made solely on the default of a Party, but the arbitrator(s) shall require the Party that is present to submit such evidence as the arbitrators may determine is reasonably required to determine the Adjustment Balance.
               2.6.4.2 If the Adjustment Balance, as finally determined pursuant to Section 2.6.4.1, is less than zero, then the Seller shall pay to Holly Tulsa an amount equal to such deficit by wire transfer of immediately available funds to such account or accounts of Holly Tulsa, as may be designated by Holly Tulsa. If the Adjustment Balance is greater than zero, Holly Tulsa shall pay to the Seller an amount equal to the surplus by wire transfer of immediately available funds to such account or accounts of the Seller, as may be designated by the Seller. Such amounts shall be paid by the applicable Party to the other Party within two (2) Business Days of the final determination of the Adjustment Balance pursuant to Section 2.6.4.1, which amount of the payment shall bear interest from and including the Closing Date to, but excluding, the date of payment at a rate per annum equal to 4%. Such interest shall be payable at the same time as the payments to which it relates and shall be calculated on the basis of a year of three hundred sixty-five (365) days and the actual number of days for which it is due.
               2.6.4.3 Each Party agrees that, following the Closing, it shall not knowingly take any actions with respect to the accounting books, records, policies and procedures of the Business that would obstruct or prevent the preparation of the Post-Closing Statement as provided in this subsection. The Seller shall cooperate in the preparation of the Post-Closing Statement, including providing customary certifications to each Buyer, or, if requested, to each Buyer’s independent accountants or the accounting firm selected by mutual agreement of the Parties pursuant to this Section. The Buyers and the Seller shall each bear its own expenses incurred in connection with the preparation and review of the Post-Closing Statement.
     Section 2.7 Prorations.
          2.7.1 The Buyers and the Seller agree that all of the items listed below (but not including income taxes), relating to the Business or operation of the Assets shall be prorated as of the Closing (the net amount being referred to as the “Prorations Adjustment”), with the Seller liable to the extent such items relate to any time period prior to the Closing Date, and Holly Tulsa liable to the extent such items relate to periods on or after the Closing Date (measured in the same units used to compute the item in question, or otherwise measured by calendar days):
                    2.7.1.1 personal property, real estate and occupancy taxes, assessments and other charges, including those of the type that could give rise to a Permitted Encumbrance or are payable in installments of which any installment remains due and payable at the Closing, if any, on or with respect to the Business or operation of the Assets, with such personal property and real estate taxes assessed based on ownership on January 1st treated as relating to the calendar year that includes such January 1st;
                    2.7.1.2 rent, Taxes and all other items (including prepaid services or goods not included in Hydrocarbon Inventory) payable by or to the Seller under any Assigned Contracts;
                    2.7.1.3 any permit, license, registration, compliance assurance fees or other similar fees with respect to any Licenses and Permits;
                    2.7.1.4 sewer rents and charges for water, telephone, electricity and other utilities;
                    2.7.1.5 fees or charges imposed by any Governmental Authority, other than taxes referred to in Section 2.7.1.1; and
                    2.7.1.6 the Prepayments (other than those set forth on Schedule 2.1.11) and amounts paid or payable under the Assigned Contracts, including those under the Mitsubishi Lease.
          2.7.2 The proration of taxes referred to in Section 2.7.1.1 will be made in accordance with Article 10.
          2.7.3 In connection with the prorations referred to in Section 2.7.1, at least five (5) days prior to the Closing the Seller shall prepare and deliver to Holly Tulsa an estimate of the net effect of all the prorations specified in Section 2.7.1 on Holly Tulsa (the “Estimated Prorations Adjustment”) together with reasonably detailed information supporting the calculation. The Seller shall provide Holly Tulsa an opportunity to provide written and oral comments to the calculation and shall in good faith consider such comments. In making such estimate, Seller shall use, if the actual figures are not available at the time of such estimate, the actual amounts accrued as of such date or paid for the most recent year (or other appropriate period) for which amounts paid are available. An adjustment shall be made after the Closing within forty-five (45) days of the Closing Date (or one hundred twenty (120) days of the Closing Date, in the case of prorations referred to in Section 2.7.1.1; in the event that the one hundred twenty (120) day period is applicable, a supplemental Post-Closing Statement shall be prepared with respect to prorations pursuant to Section 2.7.1.1). The prorations shall be based on the number of days in a year or other appropriate period (a) through but excluding the Closing Date and (b) on and after the Closing Date. The Seller and Holly Tulsa agree to furnish each other with such documents and other records as may be reasonably requested in order to confirm all adjustment and proration calculations made pursuant to Section 2.7.1. If Holly Tulsa and the Seller cannot agree on the final proration adjustment amounts, the matter shall be settled in accordance with the procedures set forth in Section 2.6.4.1.
     Section 2.8 The Closing. Following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated by this Agreement (other than conditions with respect to actions each Party will take at the Closing) (the “Conditions Precedent”), the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place via facsimile or portable document format (pdf) and Federal Express, as agreed by the Parties, commencing at 10:00 a.m. local time, on December 1, 2009, unless extended pursuant to Section 9.1.1 (as such date may be extended, the “Closing Date”). Title to, ownership of, control over and risk of loss with respect to each Asset shall pass to the Buyer that is purchasing such Asset as provided in this Agreement effective as of 12:01 a.m. on the Closing Date unless expressly provided otherwise herein.
     Section 2.9 Deliveries at the Closing. At the Closing:
          2.9.1 The Seller shall duly execute and deliver, or cause to be duly executed and delivered, to the Buyers (or one of its designated Affiliates):
               2.9.1.1 the certificate referred to in Section 7.1.4;
               2.9.1.2 one or more Special Warranty Deed(s) substantially in the form of Exhibit A, pursuant to which the Seller conveys to each Buyer all of its right, title and interest in and to the Owned Real Properties being purchased by the Buyer in question, or an assignee or designee of the Buyer to the extent permitted by Section 11.3;
               2.9.1.3 (i) a Bill of Sale, Assignment, and Assumption Agreement (a “Bill of Sale”), substantially in the form attached hereto as Exhibit B(1), pursuant to which the Seller conveys (or causes its Affiliates to convey, as applicable) to HEP Tulsa all right, title and interest in and to the HEP Tulsa Assets, other than the Owned Real Properties included in the HEP Tulsa Assets, free and clear of all Encumbrances other than Permitted Encumbrances, and HEP Tulsa assumes the HEP Tulsa Assumed Liabilities; (ii) a Bill of Sale substantially in the form attached hereto as Exhibit B(2) pursuant to which the Seller conveys (or causes its Affiliates to convey, as applicable) to Holly Tulsa all right, title and interest in and to the Assets, other than the Owned Real Properties, the HEP Tulsa Assets and the Assigned Contracts, free and clear of all Encumbrances other than Permitted Encumbrances, and Holly Tulsa assumes all of the Assumed Liabilities other than the HEP Tulsa Assumed Liabilities; and (iii) an Assignment and Assumption Agreement (an “Assignment Agreement”), substantially in the form attached hereto as Exhibit B(3), pursuant to which the Seller conveys (or causes its Affiliates to convey, as applicable) to Holly Tulsa all right, title and interest in and to the Assigned Contracts; provided that the Phillipsburg Terminal Lease shall be assigned to Holly Asphalt Company, an Affiliate of Holly Tulsa;
               2.9.1.4 [intentionally omitted];
               2.9.1.5 such resolutions and certificates, including incumbency certificates, as the Buyers or the Title Company shall require to evidence the due authorization of the execution and performance of this Agreement and the documents to be delivered pursuant hereto and the consummation of the transactions contemplated hereby and thereby, and the Articles of Incorporation and by-laws, as amended, of Seller, SOC and Seller Guarantor, certified by the secretary of the respective corporation;
               2.9.1.6 subject to the Seller not being required to make any representations, warranties or certifications or other statements that are greater than the representations and warranties of the Seller to the Buyers in this Agreement, all affidavits, indemnities and other agreements reasonably and customarily required by the Title Company to delete the following standard title insurance exceptions: (i) rights or claims of parties in possession of the land not shown by the public record, (ii) any liens on title, arising now or prior to the Closing Date, for labor and material, (iii) payment of all real property taxes and assessments due and payable not shown by the public record and (iv) any other standard title exception typically removed by the Title Company without additional charge by the production by the Seller of an affidavit of title;
               2.9.1.7 a certificate of good standing, issued by the Secretary of State of the State of Wyoming, in respect of the Seller and dated no earlier than five (5) business days prior to the Closing Date;
               2.9.1.8 a certificate of the Seller’s qualification to do business in Oklahoma issued by the Secretary of State of Oklahoma and dated within a reasonable period of time prior to the Closing Date;
               2.9.1.9 all approvals and actions of, filings with and notices to any Governmental Authority necessary to permit the Seller to perform its obligations under this Agreement, but only to the extent the Seller has obtained such approvals or actions of such Governmental Authorities;
               2.9.1.10 a Transition Services Agreement in substantially the form attached hereto as Exhibit C (the “Transition Services Agreement”);
               2.9.1.11 a Guaranty Agreement in favor of each Buyer executed by the Seller Guarantor in the form attached hereto as Exhibit D;
               2.9.1.12 a Refined Products Purchase Agreement with Holly Tulsa in substantially in the form attached hereto as Exhibit H;
               2.9.1.13 the certification of non-foreign status in the form attached hereto as Exhibit F;
               2.9.1.14 all certificates of ownership for all registered motor vehicles included in the Assets, along with all completed documents, certificates or other instruments necessary to transfer ownership of such motor vehicles, free of any Encumbrances, to Buyers (provided that, to the extent the Seller is unable to deliver such instruments at Closing after using commercially reasonable efforts, the Seller may deliver such instruments within 10 days following Closing if the Seller continues to insure any vehicle for which the applicable instruments were not available at Closing until delivery of such instruments); and

               2.9.1.15 [Intentionally withheld].;
               2.9.1.16 a Terminalling Agreement in a mutually agreed upon form (the “Terminalling Agreement”) between Holly Tulsa and Seller or SOC, as applicable, that provides for, among other things that, for a period of up to 180 days after Closing, Holly Tulsa will store Excluded Hydrocarbon Inventory located at the Facilities and the Phillipsburg terminal on the Closing Date, for a fee payable to Holly Tulsa by the Seller equal to (i) the monthly bill under the Phillipsburg lease, from Coffeyville be prorated based on a simple monthly average of each of Holly Tulsa’s and the Seller’s inventories at the Phillipsburg terminal during such month, and (ii) with respect to such Excluded Hydrocarbon Inventory at the Tulsa Refinery, with the terminal fees based upon the current fees at the Phillipsburg terminal, escalated equivalent to the $0.20/bbl/month storage lease fee and $7.50/ton loading fee (from the Phillipsburg Terminal Lease) plus the same energy cost charged at the Phillipsburg terminal; and
               2.9.1.17 a Noncompete Agreement in a mutually agreed upon form that provides for, among other things, a covenant that for three (3) years after the Closing Date Seller and its Affiliate shall not compete with Buyers or their Affiliates in the roofing flux business within the United States and in the asphalt business in the Phillipsburg and Tulsa asphalt markets;
          2.9.2 Each of the Buyers shall duly execute and deliver to the Seller:
               2.9.2.1 the certificate referred to in Section 7.2.4;
               2.9.2.2 the Bill of Sale and the Assignment Agreement relating to the Assets being acquired by the Buyer;
               2.9.2.3 pursuant to Section 10.3 and Section 10.11, (i) resale certificates with respect to the Hydrocarbon Inventory being acquired by Holly Tulsa in a form reasonably satisfactory to the Seller and (ii) any other certificates or instruments reasonably necessary for the sale and transfer of the Hydrocarbon Inventory and such other Assets that the Buyer in question and the Seller agree, as provided in Section 10.3, are exempt from any sales, excise or use taxes, including the OK Sales Tax, all to be in a form reasonably satisfactory to the Seller, and the Parties shall consult with each other to ensure that such instruments are in the form necessary for each Party to retain and maintain the applicable Tax exemption;
               2.9.2.4 such resolutions and certificates, including incumbency certificates with respect to the Buyer, as the Seller shall require to evidence the due authorization of the execution and performance of this Agreement and the documents to be delivered pursuant hereto and the consummation of the transactions contemplated hereby and thereby, the Buyers’ Certificates of Formation and limited liability company agreement, as amended, or limited partnership agreement, as amended, certified by the secretaries of the Buyers and the HEP Tulsa Guarantor, and the Articles of Incorporation and by-laws, as amended, of the Holly Tulsa Guarantor, certified by the secretary of such corporation;

               2.9.2.5 a certificate of good standing, issued by the Secretary of State of the State of Delaware, in respect of the Buyer and dated no earlier than five (5) business days prior to the Closing Date;
               2.9.2.6 the Transition Services Agreement;
               2.9.2.7 a Guaranty Agreement executed by HOC as the Holly Tulsa Guarantor in the form attached hereto as Exhibit E and a Guaranty Agreement executed by Holly Energy Partners – Operating, L.P. as the HEP Tulsa Guarantor in the form attached hereto as Exhibit E;
               2.9.2.8 in the case of Holly Tulsa, the Refined Products Purchase Agreement in the form attached hereto as Exhibit H;
               2.9.2.9 [Intentionally withheld];
               2.9.2.10 the cash amounts, HOC Stock and HEP Units set forth in Section 2.6.1.2;
               2.9.2.11 the Terminalling Agreement;
               2.9.2.12 in the case of Holly Tulsa, the Acknowledgment of Railroad Proximity Covenant in the form attached hereto as Exhibit K; and
               2.9.2.13 the Assignment of Warranties, in the form attached as Exhibit J hereto.
          2.9.3 The Seller and the Buyers shall deliver such other instruments of conveyance and/or assumption in respect of specified Assets or Assumed Liabilities as the other may reasonably request; provided that the terms and provisions of such other instruments do not increase the warranties, representations or obligations of the Parties or their respective Affiliates beyond those provided under this Agreement or reduce the rights or interests of the Parties or their respective Affiliates under this Agreement; and
          2.9.4 The Seller and the Buyers shall deliver any other documents, instruments or agreements contemplated hereby and/or necessary or appropriate to consummate the transactions contemplated hereby.
     Section 2.10 Payment of Third Party Costs at Closing. All costs and expenses for obtaining all title abstracts, underlying exception documents, survey and subdivision approvals, title commitment costs and other customary closing costs charged by the Title Company (other than those costs paid to date by the Seller) shall be borne by the applicable Buyer requesting the same. In addition, the premium for an extended coverage owner’s policy of title insurance for the benefit of a Buyer shall be paid by such Buyer. Any premium for any endorsements desired by such Buyer and for any loan policy of title insurance in favor of such Buyer’s lender (if any) shall be paid by such Buyer.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES CONCERNING
THE TRANSACTION
     Section 3.1 Representations and Warranties Concerning the Seller. Except as set forth in a correspondingly numbered schedule attached to this Agreement, the Seller represents and warrants to each of the Buyers as of the date of this Agreement as follows:
          3.1.1 Organization of the Seller. The Seller is a corporation duly organized and validly existing under the Laws of the State of Wyoming. The Seller is duly authorized to conduct business and is in good standing under the Laws of each jurisdiction where such qualification is required, except where the lack of such qualification has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Seller has the requisite corporate power and authority necessary to carry on the Business and to own and use the Assets owned or operated by it.
          3.1.2 Authorization of Transaction. The Seller has full corporate power and authority to execute and deliver this Agreement, the documents and agreements contemplated by this Agreement and to fully perform its obligations hereunder. The Seller’s execution, delivery and performance of this Agreement, the agreements and documents contemplated by this Agreement, and the transactions contemplated hereby and thereby have been duly authorized and this Agreement has been duly executed and delivered by the Seller. This Agreement constitutes (and upon the execution and delivery thereof, each of the documents and agreements contemplated to be executed by Seller or any of its Affiliates will constitute) the valid and legally binding obligation of the Seller or its Affiliates, as applicable, enforceable in accordance with its terms and conditions, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect that affect creditors’ rights generally and by legal and equitable limitations on the availability of specific remedies. The Seller need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority or any Third Party in order to consummate the transactions contemplated by this Agreement and the documents and agreements contemplated hereby, except for the prior approval of the Federal Trade Commission (“FTC”), the Antitrust Division of the Department of Justice (“Antitrust Division”) and any other applicable Governmental Authorities and Third Parties listed in Schedule 3.1.2 or in Schedule 7.2.7. The Parties acknowledge that as of the Effective Date all required filings under the HSR Act have been made and that the applicable waiting periods thereunder have expired.
          3.1.3 Noncontravention. Except for the prior approval of the FTC, the Antitrust Division and any other applicable Governmental Authorities and Third Parties listed in Schedule 3.1.2 or in Schedule 7.2.7, neither the execution and delivery of this Agreement (or any of the documents and agreements contemplated to be executed by the Seller), nor the consummation of the transactions contemplated under this Agreement (or any of the documents and agreements contemplated to be executed by the Seller), including the compliance by the Seller with any of the provisions hereof or thereof, will (i) violate any provision of the Organizational Documents of the Seller, (ii) result in any failure to comply in all material respects with any Law to which the Seller is subject or to which any Asset is subject, (iii) violate, in any material respect, any Licenses or Permits of the Seller, (iv) result in a breach of, constitute a Default under, result in the termination of, accelerate the performance required by, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or trigger any rights to payment, benefits or other compensation under any Material Contract, or (v) result in the creation of or imposition or any Encumbrance on any of the Assets.
          3.1.4 Brokers’ Fees. Neither the Seller nor any of its Affiliates has any Liability or obligation to pay any fees or commissions, or similar compensation to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyers or any Affiliate of the Buyers will be obligated.
          3.1.5 No Public Sale or Distribution. Seller is acquiring the HOC Shares and HEP Units for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempted under the 1933 Act. Seller does not presently have any agreement or understanding, directly or indirectly, with any Person to distribute any of the HOC Shares or HEP Units.
          3.1.6 Accredited Investor Status. Seller is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D.
          3.1.7 Reliance on Exemptions. Seller understands that the HOC Shares and HEP Units are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that each Buyer is relying in part upon the truth and accuracy of, and Seller’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of Seller set forth herein in order to determine the availability of such exemptions and the eligibility of Seller to acquire the HOC Shares and HEP Units.
          3.1.8 Information. Seller and its advisors, if any, have been furnished with all materials relating to the business, finances and operations of HOC and HEP and materials relating to the offer and sale of the HOC Shares and HEP Units that have been requested by Seller. Seller and its advisors, if any, have been afforded the opportunity to ask questions of HOC and HEP. Neither such inquiries nor any other due diligence investigations conducted by Seller or its advisors, if any, or its representatives shall modify, amend or affect Seller’s right to rely on HOC’s or HEP’s representations and warranties contained herein. SELLER UNDERSTANDS THAT ITS INVESTMENT IN THE HOC SHARES AND HEP UNITS INVOLVES A HIGH DEGREE OF RISK AND IS ABLE TO AFFORD A COMPLETE LOSS OF SUCH INVESTMENT. SELLER HAS SOUGHT SUCH ACCOUNTING, LEGAL AND TAX ADVICE AS IT HAS CONSIDERED NECESSARY TO MAKE AN INFORMED INVESTMENT DECISION WITH RESPECT TO ITS ACQUISITION OF THE HOC SHARES AND HEP UNITS.
          3.1.9 No Governmental Review. Seller understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the HOC Shares or HEP Units or the fairness or suitability of the investment in the HOC Shares or HEP Units nor have such authorities passed upon or endorsed the merits of the offering of the HOC Shares or HEP Units.

          3.1.10 Transfer or Resale of HOC Shares. Seller understands that except as provided in the HOC Registration Rights Agreement: (i) the HOC Shares have not been and are not being registered under the 1933 Act or any state securities laws, are “restricted securities” within the meaning of Rule 144 (as defined below) and may not be offered for sale, sold, assigned or transferred unless (A) subsequently registered thereunder, (B) Seller shall have delivered to HOC an opinion of counsel, in a form reasonably acceptable to HOC, to the effect that such HOC Shares to be sold, assigned or transferred may be sold, assigned or transferred pursuant to an exemption from such registration, or (C) Seller provides HOC with reasonable assurance that such HOC Shares can be sold, assigned or transferred pursuant to Rule 144 promulgated under the 1933 Act, as amended, (or a successor rule thereto) (collectively, “Rule 144”); (ii) any sale of the HOC Shares made in reliance on Rule 144 may be made only in accordance with the terms of Rule 144 and further, if Rule 144 is not applicable, any resale of the HOC Shares under circumstances in which the Seller (or the Person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the 1933 Act) may require compliance with some other exemption under the 1933 Act or the rules and regulations of the SEC thereunder; and (iii) neither HOC nor any other Person is under any obligation to register the HOC Shares under the 1933 Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder (other than pursuant to the HOC Registration Rights Agreement).
          3.1.11 Transfer or Resale of HEP Units. Seller understands that except as provided in the HEP Registration Rights Agreement: (i) the HEP Units have not been and are not being registered under the 1933 Act or any state securities laws, are “restricted securities” within the meaning of Rule 144 and may not be offered for sale, sold, assigned or transferred unless (A) subsequently registered thereunder, (B) Seller shall have delivered to HEP an opinion of counsel, in a form reasonably acceptable to HEP, to the effect that such HEP Units to be sold, assigned or transferred may be sold, assigned or transferred pursuant to an exemption from such Registration, or (C) Seller provides HEP with reasonable assurance that such HEP Units can be sold, assigned or transferred pursuant to Rule 144; (ii) any sale of the HEP Units made in reliance on Rule 144 may be made only in accordance with the terms of Rule 144 and further, if Rule 144 is not applicable, any resale of the HEP Units under circumstances in which the Seller (or the Person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the 1933 Act) may require compliance with some other exemption under the 1933 Act or the rules and regulations of the SEC thereunder; and (iii) neither HEP nor any other Person is under any obligation to register the HEP Units under the 1933 Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder (other than pursuant to the HEP Registration Rights Agreement).
          3.1.12 Legends.
               3.1.12.1 Seller understands that the certificates or other instruments representing the HOC Shares and, until such time as the resale of the HOC Shares have been registered under the 1933 Act as contemplated by the HOC Registration Rights Agreement, the stock certificates representing the HOC Shares, except as set forth below, shall bear any legend as required by the “blue sky” laws of any state and a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of such stock certificates):
THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL, IN A FORM REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT.
               3.1.12.2 Seller understands that the certificates or other instruments representing the HEP Units and, until such time as the resale of the HEP Units have been registered under the 1933 Act as contemplated by the HEP Registration Rights Agreement, the stock certificates representing the HEP Units, except as set forth below, shall bear any legend as required by the “blue sky” laws of any state and a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of such certificates):
THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (1) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL, IN A FORM REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT.
               3.1.12.3 Certain Trading Activities. Neither Seller nor any of its Affiliates has an open short position in HOC Common Stock or HEP Common Units or has, since the time that Seller was first contacted by either Buyer or any other Person regarding the transactions contemplated hereunder, directly or indirectly, other than with respect to the transactions contemplated herein, engaged in any short sales of or hedging transactions with respect to HOC Common Stock or HEP Common Units.
               3.1.12.4 Regulation M. Seller is aware that the anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934, as amended, may apply to sales of HOC Common Stock or HEP Common Units and other activities with respect to HOC Common Stock or HEP Common Units by the Seller.
     Section 3.2 Representations and Warranties Concerning Holly Tulsa and HOC. Except as set forth in a correspondingly numbered schedule attached to this Agreement, Holly Tulsa represents and warrants to the Seller as of the date of this Agreement as follows:
          3.2.1 Organization of the HOC Entities. Each of the HOC Entities is a corporation, limited liability company, partnership or other entity duly organized and validly existing under the Laws of the jurisdiction of its formation. Each of the HOC Entities is duly authorized to conduct business and is in good standing under the Laws of each jurisdiction where such qualification is required, except where the lack of such qualification has not had and would not reasonably be expected to have, individually or in the aggregate, an HOC Material Adverse Effect. Each of the HOC Entities has the requisite power and authority necessary to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.
          3.2.2 Authorization of Transaction. Holly Tulsa has full power and authority to execute and deliver this Agreement, the documents and agreements contemplated by this Agreement and to fully perform its obligations hereunder. Holly Tulsa’s execution, delivery and performance of this Agreement, the agreements and documents contemplated by this Agreement, and the transactions contemplated hereby and thereby have been duly authorized and this Agreement has been duly executed and delivered by Holly Tulsa. This Agreement constitutes (and upon the execution and delivery thereof, each of the documents and agreements contemplated to be executed by Holly Tulsa or any of its Affiliates will constitute) the valid and legally binding obligation of Holly Tulsa or its signatory Affiliate, enforceable in accordance with its terms and conditions, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect that affect creditors’ rights generally and by legal and equitable limitations on the availability of specific remedies. Holly Tulsa need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority or any Third Party in order to consummate the transactions contemplated by this Agreement, and the documents and agreements contemplated hereby, except for the prior approval of the FTC, the Antitrust Division and any other applicable Governmental Authorities and Third Parties listed in Schedule 3.2.2. The actions to be taken by HOC as contemplated by this Agreement have been duly authorized by HOC.
          3.2.3 Noncontravention. Except for the prior approval of the FTC, the Antitrust Division and any other applicable Governmental Authorities and Third Parties listed in Schedule 3.2.2, neither the execution and delivery of this Agreement (or any of the documents and agreements contemplated to be executed by the HOC Entities), nor the consummation of the transactions contemplated under this Agreement (or any of the documents and agreements contemplated to be executed by the HOC Entities), including the compliance by the HOC Entities with any provisions hereof or thereof, will (i) violate any Law to which the HOC Entities are subject, (ii) violate any provision of the Organizational Documents of the HOC Entities or (iii) violate or conflict with, or result in a breach of, constitute a Default under, result in the termination of, accelerate the performance required by, create in any party the right to accelerate, terminate, modify, or cancel, or trigger any rights to payment or other compensation, or require any notice, approval or consent under any agreement, Contract, lease, license, instrument, or other arrangement to which the HOC Entities are a party or by which they are bound that could prevent or materially delay the consummation of the transactions contemplated under this Agreement.
          3.2.4 Brokers’ Fees. The HOC Entities do not have any Liability or obligation to pay any fees, commissions or similar compensation to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Seller or any Affiliate of the Seller will be obligated.
          3.2.5 Financing. At Closing, Holly Tulsa will have sufficient immediately available funds to enable it to make payment of its allocable share of the cash portion of the Purchase Price and adjustments thereto pursuant to Section 2.6 at the Closing without encumbrance or delay and without causing Holly Tulsa to become insolvent or to declare insolvency.
          3.2.6 Capitalization.
               3.2.6.1 The authorized capital stock of HOC consists of (i) 160,000,000 shares of HOC common stock (“HOC Common Stock”), of which 73,542,172 shares of HOC Common Stock are issued and outstanding as of the date of this Agreement, all of which are validly issued, fully paid and nonassessable, and (ii) 1,000,000 shares of preferred stock, par value $.001 per share, none of which are issued and outstanding as of the date of this Agreement. As of the date of this Agreement, 2,158,118 shares of HOC Common Stock are reserved for issuance under HOC’s current Long-Term Incentive Plan. All outstanding shares of HOC Common Stock have been issued and granted in compliance with (x) all applicable Laws, and (y) all requirements set forth in any applicable Contracts binding on or entered into by HOC.
               3.2.6.2 Except as provided for hereunder or as described at Section 3.2.6.1 or in the HOC SEC Documents or as permitted under HOC’s Long-Term Incentive Plan, as of the Effective Date, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which HOC is a party or by which it is bound obligating HOC to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock of HOC or obligating HOC to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement.
               3.2.6.3 Except for the HOC Registration Rights Agreement and as filed with the Securities and Exchange Commission (the “SEC” or the “Commission”) in HOC SEC Documents or otherwise described in Schedule 3.2.6.3, there are no registration rights, and there is no voting trust, proxy, rights plan or other agreement or understanding to which HOC is a party or by which HOC is bound with respect to any equity security of any class of HOC.

               3.2.6.4 Other than as disclosed in the HOC SEC Documents (i) other than with respect to HEP and HEP’s Subsidiaries, HOC, either directly or indirectly through one or more Subsidiaries, owns all of the outstanding equity securities of each of its “significant subsidiaries” (as such term is defined in Rule 1-02 of Regulation S-X) free and clear of all liens and encumbrances and (ii) there are no outstanding options, warrants or other rights to purchase securities of any “significant subsidiary” of HOC.
               3.2.6.5 HOC Common Stock is listed on the New York Stock Exchange (“NYSE”) under the symbol “HOC.” There is no action or proceeding pending or, to Holly Tulsa’s Knowledge, threatened against HOC by the NYSE or the Financial Industry Regulatory Authority (“FINRA”) with respect to any intention by such entities to prohibit or terminate the listing of HOC on the NYSE.
               3.2.6.6 The shares of HOC Common Stock to be issued by HOC pursuant to the terms of this Agreement, upon issuance in accordance with the terms of this Agreement and the proper conveyance of the Assets as provided herein by Seller, will be duly authorized and validly issued and such shares of HOC Stock will be fully paid and nonassessable and free and clear of all Encumbrances, other than Encumbrances arising under the HOC Registration Rights Agreement and applicable securities laws.
          3.2.7 SEC Filings; Undisclosed Liabilities; Internal Controls.
               3.2.7.1 HOC has filed with the SEC all forms, reports, schedules, statements, exhibits and other documents required to be filed by it from January 1, 2009 to the date hereof (the “HOC SEC Documents”). Each HOC SEC Document (i) complied in all material respects with the requirements of the Securities Act and the Exchange Act applicable to such HOC SEC Document at the time it was filed, or if any such HOC SEC Document was amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing, and (ii) did not as of the time it was filed, or if any such HOC SEC Document was amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing, contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
               3.2.7.2 The consolidated financial statements of HOC included in the HOC SEC Documents (the “HOC Financial Statements”) complied in all material respects at the time of filing, or where subsequently amended, at the time of filing of the amendment, with the then applicable accounting requirements and published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP as in effect at the time of their preparation and applied on a consistent basis (except, in the case of unaudited statements, as permitted by Form 10-Q) and fairly presented in all material respects the consolidated financial position of HOC and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments, none of which is material), all in accordance with GAAP. No financial statements of any Person other than HOC and its Subsidiaries are required by GAAP to be included in the consolidated financial statements of HOC.

               3.2.7.3 Except as set forth in the HOC SEC Documents, neither HOC nor any of its Subsidiaries has any liabilities or obligations of a type required, in accordance with GAAP, to be set forth in the liabilities column of a balance sheet prepared in accordance with GAAP, except for liabilities and obligations incurred in the ordinary course of business or that, individually or in the aggregate, would not have an HOC Material Adverse Effect.
          3.2.8 Absence of Certain Changes or Events. Since December 31, 2008, there has been no event or condition which has had (or is reasonably likely to result in) an HOC Material Adverse Effect, and HOC has in all material respects conducted its businesses in the Ordinary Course of Business except as otherwise disclosed in the HOC SEC Documents.
          3.2.9 Litigation. Except as set forth in the HOC SEC Documents or in Schedule 3.2.9, there are no legal or governmental proceedings pending to which HOC or any of its Subsidiaries is a party or of which any property of HOC or any of its Subsidiaries is the subject that would have been required to be disclosed in the HOC SEC Documents if such proceeding had been pending as of June 30, 2009.
          3.2.10 Compliance with Law. Except as set forth in the HOC SEC Documents, neither HOC nor any of its Subsidiaries has violated any applicable Laws, including Environmental Laws or incurred Environmental Liabilities arising under Environmental Laws that would have been required to be disclosed in the HOC SEC Documents if such matters had been pending or known as of June 30, 2009.
     Section 3.3 Representations and Warranties Concerning HEP Tulsa and HEP. Except as set forth in the correspondingly numbered schedule attached to this Agreement, HEP Tulsa represents and warrants to the Seller as of the date of this Agreement as follows:
          3.3.1 Organization of the HEP Entities. Each of the HEP Entities is a corporation, limited liability company, partnership or other entity duly organized and validly existing under the Laws of the jurisdiction of its formation. Each of the HEP Entities is duly authorized to conduct business and is in good standing under the Laws of each jurisdiction where such qualification is required, except where the lack of such qualification has not had and would not reasonably be expected to have, individually or in the aggregate, an HEP Material Adverse Effect. Each of the HEP Entities has the requisite power and authority necessary to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.
          3.3.2 Authorization of Transaction. HEP Tulsa has full power and authority to execute and deliver this Agreement, the documents and agreements contemplated by this Agreement and to fully perform its obligations hereunder. HEP Tulsa’s execution, delivery and performance of this Agreement, the agreements and documents contemplated by this Agreement, and the transactions contemplated hereby and thereby have been duly authorized and this Agreement has been duly executed and delivered by HEP Tulsa. This Agreement constitutes (and upon the execution and delivery thereof, each of the documents and agreements contemplated to be executed by HEP Tulsa or any of its Affiliates will constitute) the valid and legally binding obligation of HEP Tulsa or its signatory Affiliate, enforceable in accordance with its terms and conditions, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect that affect creditors’ rights generally and by legal and equitable limitations on the availability of specific remedies. HEP Tulsa need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority or any Third Party in order to consummate the transactions contemplated by this Agreement, and the documents and agreements contemplated hereby, except for the prior approval of the FTC, the Antitrust Division and any other applicable Governmental Authorities and Third Parties listed in Schedule 3.3.2. The actions to be taken by HEP as contemplated by this Agreement have been duly authorized by HEP.
          3.3.3 Noncontravention. Except for the prior approval of the FTC, the Antitrust Division and any other applicable Governmental Authorities and Third Parties listed in Schedule 3.3.2, neither the execution and delivery of this Agreement (or any of the documents and agreements contemplated to be executed by the HEP Entities), nor the consummation of the transactions contemplated under this Agreement (or any of the documents and agreements contemplated to be executed by the HEP Entities), including the compliance by the HEP Entities with any provisions hereof or thereof, will (i) violate any Law to which the HEP Entities are subject, (ii) violate any provision of the Organizational Documents of the HEP Entities or (iii) violate or conflict with, or result in a breach of, constitute a Default under, result in the termination of, accelerate the performance required by, create in any party the right to accelerate, terminate, modify, or cancel, or trigger any rights to payment or other compensation, or require any notice, approval or consent under any agreement, Contract, lease, license, instrument, or other arrangement to which the HEP Entities are a party or by which they are bound that could prevent or materially delay the consummation of the transactions contemplated under this Agreement.
          3.3.4 Brokers’ Fees. The HEP Entities do not have any Liability or obligation to pay any fees, commissions or similar compensation to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Seller or any Affiliate of the Seller will be obligated.
          3.3.5 Financing. At Closing, HEP Tulsa will have sufficient immediately available funds to enable it to make payment of its allocable share of the cash portion of the Purchase Price and adjustments thereto pursuant to Section 2.6 at the Closing without encumbrance or delay and without causing HEP Tulsa to become insolvent or to declare insolvency.
          3.3.6 Capitalization.
               3.3.6.1 The issued and outstanding limited partner interests of HEP, as of the date of this Agreement, consist of 17,582,400 common units (the “HEP Common Units”), 937,500 subordinated units, all of which are Class B subordinated units. All of HEP’s outstanding common units, subordinated units and incentive distribution rights and the limited partner interests represented thereby have been duly authorized and validly issued in accordance with HEP’s First Amended and Restated Agreement of Limited Partnership dated as of July 13, 2004, as amended (the “Partnership Agreement”), and are fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-607 and 17-804 of the Delaware Revised Uniform Limited Partnership Act (the “DRULPA”) and as otherwise described in Schedule 3.3.6.1). All outstanding units of HEP have been issued and granted in compliance with (x) all applicable Laws, and (y) all requirements set forth in any Contracts binding on or entered into by HEP.
               3.3.6.2 Except as provided for hereunder or in the Partnership Agreement or as described in Schedule 3.3.6.1 or in the HEP SEC Documents, as of the Effective Date, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which HEP is a party or by which it is bound obligating HEP to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any units of membership or ownership in HEP or obligating HEP to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement.
               3.3.6.3 Except for the HEP Registration Rights Agreement and as filed with the SEC in the HEP SEC Documents or otherwise described in Schedule 3.3.6.3 or the Partnership Agreement, there are no registration rights, and there is no voting trust, proxy, rights plan or other agreement or understanding to which HEP is a party or by which HEP is bound with respect to any equity security of any class of HEP.
               3.3.6.4 Other than as disclosed in the HEP SEC Documents (i) HEP, either directly or indirectly through one or more Subsidiaries, owns all of the outstanding equity securities of each of its “significant subsidiaries” (as such term is defined in Rule 1-02 of Regulation S-X) free and clear of all liens and encumbrances and (ii) there are no outstanding options, warrants or other rights to purchase securities of any “significant subsidiary” of HEP.
               3.3.6.5 HEP Common Units are listed on the NYSE under the symbol “HEP.” There is no action or proceeding pending or, to HEP Tulsa’s Knowledge, threatened against HEP by the NYSE or FINRA with respect to any intention by such entities to prohibit or terminate the listing of HEP on the NYSE.
               3.3.6.6 The HEP Units to be issued by HEP pursuant to the terms of this Agreement, upon issuance in accordance with the terms of this Agreement and the proper conveyance of the Transferred Assets as provided herein by Seller, will be duly authorized and validly issued and such HEP Units will be fully paid to the extent required by the HEP Partnership Agreement and nonassessable (except as such non-assessability may be affected by Sections 17-607 and 17-804 of DRULPA) and free and clear of all Encumbrances, other than Encumbrances arising under the HEP Registration Rights Agreement, the Partnership Agreement and applicable securities laws.

          3.3.7 SEC Filings; Undisclosed Liabilities; Internal Controls.
               3.3.7.1 HEP has filed with the SEC all forms, reports, schedules, statements, exhibits and other documents required to be filed by it from January 1, 2008 to the date hereof (the “HEP SEC Documents”). Each HEP SEC Document (i) complied in all material respects with the requirements of the Securities Act and the Exchange Act applicable to such HEP SEC Document at the time it was filed, or if any such HEP SEC Document was amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing, and (ii) did not as of the time it was filed, or if any such HEP SEC Document was amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing, contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
               3.3.7.2 The consolidated financial statements of HEP included in the HEP SEC Documents (the “HEP Financial Statements”) complied in all material respects at the time of filing, or where subsequently amended, at the time of filing of the amendment, with the then applicable accounting requirements and published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP as in effect at the time of their preparation and applied on a consistent basis (except, in the case of unaudited statements, as permitted by Form 10-Q) and fairly presented in all material respects the consolidated financial position of HEP and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments, none of which is material), all in accordance with GAAP. No financial statements of any Person other than HEP and its Subsidiaries are required by GAAP to be included in the consolidated financial statements of HEP.
               3.3.7.3 Except as set forth in the HEP SEC Documents, neither HEP nor any of its Subsidiaries has any liabilities or obligations of a type required, in accordance with GAAP, to be set forth in the liabilities column of a balance sheet prepared in accordance with GAAP, except for liabilities and obligations incurred in the ordinary course of business or that, individually or in the aggregate, would not have an HEP Material Adverse Effect.
          3.3.8 Absence of Certain Changes or Events. Since December 31, 2008, there has been no event or condition which has had (or is reasonably likely to result in) an HEP Material Adverse Effect, and HEP has in all material respects conducted its businesses in the Ordinary Course of Business except as otherwise disclosed in the HEP SEC Documents.
          3.3.9 Litigation. Except as set forth in the HEP SEC Documents or in Schedule 3.3.9, there are no legal or governmental proceedings pending to which HEP or any of its Subsidiaries is a party or of which any property of HEP or any of its Subsidiaries is the subject that would have been required to be disclosed in the HEP SEC Documents if such proceeding had been pending as of June 30, 2009.

          3.3.10 Compliance with Law. Except as set forth in the HEP SEC Documents, neither HEP nor any of its Subsidiaries has violated any applicable Laws, including Environmental Laws or incurred Environmental Liabilities arising under Environmental Laws that would have been required to be disclosed in the HEP SEC Documents if such matters had been pending or known as of June 30, 2009.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES
CONCERNING THE ASSETS
     Section 4.1 Representations and Warranties Concerning the Assets. Except as set forth in a correspondingly numbered schedule attached to this Agreement, the Seller represents and warrants to each Buyer as of the date of this Agreement as follows.
          4.1.1 Ownership of the Assets; Shared Assets.
               4.1.1.1 Except for Permitted Encumbrances, and as provided in Section 4.1.1.2, the Seller has good and marketable (and, in the case of real property, indefeasible) title to all of the Assets, or the legal right to use the Assets that are intangible assets, or a valid leasehold interest in the Leased Real Property or other Assets that are leased to the Seller pursuant to Assigned Contracts, or a valid easement interest in the Easements and Transferred Pipeline Rights in favor of the Seller, as applicable, and, subject to Section 2.5, such right, title or leasehold interest to the Assets will be transferred at the Closing to the Buyers free and clear of all Encumbrances created by, through or under Seller (but not otherwise), except for Permitted Encumbrances, and with respect to the Owned Real Property, insurable at standard rates by the Title Company without special exceptions or conditions, other than the Permitted Encumbrances.
               4.1.1.2 Except for Permitted Encumbrances, (i) SOC has good and marketable title to all Hydrocarbon Inventory identified in clauses (ii) and (iii) of the definition of “Hydrocarbon Inventory,” and (ii) SOC and STC own all of the right, title and interest for each of the Assigned Contracts to which they are parties (except for the right, title and interest of the other party to such Assigned Contracts), and, subject to Section 2.5, such Assets will be transferred at the Closing to Holly Tulsa free and clear of all Encumbrances created by, through or under the Seller, SOC or STC (but not otherwise).
               4.1.1.3 Except for the Excluded Assets and subject to Section 2.5, the Assets being transferred to the Buyers by the Seller, SOC and STR at Closing include all properties, assets and rights exclusively used by or held for use by the Seller or its Affiliates in the Business. When taken together with the assets and services to be provided under the Transition Services Agreement, the Assets constitute all of the assets necessary to operate the Business substantially consistent with the Seller’s Ordinary Course of Business, except for the Retained Name and the assets described on Schedule 4.1.1.3(A). Except as disclosed on Schedule 4.1.1.3(B), there are no unexercised options, rights of first offer or rights of first refusal to purchase the Assets, or any portion thereof or interest therein, recorded or unrecorded.

          4.1.2 Real Property.
               4.1.2.1 Subject to Permitted Encumbrances, the Owned Real Property and the Leased Real Property constitute all the fee and leasehold interests in real property used in connection with the Business. Subject to Permitted Encumbrances, the Easements and Transferred Pipeline Rights constitute all the easements and pipeline rights used in connection with the Business and necessary for the operation of the Business, in all material respects, with respect to the Seller’s legal right to access and use of such Easements and Transferred Pipeline Rights necessary for the operation of the Business.
               4.1.2.2 The Seller has not received any written notice for assessments for public improvements against any of the (i) Owned Real Property, or (ii) Leased Real Property or Easements.
               4.1.2.3 The Seller has not received any written notice regarding any pending condemnation, eminent domain or similar proceeding affecting all or any portion of any of the Owned Real Property, Leased Real Property or Easements.
               4.1.2.4 To the extent in the possession or control of the Seller or its Affiliates, the Seller has, in all material respects, made available to the Buyers or given the Buyers access to true, correct and complete copies of all of the following pertaining to the Owned Real Property, Leased Real Property, Easements, and Transferred Pipeline Rights: (i) title reports, title abstracts, title insurance policies and commitments therefor, (ii) surveys and (iii) to the extent in force and effect as of the date of this Agreement, leases, licenses or other rights of occupancy affecting, or any other recorded or unrecorded documents or instruments encumbering or affecting, any such real property interests, including all amendments, modifications and extensions, and together with all subordination, nondisturbance and/or attornment agreements or any brokerage commission agreements and estoppel certificates related thereto. Seller makes no representation or warranty as to whether the content of such materials prepared by Third Parties is true, correct or complete, but Seller has no knowledge that any of such materials are not true, correct or complete.
               4.1.2.5 [Intentionally omitted].
               4.1.2.6 Each of the Real Property Leases and Easements is in full force and effect, and the Seller has valid leasehold or easement estate, as applicable, thereunder. To the Seller’s Knowledge, there are no defaults, or events that given the passage of time or giving of notice or both would create a default, by any party under any of the Real Property Leases or Easements. None of the Real Property Leases are subleases. Each instrument establishing any Transferred Pipeline Rights is in full force and effect, and, to the Seller’s Knowledge, there are no known defaults, or events that given the passage of time or giving of notice or both would create a default, under the Transferred Pipeline Rights.
          4.1.3 [Intentionally omitted].

          4.1.4 Contracts and Commitments.
               4.1.4.1 True, complete and correct copies of all written Assigned Contracts (or a description in reasonable detail if the Assigned Contract has not been reduced to writing), together with all amendments, supplements or modifications thereto have been made available to the Buyers at least three (3) Business Days prior to the date of this Agreement in the Data Room. With respect to each Assigned Contract in the Data Room which is not a purchase order that refers to terms and conditions in an attached exhibit but for which no such exhibit containing terms and conditions is attached, the applicable terms and conditions for such Assigned Contract are the standard terms and conditions used by the Seller at the time such Assigned Contract was entered into, which standard terms and conditions have been made available to the Buyers in the Data Room. With respect to each of the Assigned Contracts which are purchase orders that refer to ‘the terms and conditions attached’ (or similar language) but for which no such terms and conditions are attached, the applicable terms and conditions for such purchase orders are the standard terms and conditions of purchase for purchase orders that have been provided to Buyers.
               4.1.4.2 Schedule 2.1.7 lists each Material Contract and identifies those Material Contracts for which the Seller does not have an executed version. Each Material Contract for which the Seller, SOC or STC, as the case may be, has an executed version (as so identified on Schedule 2.1.7) is in full force and effect and is valid and binding on the Seller, SOC or STC, as the case may be, and, to the Knowledge of the Seller, the other parties thereto, in accordance with its terms. Except as set forth in Schedule 4.1.4.2, (i) the Seller, SOC or STC, as the case may be, has performed, in all material respects, all obligations to be performed by it under each Material Contract, (ii) none of the Seller, SOC or STC, as the case may be, has materially breached the terms of any Material Contract, nor received from any third party to any such Material Contract written notification that such contract is not in full force and effect, that the Seller has failed to perform its obligations thereunder to date, or that any third party thereto has not performed its obligations thereunder to date, (iii) none of the Seller, SOC or STC, as the case may be, has received any notice of termination or cancellation of any Material Contract, and (iv) to the Knowledge of the Seller, SOC or STC, as the case may be, no other event has occurred and no circumstance or condition exists (including the entry into this Agreement and the consummation of the transactions contemplated by this Agreement and the other agreements contemplated herein), that would reasonably be expected to result in a breach or violation of, or a default under, or give rise to any penalty or right of termination, cancellation or acceleration of any right or obligation, or to a loss of any benefit to which the Seller, SOC or STC, as the case may be, is entitled, under (in each case, with or without notice or lapse of time or both) any such Material Contract.
               4.1.4.3 Schedule 4.1.4.3 lists each Contract as of October 9, 2009 relating to the Environmental Compliance Projects in an amount of $200,000 or more individually or in the aggregate to which the Seller is a party (an “Environmental Compliance Projects Contract”).
          4.1.5 Licenses and Permits. The Seller possesses all material licenses and material permits from any Governmental Authority necessary for its operation of the Assets and the Business at the location and in the manner presently operated, all of which are set forth on Schedule 2.1.8 along with their respective expiration dates. Except as set forth in Schedule 4.1.5, the Seller has performed, in all material respects, all obligations required to be performed by it to date under the Licenses and Permits, and is not in material Default under any obligation of any such License or Permit. A true and correct copy of each such License or Permit set forth on Schedule 2.1.8 has been made available to the Buyers at least five (5) days prior to the date of this Agreement.
          4.1.6 Compliance with Law. Except as set forth on Schedule 4.1.6, the Seller is and has been in compliance in all material respects with all, and to the Knowledge of the Seller is not under investigation with respect to and has not been threatened to be charged with or given notice of any material violation of, any applicable Laws, Licenses or Permits related to the ownership and operation of the Assets or the Business. The Seller makes no representations or warranties in this Section 4.1.6 with respect to Taxes, Environmental Laws or applicable Laws respecting employment, labor and employment practices, wage payment, health or safety, benefits or benefit plans for which the sole representations and warranties of the Seller are set forth in Sections 4.1.7, 4.1.8, 4.1.10 and 4.1.11.
          4.1.7 Tax Matters.
               4.1.7.1 The Seller and SOC have filed all Tax Returns that are required to be filed in connection with its ownership and operation of the Assets and the Business, and tax liabilities and all information reported in such Tax Returns is correct and complete in all material respects;
               4.1.7.2 All Taxes payable by the Seller and SOC in connection with the Seller’s ownership and operation of the Assets and the Business and SOC’s ownership of some of the Hydrocarbon Inventory, other than current-year property Taxes, which shall be paid by Buyers pursuant to Section 10.1, have been or will be timely paid.
               4.1.7.3 All current-year Oklahoma personal property Taxes shown or required to be shown to be due and payable prior to the Closing Date have been or will be timely paid;
               4.1.7.4 All Taxes, assessments, reassessments, and all other similar governmental charges, penalties, interest and fines in connection with the Seller’s ownership and operation of the Assets and the Business or SOC’s ownership of any Hydrocarbon Inventory and imposed upon other persons or entities, but that are collected by the Seller or SOC on behalf of any Taxing Authority or other Governmental Authority on or before the Closing Date, have been or will be paid when due;
               4.1.7.5 All Taxes, assessments, reassessments and all other similar governmental charges in connection with the Seller’s ownership of the Assets and the Business or SOC’s ownership of Hydrocarbon Inventory and due and payable by the Seller or SOC on or before the Closing Date shall have been paid by the Seller or SOC on or before the Closing Date except for any such charges set forth on Schedule 4.1.7.5 for which the Seller or

SOC has decided to contest in good faith and for which it has taken appropriate procedural actions to preserve its rights;
               4.1.7.6 Neither the Seller nor SOC has with respect to the Assets or the Business, extended or waived the application of any statute of limitations of any jurisdiction regarding the assessment or collection of any Tax;
               4.1.7.7 Except as set forth on Schedule 4.1.7.7 there are no audits, claims, assessments, levies, administrative proceedings, or lawsuits pending, or to the Knowledge of the Seller, threatened against the Seller or SOC with respect to the ownership and operation of the Assets or the Business by any Taxing Authority, and to the Knowledge of Seller, no Taxing Authority in which the Seller or SOC, as the case may be, does not file Tax Returns has raised any issue or made any inquiries suggesting that such Taxing Authority may believe that the Seller or SOC is required to file Tax Returns in such jurisdiction;
               4.1.7.8 There are no liens for Taxes (other than for current Taxes not yet due or payable) upon the Assets;
               4.1.7.9 All of the Assets that are subject to property Tax have been properly listed and described on the property Tax rolls of the appropriate taxing jurisdiction for all periods prior to Closing and no portion of the Assets constitutes omitted property for property Tax purposes; and
               4.1.7.10 Seller has no unsettled Oklahoma tax claims under 68 O.S. § 1364(H) (2008 Supp.) of the Oklahoma Statutes that would impair Buyers’ ability to obtain an Oklahoma sales tax permit and an Oklahoma manufacturer’s exemption permit.
          4.1.8 Environmental Matters. Except as disclosed or referenced on Schedule 4.1.8:
               4.1.8.1 The Seller’s ownership of the Assets and operation of the Business as presently owned and operated are in compliance in all material respects with all applicable Environmental Laws and all Environmental Permits. The Seller has disclosed to the Buyers all instances of material non-compliance with applicable Environmental Laws and Environmental Permits occurring at the Facilities, or as a result of operation of the Assets and Facilities, during the last five years, except for non-material matters for which there are no outstanding items of non-compliance.
               4.1.8.2 The Seller has obtained all material Environmental Permits required in connection with the operation of the Assets and the conduct of the Business as presently operated and conducted, and all such material Environmental Permits are valid and in full force and effect and are set forth on Schedule 2.1.8.
               4.1.8.3 The Assets and the Business are not subject to any outstanding order, injunction, judgment, decree or ruling that arose from the Seller’s operation of the Business or ownership of the Assets and relates to (i) compliance with

Environmental Laws, (ii) Remedial Work required to be performed by the Seller, or (iii) any Release of Hazardous Substances.
               4.1.8.4 The Seller has not received any written communication alleging that, with respect to the Seller’s operation of the Business or ownership of the Assets, the Seller may be in violation of any Environmental Law or may have any liability under any Environmental Law and to Seller’s Knowledge, no such communication is threatened.
               4.1.8.5 To Seller’s Knowledge, there is no investigation by a Governmental Authority of the Business or the Assets that would reasonably be expected to result in the imposition of any material liability pursuant to any Environmental Law.
               4.1.8.6 To Seller’s Knowledge, there are no pending or threatened material restrictions on the ownership, occupancy, use, or transferability of the Owned Real Property, the Leased Real Property or the Easements arising under any Environmental Law that would interfere with the operation of the Assets and the conduct of the Business as presently operated and conducted.
               4.1.8.7 The Seller has provided to Buyer all significant investigations, reports, audits, and similar documents within its possession or control dated during the five (5) years prior to the Closing Date and relating to the Assets or the Business and compliance with or liability under any Environmental Law or the Release of Hazardous Substances except for routine matters to which there is no current non-compliance.
               4.1.8.8 Seller has tested the sediments in the Fire Water Pond located on the Owned Real Property and has determined that the sediments are not “characteristic” hazardous waste pursuant to the federal Resource Conservation and Recovery Act, 42 U.S.C. 6901 et seq. (“RCRA”), and Seller has not deposited any waste into the Fire Water Pond nor engaged in any activities since Seller acquired the Tulsa Refinery from Texaco that would cause the sediments in the Fire Water Pond to become a “listed” hazardous waste pursuant to RCRA.
          4.1.9 Litigation. Except as set forth on Schedule 4.1.9, there are no material actions, suits, claims, charges, demands, proceedings, arbitrations, grievances, citations, summons, subpoenas, or to the Seller’s Knowledge any inquiry, review, inspection or investigation of any nature, including civil, criminal, regulatory or otherwise, in law or equity, pending or, to the Seller’s Knowledge, threatened against the Seller (or its Affiliates) relating to the Assets or the Business or any employees, consultants or independent contractors related thereto, and there are no judgments outstanding against the Seller relating to the Assets or the Business. There is no condemnation proceeding pending with service of process made on the Seller (or its Affiliates) or, to the Seller’s Knowledge, threatened or pending without service of process made on the Seller (or its Affiliates), against any of the Owned Real Property, Leased Real Property, Easements or Transferred Pipeline Rights.
          4.1.10 Employee Matters. Except as set forth on Schedule 4.1.10, the Seller is and has been for the past five years in compliance in all material respects with all, and to the Knowledge of the Seller, is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of any, applicable Laws pertaining to labor and employment and related to the ownership and operation of the Assets or the Business, including but not limited to employment practices, terms and conditions of employment, payment of compensation, contracts of employment, collective bargaining, non-discrimination and affirmative action, plant closing and mass layoff, family and medical leave, immigration, health and safety, wages and hours, payment of unemployment benefits and taxes and workers’ compensation, including but not limited to Title VII of the Civil Rights Act of 1964, 42 USC § 1981-1988, the Oklahoma Anti-Discrimination Act, the Equal Pay Act, Executive Order 11246 and its implementing regulations, the Fair Labor Standards Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Older Worker Benefit Protection Act, the Family Medical Leave Act (“FMLA”), the Worker Adjustment and Retraining Notification Act and any similar Laws addressing plant closings or mass layoffs (the “WARN Act”), the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Immigration Reform and Control Act of 1986, the OSH Act, the National Labor Relations Act and the Code. Since January 1, 2005, there has not been any strike, work stoppage or slow-down with respect to the Current Employees.
               4.1.10.1 Except as set forth on Schedule 4.1.10(A), as of the Effective Date, neither the Seller nor its Affiliates are a party to or bound by, nor are they currently negotiating, any collective bargaining or other agreement with any union or other association relating to the Current Employees.
               4.1.10.2 Except as set forth on Schedule 4.1.10(A), since January 1, 2005, no labor union or employee organization has been certified or recognized as the exclusive bargaining representative of the Current Employees. Neither the Seller nor its Affiliates have any duty to bargain with any labor union or organization that has been recognized as the bargaining representative of the Current Employees. As of the Effective Date, to the Seller’s or its Affiliates’ Knowledge, there are no card signing campaigns, union organizational efforts or representation proceedings under way or threatened by any labor union or organization with respect to the Current Employees, and should any such events occur or be threatened to the Seller’s or its Affiliates’ Knowledge between the Effective Date and the Closing, the Seller or its Affiliates will notify the Buyers of such events as soon as practicable.
               4.1.10.3 Except as set forth on Schedule 4.1.10(B), none of the Current Employees or any past employees of the Seller or its Affiliates who were employed in the Business and located at the Facilities has a pending or, to the Seller’s or its Affiliates’ Knowledge, threatened material claim against the Seller or its Affiliates. Except as set forth on Schedule 4.1.10(B), neither the Seller nor its Affiliates have pending against them related to the Assets or the Business any unfair labor practice charges, other administrative charges, claims, grievances, actions, proceedings or lawsuits before any court, governmental agency, regulatory body or arbiter arising under any federal, state or local Law governing employment. Except as set forth on Schedule 4.1.10(B), neither the Seller nor its Affiliates have received written notice of intent of any state or federal governmental agency responsible for the enforcement of any labor or employment laws, regulations or executive orders to conduct an investigation or review with respect to the Seller’s employment policies or practices.
               4.1.10.4 Except as set forth on Schedule 4.1.10(C), the Seller has no Contracts of employment with any of the Current Employees that provide for anything other than at-will employment; and unless set forth on Schedule 4.1.10(C), all Current Employees are terminable at will and no severance or other amounts are payable to such employees upon termination of employment, other than with respect to vested rights under applicable benefit plans. Any Contract relating to the employment of any Current Employee pursuant to which the Seller or any of its Affiliates is or may become obligated to make any severance, termination, change of control, bonus or relocation payment is included in Schedule 4.1.10(C). Except with respect to wages, severance, employee benefits and other employment related obligations accrued in the ordinary course of business, Seller is not indebted to or a creditor of any Current Employee. The Company is not in material breach of any existing employment or independent contractor agreement and has not received notice that any management-level Current Employee intends to terminate his or her employment with the Seller, whether in connection with this transaction or not. Within the ninety days preceding the Effective Date, Seller has not transferred or reassigned any employee from the Facility except as noted in Schedule 4.1.10(D).
               4.1.10.5 Except as set forth on Schedule 4.1.10, the Seller and its Affiliates are, and have been in the past five years, in compliance in all material respects with all applicable foreign, federal, state and local Laws respecting labor and employment with regard to the Current Employees and past employees of Seller and its Affiliates employed in the Business and stationed at the Facilities, including but not limited to, discrimination, harassment, retaliation, disability, labor relations, hours of work, recordkeeping (including EEO-1 and VETS 100 reporting), the WARN Act, background checks (including criminal background checks) under the Fair Credit Reporting Act (FCRA) or applicable state laws, exempt and nonexempt classifications, payment of wages and overtime compensation, pay equity, immigration, workers’ compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, EEO and affirmative action obligations, unemployment taxes, tax withholding and employee termination.
          4.1.11 Compensation and Employee Benefits. The representations and warranties contained in Section 4.1.10 and Section 4.1.11 are the sole and exclusive representations and warranties of the Seller pertaining to or relating to matters arising under or with respect to applicable Laws respecting labor, employment, employment practices, wage payment, benefits, benefit plans, health or safety.
               4.1.11.1 (i) Seller does not maintain or sponsor any Employee Benefit Plan that is subject to Title IV of ERISA or Section 412 of the Code and (ii) there are no Liabilities pursuant to Title IV of ERISA with respect to any current or former Employee Benefit Plan of the Seller or its Affiliates, or any “withdrawal liability” with respect to any multiemployer plan as defined in Section 3(37) of ERISA contributed to by the Seller or its Affiliates, that could become Liabilities of the Buyers or any of their Affiliates.

               4.1.11.2 No material plan, program, or arrangement relating to compensation or employee benefits for employees of any of the Seller or its Affiliates currently or previously providing services related to or in connection with the Business (each a “Seller Plan”) is a “multiemployer plan” as defined in Section 3(37) of ERISA.
               4.1.11.3 The Sinclair Capital Accumulation Plan is intended to satisfy the requirements of Section 401(a) of the Code and the Seller has no Knowledge of any fact that would adversely affect the tax-qualified status of such plan.
          4.1.12 Intellectual Property. Except for the Excluded Assets and except as set forth on Schedule 4.1.12(A) and any Intellectual Property used in connection with the Seller’s provision of services under the Transition Services Agreement, to the Knowledge of the Seller, the Owned Intellectual Property, including that described on Schedule 4.1.12, and the Licensed Intellectual Property constitute all of the material Intellectual Property used by the Seller with respect to the operation of the Assets or the conduct of the Business. Schedule 4.1.12 includes a list of all patents, patent applications, registered trademarks and copyrights, and applications for registrations of trademarks or copyrights included in the Owned Intellectual Property. Except as disclosed on Schedule 4.1.12(B), the Seller does not have Knowledge of any claim that the Owned Intellectual Property or Licensed Intellectual Property or the ownership and operation of the Assets or the conduct of the Business infringes any Intellectual Property of any other Person. Except for the Retained Name, there are no material registered or unregistered trademarks, service marks, logos, brand names, trade names or other names or slogans embodying the goodwill of the Business or the Assets other than such names, logos, trademarks, service marks or brand names as are used by the Seller throughout its business and not related specifically to the Business. Schedule 4.1.12(C) sets forth all material Licensed Intellectual Property to which Seller is a party or which is used by the Seller in connection with the Business, and sets forth those Contracts that, subject to Section 2.5, will be assigned to Buyers at no additional cost to Buyers and those Contracts that will be retained by Buyers as Excluded Contracts.
          4.1.13 Absence of Certain Changes. Except as contemplated by this Agreement, the Business has been conducted in the Ordinary Course of Business since December 31, 2008, and during that time, there has not been any change, event, occurrence, development or state of circumstances or facts that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Without limiting the generality of the foregoing, except as set forth on Schedule 4.1.13, and except for certain amendments to Seller’s or its Affiliates’ existing credit agreements pursuant to which certain security interests were granted (which security interests shall be released at Closing, when and if Closing occurs), since the Balance Sheet Date the Seller has not taken any action that would, if such action were taken after the Effective Date, require the prior written consent of the Buyers pursuant to Section 5.3.1.
          4.1.14 Affiliate Transactions. Except as set forth on Schedule 4.1.14, the Seller is not currently a party to any Contract with any Affiliate of the Seller that provides for the purchase or sale of goods to or from, or the provision of services to or from, the Business.
          4.1.15 Suppliers. Schedule 4.1.15 sets forth a complete and accurate list of the 20 largest suppliers of materials, products or services to the Seller and its Affiliates in connection with the Business (measured by the aggregate amount purchased from all such suppliers) during each of the last two fiscal years and the period from January 1, 2009 through the last day of the month immediately preceding the date of the Agreement. The relationships of the Seller and its Affiliates with the suppliers listed on Schedule 4.1.15 are good commercial working relationships and none of such suppliers has cancelled or terminated or otherwise materially altered (excluding increases in the prices charged for supplies, materials, products or services) such arrangements, notified the Seller or any of its Affiliates of any intention to do any of the foregoing, or otherwise threatened to cancel, terminate or seek to materially alter its relationship with the Seller its Affiliates.
          4.1.16 Customers. Schedule 4.1.16 sets forth (i) the names and addresses of the 20 largest heavy oil customers and the 20 largest customers of other products produced at the Tulsa Refinery (other than gasoline or diesel fuel) excluding Seller and its Affiliates, measured by the aggregate amount of products, goods and services ordered and purchased from the Seller during each of the last two fiscal years and the period from January 1, 2009 through the last day of the month immediately preceding the date of the Agreement (collectively, the “Customers”) and (ii) the amount for which each Customer was invoiced during such period. Except as set forth on Schedule 4.1.16, the Seller has not received any written or oral notice that any such Customer has ceased, or will cease, to purchase those types of products included in current and active programs for such Customer.
          4.1.17 Insurance. Since January 1, 2006, the Seller has insured the Assets and been insured against such risks as entities engaged in businesses similar to the Business would, in accordance with good practice, customarily be insured. Schedule 4.1.17(A) sets forth an accurate summary of all fire, general liability, theft, and other forms of insurance (including insurance relating to railcars and business conducted with railroads) and all fidelity bonds held by or applicable to the Seller and the Assets. Since January 1, 2006, the Seller has neither failed to give any required notice relating to any event affecting the Assets nor delivered inaccurate or erroneous notice or information relating to such an event, which, in any such case, has limited or impaired the rights of the Seller under any such insurance policies. Excluding insurance policies that have expired and have been replaced in the ordinary course of business, no insurance policy held by or applicable to the Seller or the Assets or the Business has been cancelled within the last two years prior to the date hereof. Schedule 4.1.17(B) contains an accurate and complete list of (i) all outstanding claims under insurance policies of the Seller relating to the Assets and the Business, (ii) all claims, whether outstanding or not, made under such insurance policies since January 1, 2004, and (iii) all material casualties that have occurred in connection with the Assets or the Business since January 1, 2004. Except as set forth on Schedule 4.1.17(B), there are no known or reported losses that exceed Seller’s current deductibles under any policy of insurance maintained by the Seller since January 1, 2004.
          4.1.18 Absence of Certain Business Practices. Neither the Seller nor any officer, employee or agent of the Seller, nor any other Person acting on its behalf, has, directly or indirectly, given or agreed to give any gift or similar benefit to any customer, supplier, government employee or other Person who is or may be in a position to help or hinder the operation of the Assets (or to assist the Seller in connection with any actual or proposed transaction) that (1) might subject the Seller to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (2) if not given in the past, might have had a Material

Adverse Effect, or (3) if not continued in the future, might materially adversely affect the Assets or Business.
          4.1.19 Pipelines. Schedule 4.1.19 contains a true, complete and accurate list of all pipelines serving (by either carrying products to or from) the Facilities.
          4.1.20 Financial Statements. Attached as Schedule 4.1.20 are true and complete copies of the balance sheet for the Assets and the Business as of December 31, 2007 and December 31, 2008 and the related statements of operations and cash flow for the years ended December 31, 2007 and December 31, 2008, (collectively, the “Facility Financial Statements”). The Facility Financial Statements have been prepared from the books and records of the Seller relating to the Assets and the Business and present fairly in all material respects the financial position and results of operations of the Business as of the dates of such statements in conformity with United States generally accepted accounting principles applied on a basis consistent with preceding years and throughout the periods involved except (i) that the Facility Financial Statements do not include required footnotes or schedules, (ii) the Facility Financial Statements do not exclude the Excluded Assets and the results of operations related thereto and may not include Assets and the results of operations related thereto that are not owned by Seller (but are owned by Affiliates of Seller) and (iii) as described in Schedule 4.1.20(A). The Facility Financial Statements do not contain any material items of gain or income of a special or nonrecurring nature except as expressly stated therein.
               4.1.20.1 Except as set forth in Schedule 4.1.20, there is no material liability or obligation of any kind, whether accrued, absolute, fixed, contingent, or otherwise, relating to the Assets and the Business that is not reflected or reserved against in the balance sheet dated December 31, 2008, other than (i) current liabilities incurred in the Ordinary Course of Business in a manner consistent with past practice since December 31, 2008 (the “Balance Sheet Date”), or (ii) any such liabilities or obligations that would not be required to be presented on the face of financial statements prepared in conformity with GAAP, in a manner consistent with past practice, in the preparation of the Facility Financial Statements.
          4.1.21 Customer Security Arrangements. Schedule 4.1.21 hereto identifies all Customer Security Arrangements, and specifically identifies any Customer Security Arrangements that are not transferable.
          4.1.22 Seller Security Arrangements. Schedule 4.1.22 hereto identifies all Seller Security Arrangements.
          4.1.23 Limitations of Representations and Warranties. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN ANY OTHER PROVISION OF THIS AGREEMENT OR ANY DOCUMENT DELIVERED BY THE SELLER IN CONNECTION WITH THIS AGREEMENT, IT IS THE EXPLICIT INTENT AND UNDERSTANDING OF EACH PARTY HERETO THAT THE SELLER IS NOT MAKING ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, BEYOND THOSE REPRESENTATIONS OR WARRANTIES EXPRESSLY MADE BY IT IN THIS AGREEMENT, THE SPECIAL WARRANTY DEED(S) DELIVERED PURSUANT TO SECTION 2.9.1.2, THE CERTIFICATES DELIVERED PURSUANT TO
SECTION 2.9.1 OR

ANY OTHER CERTIFICATE OR DOCUMENT DELIVERED AT THE CLOSING. IT IS UNDERSTOOD THAT, EXCEPT TO THE EXTENT COVERED BY A REPRESENTATION OR WARRANTY EXPRESSLY MADE HEREIN OR IN THE SPECIAL WARRANTY DEED(S) DELIVERED PURSUANT TO SECTION 2.9.1.2, THE CERTIFICATES DELIVERED PURSUANT TO SECTION 2.9.1 OR ANY OTHER CERTIFICATE OR DOCUMENT DELIVERED AT THE CLOSING AND WITHOUT LIMITING SUCH EXPRESS REPRESENTATIONS AND WARRANTIES, AND SUBJECT TO THE OBLIGATIONS OF THE SELLER UNDER THIS AGREEMENT OR ANY OTHER CERTIFICATE OR DOCUMENT DELIVERED AT THE CLOSING, THE BUYERS TAKE THE ASSETS “AS IS” AND “WHERE IS” AND “WITH ALL FAULTS.” WITHOUT LIMITING THE GENERALITY OF THE IMMEDIATELY PRECEDING SENTENCE OR ANY REPRESENTATIONS OR WARRANTIES EXPRESSLY MADE BY THE SELLER IN THIS AGREEMENT, THE SPECIAL WARRANTY DEED(S) DELIVERED PURSUANT TO SECTION 2.9.1.2, THE CERTIFICATES DELIVERED PURSUANT TO SECTION 2.9.1, OR THE OTHER DOCUMENTS DELIVERED BY THE SELLER IN CONNECTION WITH THE CLOSING, THE SELLER HEREBY (I) EXPRESSLY DISCLAIMS AND NEGATES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE, RELATING TO (A) THE CONDITION, USEFULNESS OR ADEQUACY OF THE ASSETS OR THE OWNED INTELLECTUAL PROPERTY AND LICENSED INTELLECTUAL PROPERTY (INCLUDING ANY IMPLIED OR EXPRESS WARRANTY OF QUALITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS), OR (B) THE ACCURACY, SPECIFICATIONS, QUALITY, FITNESS, MERCHANTABILITY, REPRODUCIBILITY OR CORRECTNESS OF DATA, PRODUCTS OR RESULTS OF ANY INTELLECTUAL PROPERTY; AND (II) NEGATES ANY RIGHTS OF THE BUYERS UNDER STATUTES TO CLAIM DIMINUTION OF CONSIDERATION AND ANY CLAIMS BY THE BUYERS FOR DAMAGES BECAUSE OF LATENT VICES OR DEFECTS, WHETHER KNOWN OR UNKNOWN, IT BEING THE INTENTION OF THE SELLER AND THE BUYERS THAT, SUBJECT TO THE TERMS OF THIS AGREEMENT, THE ASSETS ARE TO BE ACCEPTED BY THE BUYERS IN THEIR CONDITION AND STATE OF REPAIR AS OF THE DATE OF THIS AGREEMENT.
          4.1.24 WITHOUT LIMITING ANY REPRESENTATIONS OR WARRANTIES EXPRESSLY MADE BY THE SELLER IN THIS AGREEMENT, AND SUBJECT TO THE OBLIGATIONS OF THE SELLER UNDER THIS AGREEMENT AND THE OTHER EXPRESS TERMS AND PROVISIONS OF THIS AGREEMENT, THE CERTIFICATES DELIVERED PURSUANT TO SECTION 2.9.1, OR THE OTHER DOCUMENTS DELIVERED BY THE SELLER IN CONNECTION WITH THE CLOSING, THE SELLER MAKES NO WARRANTY OR REPRESENTATION, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, WITH RESPECT TO ANY ENVIRONMENTAL CONDITIONS, ENVIRONMENTAL LIABILITIES OR OTHER ENVIRONMENTAL MATTERS, INCLUDING WITH RESPECT TO THE PRESENCE OR ABSENCE OF ANY HAZARDOUS SUBSTANCES AT, IN, ON OR UNDER, OR DISPOSED OF OR DISCHARGED OR RELEASED FROM, THE ASSETS. FURTHERMORE, WITHOUT LIMITING ANY REPRESENTATIONS OR WARRANTIES EXPRESSLY GIVEN BY THE SELLER IN THIS AGREEMENT OR ANY DOCUMENT DELIVERED BY THE SELLER IN CONNECTION

WITH THE CLOSING, THE SELLER MAKES NO WARRANTY OR REPRESENTATION, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, WITH RESPECT TO THE ACCURACY OR COMPLETENESS OF THE INFORMATION, RECORDS, DATA AND INTERPRETATIONS NOW, HERETOFORE OR HEREAFTER MADE AVAILABLE TO THE BUYERS IN CONNECTION WITH THIS AGREEMENT, INCLUDING ANY DESCRIPTION OF THE ASSETS, PRICING ASSUMPTIONS, POTENTIAL FOR PROFITS, PROJECTED COSTS, AND ANY ACQUIRED OR LICENSED DATA, ANY ENVIRONMENTAL INFORMATION, OR ANY OTHER INFORMATION OR MATERIAL INCLUDED IN THE DATA ROOM OR OTHERWISE FURNISHED TO THE BUYERS BY THE SELLER, ANY AFFILIATE OF THE SELLER OR ANY DIRECTOR, OFFICER, SHAREHOLDER, EMPLOYEE, COUNSEL, AGENT OR ADVISOR OF THE SELLER OR ANY AFFILIATE OF THE SELLER.
ARTICLE 5
PRE-CLOSING COVENANTS
     Section 5.1 Satisfaction of Conditions Precedent. From the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement, each Party will use commercially reasonable efforts to take all action (or refrain from taking any action within its control) and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement including the satisfaction of the conditions precedent set forth in Article 7; provided, however, that the foregoing shall not require or cause any Party to waive any right it may have under other provisions of this Agreement.
     Section 5.2 Notices and Consents.
          5.2.1 Promptly following the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement, the Seller will give any notices to Third Parties, and will use commercially reasonable efforts to obtain the Third Party consents, required under any Assigned Contract in connection with the consummation of the transactions contemplated by this Agreement, or otherwise required to prevent a Material Adverse Effect from occurring prior to or after the Closing. Each of the Parties will promptly give any notices to, make any filings with, and use all commercially reasonable efforts to obtain any authorizations, consents, and approvals of Governmental Authorities, including consents to, or approval of, the assignment or transfer of the Licenses and Permits. Notwithstanding anything in this Agreement to the contrary, each Buyer shall take all commercially reasonable actions necessary to satisfy promptly (but in any event before the Termination Date) the conditions specified in Section 7.1.5. Each Party hereto shall promptly inform the other Parties of any material communication made to, or received by such Party from, the FTC, the Antitrust Division or any other Governmental Authority regarding any of the transactions contemplated hereby. Each Party has agreed to and has paid one-half of the filing fees required by the HSR Act in connection with the filings made thereunder.
          5.2.2 Each of the Buyers and the Seller shall each give prompt written notice to the others of the receipt of any written or oral notice or other written or oral communication (or a site visit) from (i) any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby, (ii) any Governmental Authority notifying such Party that it may seek to delay or impede the ability of either a Buyer or the Seller, respectively, to consummate the transactions contemplated by this Agreement or to fulfill their respective obligations set forth herein, (iii) any Governmental Authority or other Person regarding the initiation or threat of initiation of any claims, actions, suits, proceedings, arbitrations or investigations against, relating to, or involving or otherwise affecting the Business, the Assets, either of the Buyers or the Seller (provided, however, that with respect to the initiation or threat of initiation of any claims or other actions against either of the Buyers or the Seller by any Person other than a Governmental Authority, only claims or actions that relate to the consummation of the transactions contemplated hereby need be disclosed to the other Party) or (iv) any Person regarding the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be reasonably likely to cause any condition to the obligations of the other party to consummate the transactions contemplated hereby not to be satisfied.
          5.2.3 Each of the Buyers and the Seller each agree to cooperate and to use commercially reasonable efforts to contest and to resist any action, including legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any order (whether temporary, preliminary or permanent) of any court or other Governmental Authority that is in effect and that restricts, prevents or prohibits the consummation of the transactions contemplated by this Agreement, including the pursuit of all commercially reasonable available avenues of administrative and judicial appeal.
          5.2.4 Prior to the Closing, Buyers will identify for Seller the transferee(s) of the Licenses and Permits.
     Section 5.3 Operation of Business.
               5.3.1 From the date of this Agreement until the earlier of the Closing or the termination of this Agreement, the Seller will operate and maintain the Assets and the Business in the Ordinary Course of Business (including routine maintenance and routine preventive maintenance, and capital expenditures and projects that are in the Seller’s capital budget for such period) and in compliance, in all material respects, with Laws and will not engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business without the prior written consent of each Buyer (which consent shall not be unreasonably withheld, delayed or conditioned), except as expressly contemplated by this Agreement or Schedule 5.3. Without limiting the generality of the foregoing, from the date of this Agreement until the earlier of the Closing or the termination of this Agreement, the Seller will not, and will not cause, without the prior written consent of each Buyer (which consent shall not be unreasonably withheld, delayed or conditioned) or except as expressly contemplated by this Agreement or as set forth in Schedule 5.3, with respect to the Assets or the Business:
               5.3.1.1 offer, sell, lease, transfer or otherwise dispose of, or grant any right or Encumbrance except Permitted Encumbrances with respect to, any Asset, other than sales of goods or services in the Ordinary Course of Business, or enter into a Contract outside the Ordinary Course of Business with respect to any matter set forth in this Section 5.3, provided Encumbrances against any of the Assets may be paid or bonded;

               5.3.1.2 amend in any material respect, materially modify or terminate any Assigned Contract except in the Ordinary Course of Business;
               5.3.1.3 enter into any new Contract associated with the Business or the Assets except in the Ordinary Course of Business;
               5.3.1.4 enter into any settlement of any pending or threatened litigation or claim, or enter into any amendment of any existing settlement agreement, to the extent such settlement or amendment will materially interfere with or impose material additional cost in connection with either the Buyers’ ownership or operation of the Assets or any portion of the Business from and after the Closing; provided that the provisions of Section 6.7 shall control in those instances expressly addressed in Section 6.7 and, after prior consultation with the Buyers, the Seller shall be permitted to enter into any settlement agreement and undertake all necessary abatement in order to address outstanding citations brought under the OSH Act; provided that the Seller shall not enter into any such settlement that imposes any obligations on the Buyers or requires a change in historical operating or employment practices at the Facilities after the Closing without prior consultation with Buyers and the prior approval of the Buyers, which approval the Buyers shall not unreasonably delay or deny;
               5.3.1.5 consent to the entry of (or amendment to) any decree, judgment or order by any Governmental Authority, or enter into (or amend) any other agreements with any Governmental Authority, to the extent such decree, judgment, order or agreement (or amendment) will materially interfere with or impose material additional costs in connection with either Buyer’s ownership or operation of the Assets or any portion of the Business from and after the Closing; provided that the provisions of Section 6.7 shall control in those instances expressly addressed in Section 6.7 and, after prior consultation with the Buyers, the Seller shall be permitted to enter into any settlement agreement and undertake all necessary abatement in order to address outstanding citations brought under the OSH Act; provided that Seller shall not enter into any such settlement that imposes any obligations on the Buyers or requires a change in historical operating or employment practices at the Facilities after the Closing without prior consultation with the Buyers and the prior approval of the Buyers, which approval the Buyers shall not unreasonably delay or deny;
               5.3.1.6 grant any increase in compensation, commission, bonus or other direct or indirect remuneration payable to any employee (other than any such increase in the Ordinary Course of Business, or as required pursuant to the terms of a Seller Plan or other Contract pursuant to its terms as in effect on the Effective Date, or as required by Law) or hire any new employee other than to fill a vacancy in an existing position with a Person to be paid no more, directly or indirectly, than the Person vacating such position or to complete a job search that is already ongoing;
               5.3.1.7 fail to maintain the Facilities in the Ordinary Course of Business;
               5.3.1.8 fail to maintain insurance on the Assets at levels equal to or superior to existing insurance including with respect to coverage, deductibles or any other material term, subject to commercially reasonable variations in coverage in connection with renewals for expiring insurance policies;
               5.3.1.9 fail to maintain levels of catalysts, supplies and spare parts at levels consistent with past practices and the Ordinary Course of Business; or
               5.3.1.10 commit in any manner to any of the transactions contemplated by the foregoing Sections 5.3.1.1 through 5.3.1.9.
     Notwithstanding the foregoing and without requiring the consent of the Buyers, the Seller may, in its sole discretion, engage in and undertake any and all activities necessary to prevent or minimize injury to persons or damage to property or the Facilities in the case of an emergency and/or to address, prevent or minimize a health, environmental or safety concern involving the Assets, the Facilities or the Business.
     The Seller agrees to and shall cause its Affiliates to use commercially reasonable efforts to preserve intact the Assets, the Business and its relationships with employees, agents, lessors, suppliers, customers and others having business dealings with the Business. The Seller agrees to use commercially reasonable efforts to reduce the Hydrocarbon Inventory as of the Closing to below 1,000,000 barrels.
     Section 5.4 Operation of Business of HOC and HEP Pending Closing.
          5.4.1 Except as would not reasonably be expected to have an adverse effect on, or delay in, the ability of Holly Tulsa or HOC to consummate the transactions contemplated by this Agreement or as expressly contemplated by this Agreement or Schedule 5.4.1, from the date of this Agreement until the earlier of the Closing or the termination of this Agreement, Holly Tulsa shall cause HOC and its Subsidiaries to operate their respective businesses in the Ordinary Course of Business and in compliance, in all material respects, with Laws and to not engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business without the prior written consent of the Seller (which consent shall not be unreasonably withheld, delayed or conditioned). Without limiting the generality of the foregoing, Holly Tulsa shall cause each of HOC and its Subsidiaries to not, without the prior written consent of the Seller (which consent shall not be unreasonably withheld, delayed or conditioned) or except as expressly contemplated by this Agreement or as set forth in Schedule 5.4.1, with respect to itself and its business:
               5.4.1.1 adopt or propose to adopt any change to its Organizational Documents that would have any adverse impact on the transactions contemplated by this Agreement or that would amend or modify the terms or provisions of its capital stock;
               5.4.1.2 declare, set aside or pay any dividend or other distribution with respect to any shares of capital stock (except for any regular quarterly dividends or distributions), or split, combine or reclassify such capital stock if such action could reasonably be expected to have an adverse effect on, or delay in, the ability of HOC to consummate the transactions contemplated by this Agreement;

               5.4.1.3 merge or consolidate with any other Person or (except in the Ordinary Course of Business) acquire a material amount of assets of any other Person, agree or commit to do any of the foregoing, if such merger, consolidation or acquisition could reasonably be expected to have an adverse effect on, or delay in, the ability of HOC to consummate the transactions contemplated by this Agreement;
               5.4.1.4 agree or commit to do any of the foregoing; and
               5.4.1.5 except to the extent necessary to comply with the requirements of applicable Laws, take, or agree or commit to take, any action that would result in, or is reasonably likely to result in, any of the conditions set forth in Article 7 not being satisfied.
          5.4.2 Except as would not reasonably be expected to have an adverse effect on, or delay in, the ability of HEP Tulsa or HEP to consummate the transactions contemplated by this Agreement or as expressly contemplated by this Agreement or Schedule 5.4.2, from the date of this Agreement until the earlier of the Closing or the termination of this Agreement, HEP Tulsa shall cause HEP and its Subsidiaries to operate their respective businesses in the Ordinary Course of Business and in compliance, in all material respects, with Laws and to not engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business without the prior written consent of the Seller (which consent shall not be unreasonably withheld, delayed or conditioned). Without limiting the generality of the foregoing, HEP Tulsa shall cause each of HEP and its Subsidiaries to not, without the prior written consent of the Seller (which consent shall not be unreasonably withheld, delayed or conditioned) or except as expressly contemplated by this Agreement or as set forth in Schedule 5.4.2 with respect to itself and its business:
               5.4.2.1 adopt or propose to adopt any change to its Organizational Documents that would have any adverse impact on the transactions contemplated by this Agreement or that would amend or modify the terms or provisions of its ownership units;
               5.4.2.2 declare, set aside or pay any dividend or other distribution with respect to any ownership units (except for any regular quarterly dividends or distributions) or split, combine or reclassify such units if such action could reasonably be expected to have an adverse effect on, or delay in, the ability of HEP to consummate the transactions contemplated by this Agreement;
               5.4.2.3 merge or consolidate with any other Person or (except in the Ordinary Course of Business) acquire a material amount of assets of any other Person, if such merger, consolidation or acquisition could reasonably be expected to have an adverse impact on, or delay in, the ability of HEP to consummate the transactions contemplated in this Agreement;
               5.4.2.4 agree or commit to do any of the foregoing; and
               5.4.2.5 except to the extent necessary to comply with the requirements of applicable Laws, take, or agree or commit to take, any action that would result in, or is reasonably likely to result in, any of the conditions set forth in Article 7 not being satisfied.
     Section 5.5 Access to Information.
          5.5.1 The Seller will permit Representatives of the Buyers to have reasonable access at all reasonable times, and in a manner so as not to unreasonably disrupt the normal business operations of the Seller, to all premises (including to conduct a survey of the real property), properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to the Assets or the Business. Notwithstanding the preceding sentence to the contrary, nothing in this Agreement shall be construed to permit the Buyers or their Representatives to have access to any files, records, contracts or documents of the Seller or any its Affiliates relating to (a) the Seller’s or its Affiliate’s inter-company or intra-company feedstock and product pricing information, internal transfer prices, hedging activity records and Hydrocarbon Inventory valuation procedures and records, (b) the negotiation of this Agreement, (c) particular terms of any Contracts to the extent that disclosure of such terms, in the reasonable judgment of the Seller, could risk violating any antitrust or similar Law, or (d) employment and medical records of Current Employees including personnel, disciplinary and safety files; provided, however, Buyers shall have access to contracts relating to Current Employees and Leased Personnel. Subject to applicable Law, the Seller shall use commercially reasonable efforts to furnish, or cause to be furnished to, the Buyers and their Representatives all data and information concerning the Business and the Assets that may be reasonably requested by the Buyers and their Representatives (including experience rating information and insurance claims history, marketing fee, branding and promotional agreements and arrangements, and all contracts relating to Leased Personnel and Current Employees) and shall use commercially reasonable efforts to make available, or cause to be made available, such personnel of the Seller and its Affiliates as may be reasonably requested for the furnishing of such data and information. From the Effective Date through the Closing Date or termination of this Agreement, each Buyer may have a representative on-site at the Tulsa Refinery to consult with the manager of the Tulsa Refinery regarding transition planning; provided, however, that nothing in this Section 5.5.1 will affect the Tulsa manager’s independent control and authority over the operation of, and decisions regarding, the Business and the Assets. Any information obtained by a Buyer or its employees, Representatives, consultants, attorneys, agents, lenders and other advisors under this Section 5.5.1 shall be subject to the confidentiality and use restrictions contained in the Confidentiality Agreement.
          5.5.2 All “due diligence” activities of the Buyers shall be conducted in accordance with applicable Laws and each of the Buyers shall severally indemnify the Seller and its Affiliates from and against all damages, losses and liabilities to the extent incurred as a result of the acts or omissions of such Buyer’s Representatives in connection with such “due diligence” activities. During the period prior to Closing, in no event shall the Buyers or their Affiliates or their respective officers, directors, employees, counsel, financial advisors or other Representatives be permitted to conduct Phase II environmental assessments or any other sampling or testing of soil and/or groundwater or surface water at, or under, any real property associated with the Assets, without the prior written consent of the Seller.

     Section 5.6 Transfer of Warranties. With respect to the unexpired warranties referenced in Section 2.1.10, the Seller will promptly give notice to the appropriate parties of the transactions contemplated by this Agreement and will use commercially reasonable efforts to obtain any authorizations, consents, and approvals required or necessary for the assignment or transfer of such warranties to the applicable Buyer at the Closing.
     Section 5.7 Maintenance and Transfer of Prepayments. The Seller shall maintain the Prepayments and, except for actions taken in the Ordinary Course of Business, shall not reduce, draw down on, deplete or diminish the amount of any Prepayment. The Seller shall use commercially reasonable efforts to cause the Prepayments to be transferred or assigned to the applicable Buyer at the Closing. Appropriate prorations shall be made under Section 2.7 to reflect any failure of any Prepayment to be transferred or assigned to the applicable Buyer at the Closing.
     Section 5.8 Contact with Customers and Vendors. Without the prior consent of the Seller (which consent shall not be unreasonably withheld, delayed or conditioned), the Buyers and their Affiliates shall not, prior to the Closing Date, contact any customer, vendor, supplier or employee of, or any other Person having business dealings with, the Seller with respect to the Business or with respect to any aspect of the transactions contemplated under this Agreement; provided that the Seller and the Buyers shall cooperate in contacting, prior to the Closing Date, customers and suppliers of the Business as is reasonably necessary for the purposes of transferring or establishing credit and related security arrangements.
     Section 5.9 Amendment of Schedules. From time to time prior to the Closing, each Party shall promptly after becoming aware of any matter existing on or before the date hereof that was required to be set forth or described in the schedules applicable to such Party or any matter existing or occurring following the date hereof that, if existing or known at or before the date hereof, would have been required to be set forth or described in the schedules applicable to such Party, deliver to the other Party a supplement or update to the appropriate schedules (along with a marked copy of such applicable schedules reflecting such supplements or updates, if practicable):
          5.9.1 to add to, or correct, any information in such schedules to the extent relating to any matter of which such Party has become aware existing or occurring on or prior to the date hereof that should have been set forth or described in such schedules; provided that, no such supplement or update shall cure any misrepresentation or breach of warranty for purposes of this Agreement including for purposes of satisfying the conditions set forth in Article 7 or for purposes of the other Party’s right to indemnification as provided in Article 8; and
          5.9.2 to add to, or correct, any information in such schedules to reflect any matter of which such Party has become aware arising after the date hereof, which, if existing or occurring at or prior to the full execution and delivery of this Agreement, would have been required to be set forth or described in such schedules so as to render such schedules true and correct in all respects (a “Subsequent Matter”). No supplements or updates with respect to any Subsequent Matter shall cure any misrepresentation or breach of warranty for purposes of this Agreement including for purposes of satisfying the conditions set forth in Article 7; provided that, if the Closing occurs each Party shall be deemed to have waived any right to indemnification pursuant to Article 8 with respect to any so disclosed Subsequent Matter.
As used in this Section 5.9, “awareness” of a Party shall mean the actual knowledge of any of those individuals listed on Schedule 1.1.A (with respect to the Seller), Schedule 1.1.B (with respect to Holly Tulsa) and Schedule 1.1C (with respect to HEP Tulsa) without any inquiry or investigation. For the avoidance of doubt, awareness arising after the date hereof shall not cause a representation qualified by Knowledge that is true and correct on the date hereof to cease to be so true and correct as of the date hereof.
     Section 5.10 Cooperation with Lender. In connection with either Buyer’s financing of the transactions contemplated by this Agreement, the Seller agrees to cooperate with such Buyer’s lenders, in a commercially reasonable manner, as necessary for such lenders’ review and evaluation of the Assets, the Business and this Agreement.
     Section 5.11 FCC Application. Seller will file with the Federal Communication Commission application for approval of the transfer to Buyers of the Wireless Telecommunications Bureau authorizations listed on Schedule 2.1.8.
     Section 5.12 Fire Water Pond. Prior to the Closing, the Seller shall in compliance with all applicable Laws, including Environmental Laws, relocate a sufficient amount of submerged sediment from the south end of the Fire Water Pond toward the north end of the Pond to the extent reasonably necessary to clear such sediment away from the vicinity of the intake filter and pump so that the intake filter and pump can reasonably be expected to operate without material interference by such sediment for a reasonable period of time.
ARTICLE 6
OTHER COVENANTS
     Section 6.1 Further Actions. From time to time, as and when reasonably requested by any Party, each Party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further actions that are consistent with, and customary and necessary for, the consummation of the transactions contemplated by this Agreement. In furtherance of the foregoing, to the extent practicable, the Seller will reasonably cooperate with each of the Buyer’s efforts to succeed to the Seller’s pipeline or rack history regarding shipments from the Tulsa Refinery through the Magellan terminals. In addition, the Seller will reasonably cooperate with the applicable Buyer’s efforts to: obtain surveys, title commitments and vesting and exception documents identified therein or reasonably required in connection with a commercially reasonable review and evaluation of the same; cause the Title Company to remove coverage exceptions from the title commitments with respect to the Owned Real Property that are inappropriately listed as exceptions or the substance of which, if such exceptions continue to be applicable to the Owned Real Property, will materially detract from the value of the Owned Real Property as currently used or materially interfere with the applicable Buyer’s use and operation of the Owned Real Property as currently used in connection with the Business. Notwithstanding the foregoing, such cooperation shall not require the Seller to expend or pay any monies or otherwise assume or become subject to any Liabilities that are not otherwise contemplated hereby; provided, however, that Seller shall remove or cause to be removed (or, in the case of involuntary liens, such as mechanics or materialman liens, to bond around to the satisfaction of the Title Company and the Buyers (which consent by the Buyers shall not be unreasonably withheld)) any lien or other monetary encumbrance on the Owned Real Property securing the payment of an obligation arising by, through or under Seller.

     Section 6.2 Retention of and Access to Books and Records.
          6.2.1 As promptly as practicable and in any event before ten (10) days after the Closing Date, the Seller will deliver or cause to be delivered to such of the Buyers as the Buyers mutually designate the Books and Records that are in the possession or control of the Seller or its Affiliates that are not stored at the Facilities. All Books and Records that are located at the Facilities shall remain at the Facilities and shall be delivered to the Buyer of the Facilities in question at the Closing. Each of the Buyers agree to hold and maintain the Books and Records delivered to such Buyer hereunder so that they may be reasonably retrievable and not to destroy or dispose of any portion thereof for a period that is consistent with the applicable Buyer’s document retention policies as in effect from time to time or such longer time as may be required by Law, provided that, if it desires to destroy or dispose of such Books and Records during such period, it will first offer in writing at least sixty (60) days before such destruction or disposition to surrender them to the Seller, and if the Seller does not accept such offer within twenty (20) days after receipt of such offer, the Buyer may take such action.
          6.2.2 Each of the Buyers agrees to afford the Seller and its Affiliates and their respective accountants and counsel, during normal business hours, upon reasonable request, at a mutually agreeable time, full access to and the right to make copies of the Books and Records delivered to such Buyer hereunder at no cost to the Seller or its Affiliates (other than for reasonable out-of-pocket expenses); provided that such access will not be construed to require the disclosure of Books and Records that would cause the waiver of any attorney-client, work product or like privilege; provided further that in the event of any litigation, nothing herein shall limit any Party’s rights of discovery under applicable Law. Without limiting the generality of the preceding sentence, each of the Buyers agrees to provide the Seller and its Affiliates reasonable access to and the right to make copies of the Books and Records delivered to such Buyer hereunder after the Closing Date for the purposes of assisting the Seller and its Affiliates (a) in complying with the Seller’s obligations under this Agreement (including to comply with any indemnity obligations), (b) in preparing and delivering any accounting statements provided for under this Agreement and adjusting, prorating and settling the charges and credits provided for in this Agreement, (c) in owning or operating the Excluded Assets or Excluded Liabilities, (d) in preparing Tax returns, (e) in responding to or disputing any Tax audit, (f) in asserting, defending or otherwise dealing with any claim or dispute, known or unknown, under this Agreement or with respect to Excluded Assets or Excluded Liabilities or (g) in asserting, defending or otherwise dealing with any Third Party Claim or dispute by or against the Seller or its Affiliates relating to the Business.
          6.2.3 The Seller agrees to afford the Buyers and their Affiliates and their respective accountants and counsel, during normal business hours, upon reasonable request, at a mutually agreeable time, full access to, and the right to make copies of, any and all accounting and Tax files, books, records, Tax Returns and Tax work papers related to the Assets or the Business (“Tax Records”) at no cost to the Buyer or its Affiliates (other than reasonable out of pocket expenses); provided that such access will not be construed to require the disclosure of such Tax Records that would cause the waiver of any attorney-client, work product or like privilege; provided further that in the event of any litigation, nothing herein shall limit any Party’s right of discovery under applicable Law.

          6.2.4 Seller’s Name; Removal of Logos and Signs.
               6.2.4.1 From and after the Closing, except as permitted in Section 6.2.4.2, Buyers shall not use or have any rights to use the mark and name “SINCLAIR” or any mark, name, domain name or logo that includes “Sinclair” or any term confusingly similar thereto (collectively, the “Retained Name”). From and after the Closing, Buyers shall not hold themselves out as having any affiliation with Seller or any of its Affiliates.
               6.2.4.2 Seller hereby grants to each of the Buyers a non-exclusive, non-transferable license to utilize, without obligation to pay royalties to Seller or any of its Affiliates, the Retained Name and any corporate symbol or logo related thereto in connection with stationery, supplies, labels, catalogs, vehicles, signs and products of the Buyer described in subsections (a) through (c) of this Section 6.2.4.2, subject to the terms and conditions of this Section 6.2.4.2 and Section 6.2.4.3, in each case, solely in connection with the operation of the Business and in the same manner and to the same extent as the Retained Name was used by the Seller immediately before the Closing; provided that such use is in accordance with the Seller’s trademark usage guidelines as in effect at the Closing and such license shall cease immediately upon expiration of the periods identified below. All goodwill arising from such use shall inure to the Seller. The nature and quality of all goods and services rendered by either Buyer in connection with the retained name shall be advertised, offered and provided in a manner consistent with the quality control standards previously used by the Seller, and each Buyer will use the Retained Name in compliance with all applicable laws and regulations.
                    (1) All stationery, invoices, purchase orders and other similar documents of a transactional nature, business cards, outside forms such as packing lists, labels and cartons, forms for internal use only and product literature constituting assets of the Buyers as of the Closing may be used for a period of one hundred twenty (120) days following the Closing or until the supply is exhausted, whichever is the first to occur.
                    (2) All vehicles constituting assets of the Seller as of the Closing may continue to be used without remarking (except as to legally required permit numbers, license numbers, etc.) for a period of one hundred twenty (120) days following the Closing or until the date of the disposition of the vehicle, whichever is the first to occur.
                    (3) Within one hundred twenty (120) days following the Closing, Buyers will remove from display at all Facilities owned or leased by it all displays or signage that contain the Retained Name or any corporate symbol or logo related thereto.
               6.2.4.3 Apart from the rights granted under Section 6.2.4.2, neither Buyers nor any of their Affiliates shall have any right, title or interest in, or to the use of, the Retained Name, either alone or in combination with any other word, name, symbol, device, trademarks, or any combination thereof. Anything contained herein to the contrary notwithstanding, except as expressly permitted by Section 6.2.4.2, in no event will either Buyer or any of its Affiliates utilize the Retained Name as a component of a company or trade name. Buyers will not, and will cause each of their Affiliates not to, challenge or contest the validity of the Retained Name, the registration thereof or the ownership thereof by Seller. Buyers will not, and will cause each of their Affiliates not to apply anywhere at any time for any registration as owner or exclusive licensee of the Retained Name. If, notwithstanding the foregoing, Buyers or any of their Affiliates develop, adopt or acquire, directly or indirectly, any right, title or interest in, or to the use of the Retained Name in any jurisdiction or any goodwill incident thereto, Buyers will, upon the request of Seller and for a nominal consideration of one dollar, assign or cause to be assigned to Seller or any designee or Seller, all right, title and interest in and to the use of such Retained Name in any and all jurisdictions, together with any goodwill incident thereto.
               6.2.4.4 Seller will have the right to terminate the license granted in Section 6.2.4.2 in the event of a material breach of Section 6.2.4.3 by that Buyer or any of its Affiliates that has not been cured within thirty (30) days after written notice thereof by Seller to the Buyer.
               6.2.4.5 As promptly as practical after the Closing, the Buyers shall post the Buyers’ emergency contact telephone numbers in place of any of the Seller’s or its Affiliate’s emergency contact telephone numbers.
     Section 6.3 Employee Matters.
          6.3.1 Current Employees. On the Effective Date, the Seller shall provide to each Buyer a list of all active employees of the Seller or an Affiliate of the Seller, other than those identified in a separate list that Seller and Buyers have agreed to on the Effective Date (the “Excluded Employee List”), who are employed in the operation of the Business and located at the Facilities (the “Current Employees”), including employees who are receiving short-term disability or are on family and medical leave, military leave, or other extended leave (the “Current Employees List”). The Excluded Employee List is a list of the employees, by name and job title, which the Buyers and the Seller agree will not be included on the Current Employees List and are employees the Seller or an Affiliate of the Seller may retain and transfer to other jobs with the Seller or an Affiliate of the Seller outside of the Facilities and with no continuing access to the Facilities. The Seller shall also provide on the Effective Date a list (the “Leased Personnel List”) of staffing companies or agencies and independent contractors (the “Leased Personnel”) that are not Affiliates of the Seller and that have a written agreement with the Seller or an Affiliate of the Seller to provide individual workers to perform work at the Facilities or to support the operations of the Business as of the Effective Date or a date no more than three business days prior to the Effective Date. The Current Employees List shall include each Current Employee’s (a) name, (b) current job title or position and duty station, (c) service dates recognized by the Seller, (d) current base salary or the base hourly rate, and (e) status (e.g., full-time, part-time, exempt, non-exempt, on leave), and if on leave, the type of leave (e.g., vacation, short-term disability or FMLA leave, military leave or other leave) and, if known, the expected date of the employee’s return from such leave. The Leased Personnel List shall include a brief summary of the classification or type of services and fee arrangement for each listed company, agency or independent contractor. The Seller or its Affiliate, as applicable, will not transfer any Current Employee from the Facility between the Effective Date and the Closing Date except as agreed by the Buyers. The Seller or its Affiliate, as applicable, shall not terminate any Current Employees stationed at the Facilities other than for cause, as reasonably determined by the Seller or its Affiliate, during the 30-day period preceding the Closing Date without the written approval of the Buyers, which such approval will not be unreasonably withheld. The Seller shall provide the Buyers with an updated Current Employees List not later than two Business Days prior to the Closing Date. Within three Business Days after the Effective Date, the Seller shall deliver to the Buyers electronic files (in a format compatible with the Buyers’ information systems) that include all of the foregoing information together with, to the extent permitted by applicable Laws, such other information as Buyer and Seller agree in writing.
          6.3.2 Employment Offers. After the Effective Date, and with Seller or its Affiliate’s consent (which shall not be unreasonably withheld), each Buyer shall be permitted to interview Seller’s managers during regular business hours (in person or by telephone). At least 21 days prior to the Closing Date (but in no event sooner than November 1, 2009), each of the Buyers shall make offers of employment, effective as of the Closing Date and contingent upon the occurrence of the Closing, to those Current Employees to whom such Buyer has elected to extend an offer; provided, however, that for purposes of clarity, it is hereby noted that offers of employment shall not be made to the employees listed on the Excluded Employee List. The offers of employment by the Buyers shall be made to not less than the minimum number of Current Employees (excluding Current Employees who are part-time employees as defined in the WARN Act) set forth on Schedule 6.3.2 (the “Minimum Offer Number”), or such greater number as Buyers in their sole discretion elect. The Seller represents to Buyers that the Minimum Offer Number constitutes more than 67% of the employees of the Seller and its Affiliates who must be taken into account in determining whether the transactions contemplated by this Agreement will give rise to or constitute a “mass layoff” or “plant closing” by the Seller and its Affiliates for purposes of the WARN Act. The Buyers shall cause all such offers of employment by the Buyers to the Minimum Offer Number of Current Employees to be on terms and conditions of employment such that if the representation by the Seller in the immediately preceding sentence regarding the Minimum Offer Number is correct, no Current Employees shall, as a result of ceasing to be employed by the Seller or its Affiliates immediately prior to, on or after the Closing Date or any action contemplated by this Agreement taken by Buyers, be deemed to have been terminated by the Seller or its Affiliates in a “mass layoff” or “plant closing” as defined in the WARN Act for purposes of imposing any obligation or Liability on the Seller or any of its Affiliates under the WARN Act with respect to its Current Employees. The Current Employees to whom either Buyer extends an offer are referred to as the “Selected Employees.” Each such offer shall provide that, during the portion of the one-year period beginning on the Closing Date that the employee continues to be employed by the Buyer or an Affiliate of the Buyer, such Buyer shall provide the employee with employee benefits on a basis substantially similar to those provided to similarly situated new employees of the Buyer and its Affiliates, but with credit for welfare plan out-of-pocket payments and prior service to the extent provided in Sections 6.3.6, 6.3.7, 6.3.8 and 6.3.9. The Seller shall not take any action that is intended to discourage or interfere with either Buyer’s attempt to hire the Selected Employees. Each of the Buyers will provide the Seller with a list at least two (2) Business Days before the Closing Date, which shall contain as of that date the names of the Selected Employees, a certification that the offer to each Selected Employee satisfied the requirements of this Section 6.3, and whether the Selected Employee accepted the offer. Any Selected Employee who accepts a Buyer’s offer of employment and who on the Closing Date is (i) actively at work or (ii) on a holiday, scheduled day off pursuant to his or her regular schedule, or a vacation authorized prior to the Closing Date by the Seller or an Affiliate of the Seller and returns to work as scheduled, shall become or be deemed employed by the applicable Buyer as of the Closing Date (the “Employment Date”). Any Selected Employee who accepts a Buyer’s offer of employment and who on the Closing Date is on a leave of absence or short-term disability leave consistent with the Seller’s or an Affiliate of Seller’s established policies and practices that was authorized by the Seller or an Affiliate of the Seller prior to the Closing Date, including any FMLA leave or military leave, and returns to work at the end of such authorized leave, shall become employed by the applicable Buyer as of the date of his or her return to work with such date being deemed the Employment Date for such employee; provided that any such Selected Employee shall be required to comply with the applicable Buyer’s return-to-work policies and practices, including, but not limited to, any requirement that the employee establish he or she is able to perform the essential functions of the position, with or without reasonable accommodation. Each Selected Employee who becomes employed by a Buyer shall be referred to herein as a “Continuing Employee” of that Buyer.
          6.3.3 Retained Employees; Severance Liabilities. The Current Employees who are on long-term leave on the Closing Date, the Current Employees who are not Selected Employees and those Selected Employees who are offered and do not accept employment with either Buyer or do not become employed by either Buyer shall be referred to collectively as the “Retained Employees.” The Seller or its Affiliates may retain the services of any Retained Employee except for any Retained Employees who do not accept offers of employment from a Buyer or terminate the employment of any Retained Employee on or following the Closing Date. The Seller shall retain Liability and be responsible for and indemnify and hold harmless the Buyers and their respective Affiliates against all salaries or wages and benefits and all other claims, costs, expenses and Liabilities relating to or arising out of the employment or termination of the employment of the Retained Employees by the Seller or its Affiliates; provided, however, that (a) each of the Buyers shall assume Liability and be responsible for and indemnify and hold harmless the Seller and its Affiliates against all Liabilities arising out of any selection or pre-employment process applied by that Buyer to the Current Employees and (b) Holly Tulsa shall reimburse the Seller and its Affiliates for all “Severance Costs” as defined on Schedule 6.3.3 in excess of the threshold amount set forth in Section C on Schedule 6.3.3 (which excess shall be paid by Holly Tulsa to the Seller promptly after the Seller or its Affiliates pay such costs).
          6.3.4 Continuing Employees. All Continuing Employees shall cease to be employees of Seller and its Affiliates as of the time immediately preceding their Employment Date and shall become employees of Holly Tulsa or HEP Tulsa, as applicable, as of their Employment Date and, at such time, the applicable Buyer shall, subject to Section 6.3.13, assume and be responsible for and indemnify and hold harmless the Seller and its Affiliates against payment of all salaries or wages and benefits and all other claims, costs, expenses and Liabilities relating to the Continuing Employees’ employment with or termination of employment with that Buyer and its Affiliates that arise on or after their Employment Date. Subject to Section 6.3.2 and Section 6.3.3, the Seller shall retain Liability and be responsible for and indemnify and hold harmless the Buyers against all salaries or wages and benefits and all other claims, costs, expenses and Liabilities related to or arising out of Seller’s employment decisions or practices relating to its employment or termination of the Continuing Employees prior to their Employment Date. Subject to Section 6.3.13, nothing in this Agreement shall limit the right of a Buyer that initially employs a Continuing Employee to later terminate the employment of that Continuing Employee following his or her Employment Date, with or without cause; provided, however, that the Buyers and their Affiliates shall not terminate the employment of a Continuing Employee or take any other action if such termination or action gives rise to any obligation or Liability on behalf of the Seller or any of its Affiliates under the WARN Act (including penalties under the WARN Act and any pay made in lieu of WARN Act-required notice). For purposes of clarity, it is agreed that any termination of employment by the Seller or its Affiliates of any Current Employee or Retained Employee shall not relieve the Buyers and their Affiliates of their obligations not to terminate the employment of a Continuing Employee or take any other action with respect to a Continuing Employee, or reduce the Buyers’ Liability with respect thereto, if such termination or action by the Buyers will give rise to any obligation or Liability under the WARN Act on behalf of the Seller or any of its Affiliates. The Seller waives any claims against the Buyers and the Continuing Employees arising under any employment, confidentiality or non-disclosure agreement, or non-competition agreement between any such Continuing Employee and the Seller to the extent that any breach of such Continuing Employee’s employment, confidentiality or non-competition agreement is with respect to the information or matters relating to the Business or the Assets required for such Continuing Employee’s employment with either Buyer. The Seller shall not solicit for employment or the provision of other services, for a period of two (2) years following the Closing Date, any Continuing Employee designated by a Buyer in writing to the Seller within ten (10) days following the Closing Date; provided, however, that the foregoing restriction shall not apply to any general solicitations not directed to any such individual.
          6.3.5 Buyer Plans. Each Continuing Employee shall cease active participation in all Seller Plans as of 11:59 p.m. on the date preceding his or her Employment Date; provided, however, that if a Continuing Employee was covered immediately prior to his or her Employment Date under the Seller Plan that provides group medical benefits, and if such Employment Date occurs on other than the first day of a calendar month, then the Continuing Employee shall continue to receive coverage under such Seller Plan until 11:59 p.m. on the last day of the calendar month in which such Employment Date occurs. Each Buyer and its respective Affiliates shall take such action as may be reasonably necessary so that, as of his or her Employment Date, Continuing Employees who are eligible to so participate under the terms of the applicable Buyer’s benefit plans that are required to be made available to Continuing Employees pursuant to Section 6.3.2 (each a “Buyer Plan”), are offered an opportunity to participate in such Buyer Plans. Subject to Section 6.3.3, the Seller shall retain and the Buyers shall not have any responsibilities, liabilities or obligations, whether to Current Employees, former employees, their beneficiaries or to any other Person, under or with respect to any Seller Plan, including any severance plan or plan providing post-employment welfare benefits. Nothing contained herein, whether express or implied, shall limit the right of any Buyer or any of its Affiliates to amend, terminate, or otherwise modify any Buyer Plan following the Closing Date. The Seller shall not have any responsibility, liability or obligation, whether to Continuing Employees, their beneficiaries or to any other Person, with respect to any Buyer Plan.
          6.3.6 Savings Plan. Effective as of the Closing Date, each of the Buyers shall take all action reasonably necessary and appropriate to include the Continuing Employees hired by it in the U.S. tax-qualified defined contribution savings and investment 401(k) plan established or to be established by that Buyer (the “Buyer Savings Plan”), subject to the eligibility requirements of the applicable Buyer Savings Plan. Each Buyer shall grant to the Continuing Employees hired by the Buyer service credit for service recognized by the Seller or its Affiliates for eligibility to participate and vest in the Buyer Savings Plan.
          6.3.7 Welfare and Other Non-Pension Fringe Benefits. Effective as of the Closing Date, each of the Buyers shall take all action reasonably necessary and appropriate to include the Continuing Employees hired by such Buyer in the Buyer’s existing, broad-based group health, life and disability plans as well as other employee welfare and fringe benefit plans and programs to the extent the Continuing Employees meet eligibility requirements for such plans, including any requirements for verification of dependent eligibility and verification of prior creditable coverage, that are substantially the same as the requirements applied to similarly situated new employees of the applicable Buyer and its Affiliates, without any credit for prior years of service with Seller under Section 6.3.9 or otherwise. Each Buyer shall provide coverage and benefits under the Buyers’ broad-based welfare and other non-pension fringe benefit plans to each Continuing Employee hired by the Buyer beginning on such Continuing Employee’s Buyer Welfare Plan Start Date. The Seller or its Affiliates shall have no responsibility for providing benefits under any welfare benefit plan of Seller or its Affiliates to a Continuing Employee from and after such Continuing Employee’s Seller Welfare Plan End Date; provided, however, that the Seller or its Affiliates shall remain liable for any claims of each Continuing Employee incurred prior to such Continuing Employee’s Seller Welfare Plan End Date under the Seller’s or its Affiliates’ medical and life insurance, flexible spending, dependent care and all other welfare programs in accordance with the terms of such plans as in effect prior to the Continuing Employee’s Seller Welfare Plan End Date, and the Seller or its Affiliates shall continue to fully process all claims incurred by each Continuing Employee (and to the extent applicable, each Continuing Employee’s spouse, dependents, or beneficiaries) prior to such Continuing Employee’s Seller Welfare Plan End Date for all benefits under the Seller’s or its Affiliates’ medical and life insurance, flexible spending, dependent care and all other welfare programs in which the Continuing Employee was eligible to participate at any time prior to the Continuing Employee’s Seller Welfare Plan End Date. For the purposes of this Section 6.3.7, a claim will be deemed incurred, in the case of hospital, medical or dental benefits, when the services that are the subject of the charge are performed and, in the case of other benefits (such as disability or life insurance), when an event has occurred that entitles the employee to the benefit. The Buyer Plans will credit each Continuing Employee hired by the sponsoring Buyer for all participant payments made by such Continuing Employee for health care expenses under the Seller Plans for purposes of deductibles and maximum out-of-pocket limits during the applicable Buyers’ plan year in which the Continuing Employee’s Buyer Welfare Plan Start Date occurs provided the Seller, the Seller’s applicable carrier or the Continuing Employee provides documentation of such deductibles and out-of-pocket charges to the Buyer in question’s carrier in a format useable by that carrier as soon as practicable after such Buyer Welfare Plan Start Date. It is hereby acknowledged and agreed that neither Buyer’s welfare benefit plans are, nor shall they become, by virtue of this Agreement or actions taken in compliance herewith, the successor to any welfare benefit plans of the Seller. It is also understood that each of the Buyers reserves the right to change, modify, discontinue or terminate any or all of its own welfare benefit plans at the discretion of the sponsoring Buyer at any time following the Closing Date.

          6.3.8 Vacation. With respect to each Continuing Employee, the Buyer that hires that Continuing Employee shall not assume such Continuing Employee’s unpaid, accrued vacation benefits under Seller’s or its Affiliate’s applicable vacation policy for the calendar year in which the Continuing Employee’s Employment Date occurs. As of the Continuing Employee’s Employment Date, the Continuing Employee will be entitled to vacation under the then applicable vacation policy or practices (as may be amended from time to time) of the Buyer that hired the Continuing Employee, which will recognize the number of years of service with the Seller and its Affiliates (and their affiliated predecessor entities) in determining the Continuing Employee’s vacation entitlement, including eligibility to participate and levels of vacation and vacation accrual. Vacation for the year in which the Continuing Employee’s Employment Date occurs under the applicable Buyer’s vacation policy or practices will be prorated based on the number of days from the Continuing Employee’s Employment Date to the last day of such year.
          6.3.9 Service Credit. Except as otherwise provided in this Agreement, for all purposes (including determining eligibility to participate and vesting and determining the level or amount of severance benefits), periods of service by a Continuing Employee with the Seller or its Affiliates (or any predecessor employer) prior to the Continuing Employee’s Employment Date that were recognized by the Seller and its Affiliates under Seller Plans shall be treated as service recognized under the analogous Buyer Plans of the Buyer that hires the Continuing Employee in question; provided, however, that such service shall not be recognized (a) for purposes of determining eligibility to participate in either Buyer’s retiree medical coverage plan, (b) for benefit accrual purposes under any Buyer Plan that is a qualified defined benefit pension plan, or (c) to the extent that such recognition would result in any duplication of benefits.
          6.3.10 Workers’ Compensation. The Seller shall retain all Liabilities of the Seller for workers’ compensation claims with respect to any Continuing Employee or his or her beneficiary if the incident or alleged incident giving rise to the claim occurred prior to his or her Employment Date. The Buyer who hires a Continuing Employee shall be responsible for any workers’ compensation claims with respect to that Continuing Employee or his or her beneficiary if the incident or alleged incident giving rise to the claim occurred on or after his or her Employment Date with the Buyer in question. In the event of doubt as to the date of the occurrence of the incident or alleged incident, the applicable Buyer shall process the claim; provided, however, that the Buyer shall be required to promptly inform the Seller of the existence and nature of any such claim and the Seller shall have the right to assist the Buyer in the processing of any such claim. Unless the Buyer who employs the Continuing Employee or its Affiliates is found to be liable for the incident in whole, the Seller shall pay or reimburse the Buyer for the payment of the claim and reasonable expenses of processing such claim in direct proportion to the percentage of the Seller’s Liability to the total amount of the Liability paid under the claim.
          6.3.11 Employee Information. The Parties agree to furnish each other with such information concerning employees and employee benefit plans, and to take all such other action, as is necessary and appropriate to effect the transactions contemplated by this Section 6.3 and permitted by Laws. Where any required information is in the possession of Third Parties controlled by the Seller, such as insurers or trustees, the Seller shall use reasonable efforts to cause those Third Parties to cooperate in providing any such information to the applicable Buyer.
          6.3.12 No Third Party Beneficiaries; No Amendments to Plans. Nothing herein express or implied shall confer upon any employee, Continuing Employees or any other persons any rights or remedies, including any right to employment, or continued employment for any specified period, of any nature or kind whatsoever under or by reason of this Agreement. Nothing in this Agreement shall be construed to create any obligation to any third party on the part of any Buyer as a successor employer of Seller with respect to any collective bargaining agreement or obligation. Nothing in this Agreement shall constitute an amendment to, or be construed as amending, any benefit plan, program or agreement sponsored, maintained or contributed to by the Seller, either Buyer or any of their respective Affiliates.
          6.3.13 COBRA Continuation Coverage. The Seller will be responsible for providing any continuation coverage as required by COBRA (“COBRA Continuation Coverage”) for all employees, former employees, and their dependents where the qualifying event as defined in Section 4980B of the Code (the “Qualifying Event”) occurs before the applicable Employment Date. Each Buyer will be severally responsible for any COBRA Continuation Coverage required by Section 4980B of the Code or similar requirements of state law for any Continuing Employees that commence employment with such Buyer (and the dependents of such Continuing Employees) where the Qualifying Event occurs on or after the applicable Employment Date.
     Section 6.4 Computer Matters.
          6.4.1 Holly Tulsa will pay all transfer-related costs and be responsible for obtaining, and the Seller shall use commercially reasonable efforts to assist Holly Tulsa in obtaining, the software and other licenses that are listed on Schedule 6.4(a) as allocable to and being acquired by Holly Tulsa (including related software and hardware maintenance agreements to the extent provided in Schedule 6.4(a)) in connection with the use of the computer equipment listed on Schedule 6.4(a), subject to the limitations expressly provided in Schedule 6.4(a).
          6.4.2 HEP Tulsa will pay all transfer-related costs and be responsible for obtaining, and the Seller shall use commercially reasonable efforts to assist HEP Tulsa in obtaining, the software and other licenses that are listed on Schedule 6.4(b) as allocable to and being acquired by HEP Tulsa (including related software and hardware maintenance agreements to the extent provided in Schedule 6.4(b)) in connection with the use of the computer equipment listed on Schedule 6.4(b), subject to the limitations expressly provided in Schedule 6.4(b).
     Section 6.5 Release and Replacement of Bonds, Guaranties, etc.
          6.5.1 Promptly after the Closing, Holly Tulsa shall deliver to the applicable beneficiary replacement or substitute guaranties, letters of credit, bonds, security deposits, and other surety obligations for those set forth on Schedule 6.5.1 (each, a “Holly Tulsa Allocable Credit Support Arrangement”), and Holly Tulsa shall use commercially reasonable efforts to cause the release as of the Closing Date of the Seller and its Affiliates, in form and substance reasonably acceptable to the Seller, from all obligations relating to any such guaranties, letters of credit, bonds, security deposits, or other surety obligations listed on Schedule 6.5.1 and any Liabilities related thereto. Holly Tulsa shall indemnify, defend and hold harmless the Seller (and its Affiliates), and their respective directors, officers, employees, agents and Representatives, from and against any and all Damages relating to, resulting from, or arising out of, any Holly Tulsa Credit Support Arrangement to the extent any such Damages relate to, result from, or arise out of the use of the Assets or the operation of Business by Holly Tulsa or its Affiliates on or after the Closing Date.
          6.5.2 Promptly after the Closing, HEP Tulsa shall deliver to the applicable beneficiary replacement or substitute guaranties, letters of credit, bonds, security deposits, and other surety obligations for those set forth on Schedule 6.5.2 (each, an “HEP Tulsa Allocable Credit Support Arrangement”), and HEP Tulsa shall use commercially reasonable efforts to cause the release as of the Closing Date of the Seller and its Affiliates, in form and substance reasonably acceptable to the Seller, from all obligations relating to any such guaranties, letters of credit, bonds, security deposits, or other surety obligations listed on Schedule 6.5.2 and any Liabilities related thereto. HEP Tulsa shall indemnify, defend and hold harmless the Seller (and its Affiliates), and their respective directors, officers, employees, agents and Representatives, from and against any and all Damages relating to, resulting from, or arising out of, any HEP Tulsa Allocable Credit Support Arrangement to the extent any such Damages relate to, result from, or arise out of the use of the Assets or the operation of Business by HEP Tulsa or its Affiliates on or after the Closing Date.
          6.5.3 The allocation of obligations between the HEP Tulsa Allocable Credit Support Arrangement and Holly Tulsa Allocable Credit Support Arrangement will be determined by the Buyers prior to Closing.
     Section 6.6 WARN Act. The Seller agrees to provide any required notice under the WARN Act as a result of any “plant closing” or “mass layoff” (as such terms are defined in the WARN Act) occurring before the Closing Date at any of the Facilities or relating to any of the Assets. Each Buyer agrees to provide any required notice under the WARN Act with respect to any “plant closing” or “mass layoff” at any of the Facilities acquired by such Buyer or relating to any of the Assets occurring on or after the Closing Date or relating to or arising out of the termination of the employment of any Continuing Employee by such Buyer or any of its Affiliates on or after the Closing Date.
     Section 6.7 Environmental Matters.
          6.7.1 Tulsa Global Clean Air Act Consent Decree.
               6.7.1.1 Except as provided in Section 6.7.1.2 below, the Buyers shall assume all of the Tulsa Global CAA Consent Decree Obligations effective as of the Closing Date. The Parties agree that prior to the Effective Date, and thereafter as necessary, the Parties shall cooperate and work in good faith to secure the proper modification and transfer of the Tulsa Global CAA Consent Decree Obligations from Seller to the Buyers including Seller providing in writing to the U.S. Department of Justice, EPA Headquarters, EPA Region 6, and the ODEQ the information required pursuant to paragraphs 6, 7, and 341 of the Global CAA Consent Decree. The Parties shall also cooperate and work in good faith to: (i) prepare a Global CAA Consent

Decree Modification and a joint motion to be executed by the Seller, the Buyers, the U.S. Department of Justice, and the ODEQ and filed with the U.S. District Court, District of Wyoming, pursuant to which the Buyers shall agree to assume upon Closing the Tulsa Global CAA Consent Decree Obligations; (ii) consult with all such parties to the joint motion in order to obtain agreement on the joint motion and take all reasonable steps to cause all parties to execute the joint motion; and (iii) file the joint motion for entry of the Global CAA Consent Decree Modification and take all other appropriate actions to have the order approving the joint motion issued and the Global CAA Consent Decree Modification entered by the U.S. District Court, District of Wyoming (the “Global CAA Consent Decree Court”). Should either or both of the U.S. Department of Justice or ODEQ not execute the joint motion, then the Seller and the Buyers shall execute the joint motion and the Seller shall thereafter file the motion with the Global CAA Consent Decree Court.
               6.7.1.2 From and after the Closing Date, and subject to Section 6.7.1.7 below, the Seller shall be responsible for completion of each of the capital improvement projects described on Schedule 6.7.1.2 (the “Environmental Compliance Projects”), including the timely construction, installing, commissioning, start-up, performance testing and other demonstrations of compliance with emission limitations and reductions associated with those improvements listed on Schedule 6.7.1.2 in compliance with the Tulsa Global CAA Consent Decree Obligations relating to the Environmental Compliance Projects. The Parties shall use diligent and good faith efforts to appropriately establish reasonable standards for all of the foregoing requirements (including, for example, the identification of reasonable, shorter alternatives to lengthy testing and/or demonstration requirements under the Tulsa Global CAA Consent Decree Obligations). The Environmental Compliance Projects and Seller’s obligations pursuant to this Section 6.7.1.2 shall be deemed to have been completed when all of the Environmental Compliance Projects have each achieved Final Completion, and upon payment of the amounts provided for in Section 6.7.1.3(a), (b) and (c), Buyer shall be deemed to have accepted that Final Completion has occurred; provided that nothing herein shall constitute a waiver of any contractual right, claim, warranty, guarantee from or with any Third Party in relation to the Environmental Compliance Projects.
               6.7.1.3 Holly Tulsa shall pay to the Seller the following amounts in connection with the Environmental Compliance Projects (the “Capex Amounts”):
                    (a) Ten Million Dollars ($10,000,000) payable either (i) at Closing, if Mechanical Completion of each of the Wet Gas Scrubber, SCR on boilers numbers 1 through 3, the wastewater treatment plant modifications, and the Flare gas recovery system has occurred prior to Closing, or (ii) fifteen (15) days following Mechanical Completion of all such projects, if Mechanical Completion of such projects occurs any time following the Closing Date;
                    (b) Five Million Five Hundred Thousand Dollars ($5,500,000) within fifteen (15) days after Final Completion of those portions of the Environmental Compliance Projects identified in Section 6.7.1.3(a) and the SCR on boiler number 4;
                    (c) Five Hundred Thousand Dollars ($500,000) within fifteen (15) days after Final Completion of all Environmental Compliance Projects; and
                    (d) the sum of the Excess Costs and the Shared Savings, if any, which shall be payable within fifteen (15) days after receipt by Holly Tulsa of the Capex Statement and supporting documentation provided for in Section 6.7.1.5.

For the avoidance of doubt, Seller shall pay, and shall be solely responsible for, all amounts relating to the costs of the Environmental Compliance Projects that exceed $17,000,000.
               6.7.1.4 For purposes of this Agreement, the term “Qualified Capital Expenses” means all Environmental Compliance Projects related capital expenditures that the Seller reasonably incurs on or after July 1, 2009 with respect to the Facilities and Other Assets for materials and services purchased by the Seller from third parties which expenses (i) are required to be capitalized under GAAP; (ii) are necessary and appropriate to complete the Environmental Compliance Projects as described on Schedule 6.7.1.2; (iii) in the case of purchases from Affiliates of the Seller, are on pricing and other terms commensurate with arms-length transactions between unrelated parties; and (iv) are consistent with the applicable Environmental Compliance Projects Contracts related to such materials and services. In the case of purchases of Environmental Compliance Projects related materials, the Seller will be deemed to have incurred the expense in question on the date the materials in question were received by the Seller. In the case of Environmental Compliance Projects related services, the Seller will be deemed to have incurred the expense on the date the service in question is rendered. Accordingly, the portion of any capital expenditures for Environmental Compliance Projects related materials received by the Seller prior to July 1, 2009 or Environmental Compliance Projects related services with respect to the Facility rendered prior to July 1, 2009 are not Qualified Capital Expenses. For purposes of clarity, Qualified Capital Expenses of the Seller shall include progress payments due and paid on or after July 1, 2009 with respect to capital equipment purchased for the Environmental Compliance Projects with respect to the Facility, but only to the extent any such progress payment is attributable to work performed or materials received on or after July 1, 2009.
               6.7.1.5 Within forty-five (45) days after Final Completion, the Seller shall provide to Holly Tulsa a reasonably detailed statement (the “Capex Statement”) setting forth the Seller’s calculation of the Capex Amounts payable by Holly Tulsa under Section 6.7.1.3(d), and itemizing and describing all Qualified Capital Expenses incurred by the Seller on and after July 1, 2009 (including the dates such expenses were incurred and paid, the nature of the materials or services obtained, the amounts paid therefor, and the names of the applicable vendors). The Capex Statement shall be accompanied by copies of the applicable vendor invoices for the expenses shown, a listing of the dates the materials in question were received or the services in question were rendered, evidence that all vendors, contractors and other persons providing any work, equipment, materials services or labor and who might be able to file a lien against the Facilities have been paid in full or will be paid in full out of the payment in Section 6.7.1.3(d), and such other supporting documentation as Holly Tulsa reasonably requests provided that the Seller may contest in good faith any amounts claimed due to a vendor or contractor if the Seller provides a bond or other financial assurance reasonably acceptable to the Buyers that protects the Buyers and the Assets from any Damages related to such claim. In the event that Holly Tulsa objects to the Seller’s calculation of the Capex Amounts in the Capex Statement, the Parties shall promptly attempt to resolve their unresolved differences as to the Capex Amounts. Upon reasonable advance notice, Buyers shall have the right to inspect and copy any of the Sellers’ books and records relating to Qualified Capital Expenses, Mechanical Completion and Final Completion. If any portion of the Capex Amounts remains in dispute on the eightieth (80th) day following completion of the Environmental Compliance Projects, such disputed portion shall be resolved in accordance with the arbitration provisions of Section 2.6.4.1 and paid within thirty (30) days after the final arbitration decision is rendered.
               6.7.1.6. [Intentionally omitted].
               6.7.1.7. If any of the Environmental Compliance Projects or other Equipment present at the Facilities or Tulsa Refinery that is required for compliance with the Tulsa Global CAA Consent Decree do not pass or satisfy the performance tests and other demonstrations of compliance with emission limitations and reductions specified under the limitations or requirements (if any) imposed under the Tulsa Global CAA Consent Decree Obligations by the Applicable CAA Deadline for reasons not attributable to the fault of Buyers or their Affiliates, the Seller shall reimburse each Buyer for any fines or penalties that may be imposed on such Buyer as a consequence of such failures and for any resulting additional costs incurred by the Buyers to meet the Tulsa Global Consent Decree Obligations in relation to such failure, but Seller shall not be responsible for any consequential damages including lost profits unless such damages are recoverable from a Third Party. Additionally, if the Seller does not complete any phase of the Environmental Compliance Projects by the Applicable CAA Deadline for reasons not attributable to the fault of Buyers or their Affiliates, and such failure has or may result in fines, penalties, or enforcement action pursuant to Tulsa Global CAA Consent Decree, Holly Tulsa at its option may assume management, control and oversight over the Environmental Compliance Projects.
               6.7.1.8 If Holly Tulsa assumes management and control over the completion of the Environmental Compliance Projects in accordance with Section 6.7.1.7 or the Seller otherwise defaults on its obligations under Section 6.7.1.2 to successfully complete the Environmental Compliance Projects by the Applicable CAA Deadlines, the Seller shall within thirty (30) days after written request from Holly Tulsa reimburse Holly Tulsa for all costs (properly capitalized under GAAP) that Buyers or their Affiliates reasonably incur to complete the Environmental Compliance Projects to the extent that: (i) the sum of such costs of completion, plus all amounts paid or payable by Holly Tulsa to the Seller under Section 6.7.1.3 and Section 6.7.1.6. exceed (ii) Sixteen Million Dollars ($16,000,000). Any request for reimbursement by Holly Tulsa hereunder shall be accompanied by reasonable documentation of the costs of completion for which reimbursement is sought.
               6.7.1.9 Upon written request to the Seller, the Seller shall assign to Holly Tulsa all of the Sellers’ rights, but not its obligations, under any or all of the Environmental Compliance Projects Contracts in accordance with the form of Assignment of Rights attached hereto as Exhibit J.
               6.7.1.10 Prior to Final Completion of the Environmental Compliance Projects, Seller and its contractors shall have a license to enter on the Owned Real Property for the purpose of achieving Mechanical Completion and Final Completion of the Environmental Projects. Such access shall be subject at all times to applicable Laws and Buyers’ rules and regulations relating to health, safety, environment, indemnification and insurance that are generally applicable to contractor’s entering the Owned Real Property. Such license shall automatically terminate upon the first to occur of (i) Final Completion of the Environmental Compliance Projects, or (ii) the exercise by Holly Tulsa of its rights pursuant to Section 6.7.1.7.

Buyers shall cooperate with Seller’s reasonable requests in connection with the completion of the Environmental Compliance Projects.
          6.7.2 Oklahoma Department of Environmental Quality Consent Order. Promptly after the execution of this Agreement, the Seller and the Buyers shall consult with the ODEQ to arrange for transfer of Seller’s post-Closing responsibilities under ODEQ Consent Order No. 07-244 to Holly Tulsa effective as of the Closing Date. Seller and Buyers shall make such requests and execute and file such documents as may be necessary to arrange for transfer of Seller’s ongoing obligations and the consent order to Holly Tulsa. On and after the Closing, Holly Tulsa shall perform all obligations and satisfy all liabilities imposed on it with respect to the Assets or portion of the Business being acquired by it pursuant to ODEQ Consent Order No. 07-244 or any amendment of such order issued by ODEQ (the “ODEQ Consent Order Obligations”).
          6.7.3 Transfers of Environmental Permits. Promptly after the execution of this Agreement, the Seller and each of the Buyers shall begin making arrangements for transfer of all Environmental Permits required for operation of the Assets from the Seller to the Buyer that is acquiring such Assets; provided, however, that no such transfer shall be effective unless the Closing occurs. The Parties shall execute and file such documents as may be necessary to cause such Environmental Permits to be transferred from the Seller to the applicable Buyer contemporaneous with the Closing. If an Environmental Permit cannot be transferred from the Seller to the applicable Buyer effective as of the Closing Date, then Seller hereby grants to that Buyer the right to operate the Assets in question under Seller’s Environmental Permit; provided, however, that Seller shall have no responsibility or liability with respect to any violation of any such Environmental Permit occurring on or after the Closing Date and the applicable Buyer shall indemnify and hold harmless Seller with respect to any and all Liabilities arising from any such violations except as provided for in Section 6.7.1.2.
          6.7.4 Reinstatement. The Seller shall advise the EPA debarment counsel that Holly Tulsa and HEP Tulsa have agreed to purchase the Tulsa Refinery assets and shall cooperate with the Buyers in seeking reinstatement by EPA of the Tulsa Refinery, which has been subject to a bar from federal contracts or benefits resulting from Seller’s 2007 Clean Water Act conviction.
          6.7.5 Parcel P Property. Holly Tulsa shall have responsibility for continuing the level of remediation on the Owned Real Property and the Parcel P Property relating to the groundwater upgradient from the Parcel P Property existing on the Closing Date and paying for any related additional Costs of Environmental Compliance to the extent required by a Governmental Authority either (i) under a permit issued by the State of Oklahoma pursuant to RCRA requiring corrective action, or (ii) by reason of any material change in the magnitude or composition of the plume. Notwithstanding the foregoing, with respect to the Parcel P Property, Seller shall have responsibility for (i) costs or losses arising from claims for Damages, Environmental Liabilities, and Liabilities asserted by the owners or operators of the Parcel P Property, or any Third Parties to the extent of groundwater contamination existing as of the Closing Date, and (ii) any additional Environmental Liabilities or Costs of Environmental Compliance resulting from any change in, change in application of, or amendment to any Environmental Law after the Closing Date. To the extent that there is a material change in the magnitude or composition of the plume and both Holly Tulsa and the Seller have liabilities in light of the foregoing, the foregoing responsibilities shall be allocated among Holly Tulsa and the Seller on an equitable basis taking into account the extent to which there is a change in the magnitude or composition of the plume.
          6.7.6 Sludge. Seller shall be responsible and reimburse the Buyers for one-half of the Costs of Environmental Compliance and Damages related to Environmental Liabilities associated with the existence of sludge from petroleum storage tanks buried on the Owned Real Property prior to the Closing Date. Notwithstanding the foregoing, the Seller shall not be responsible for paying one-half of such Costs of Environmental Compliance and Damages to the extent such Costs of Environmental Compliance and Damages were not incurred or were not required to be performed: (i) pursuant to the order or directive of a Governmental Authority; or (ii)  pursuant to any investigation, claim or proceeding initiated or instituted by any Governmental Authority or that results from or is attributable to a third party claim or Liability to a third party; or (iii) or as reasonably necessary to comply with the requirements of any Environmental Permit or applicable Laws. For avoidance of doubt, if in the exercise of the Prudent Businessman Standard the Buyers encounter sludge and incur Costs of Environmental Compliance in relation thereto, the Seller shall be responsible and reimburse the Buyers pursuant to the first sentence of this Section 6.7.6. The Seller’s reimbursement obligation pursuant to this Section 6.7.6 shall be limited to one-half of the lowest total cost response following a similar procedure as set forth in Section 6.16.
     Section 6.8 Compliance Responsibilities. Each of the Buyers and the Seller shall be responsible for their own compliance with regulations related to (i) the conventional gasoline antidumping and toxics compliance standards of 40 C.F.R. Part 80, Subparts E and J, respectively, (ii) gasoline sulfur standards of 40 C.F.R. Part 80, Subpart H, (iii) diesel sulfur standards of 40 C.F.R. Part 80, Subpart I, and (iv) the renewable fuels standards of 40 C.F.R. Part 80, Subpart K.
     Section 6.9 Post-Closing Payments and Demands. Should the Seller, after Closing, receive payments to which a Buyer is entitled pursuant to this Agreement, then the Seller shall, within thirty (30) days of receipt of the same, forward such payments to the Buyer in question, and should either Buyer, after Closing, receive payments to which the Seller is entitled pursuant to this Agreement, then that Buyer, within thirty (30) days of receipt of the same, shall forward such payments to the Seller. If any demand is made on a Buyer after Closing to pay any invoice or other obligation contracted or incurred by Seller prior to Closing in the operation of the Business, the Buyer shall pay the same to the extent such invoice or obligation constitutes an Assumed Liability for which the Buyer in question is responsible under this Agreement; if and to the extent any such invoice or obligation constitutes an Excluded Liability, Seller shall pay the same.
     Section 6.10 Certain Trading Activities. Seller agrees that before the Closing it shall not, and shall cause its Affiliates not to, engage in any short sales or hedging transactions with regard to HOC Common Stock or HEP Common Units.
     Section 6.11 Required SEC Financial Statements. The Seller shall cooperate and assist the Buyers in the preparation of financial statements for the Assets and the Business in such form and covering such periods as may be required by applicable securities Laws to be filed by the Buyers or their Affiliates with the SEC as a result of or in connection with the transactions contemplated by this Agreement (collectively, the “Financial Statements”). The Seller shall provide the Buyers and their Representatives full access to the Seller’s personnel and books and records to the extent necessary to enable the Buyers and their Representatives to prepare the Financial Statements. All costs incurred in connection with the preparation of the Financial Statements shall be borne by the Buyers, and the applicable Buyer shall promptly reimburse Seller for all of its third-party out-of-pocket costs incurred pursuant to this Section 6.11 in complying with that Buyer’s request for assistance or records access.
     Section 6.12 Texaco Indemnity. To the extent a Buyer Indemnified Party suffers Damages for which it is not indemnified under this Agreement but such Damages are covered by Texaco’s indemnification obligations to the Seller or its Affiliates under the Texaco Agreement, the Seller agrees that, upon Holly Tulsa’s written request and at Holly Tulsa’s sole cost and expense, the Seller shall bring a claim for indemnification against Texaco with respect to such Damages and pursue such claim against Texaco in good faith for the benefit of such Buyer Indemnified Party. To the extent the Seller receives any proceeds from Texaco as a result of pursuing such claim, the Seller shall deliver such proceeds to Holly Tulsa. If the Seller does not receive any proceeds from Texaco as a result of such claim, the Seller shall have no further obligations pursuant to the foregoing provisions of this Section 6.12. Following the execution of this Agreement, the Seller agrees that neither it nor any of its Affiliates will enter into any amendment or modification of the Texaco Agreement in a manner that terminates, waives or reduces the Seller’s indemnification rights thereunder without Holly Tulsa’s prior written consent, which consent shall not be unreasonably withheld or delayed.
     Section 6.13 Benzene Credits. Holly Tulsa agrees that, until the third anniversary of the Closing, upon the written request of the Seller, it will sell to the Seller annually any excess benzene credits that are not used by Holly Tulsa or its Affiliates, at the then-market price.
     Section 6.14 HCEP Property. The Parties acknowledge that some of the HCEP Property may be stored in a fenced area on the Owned Real Property referred to as the “Ball Field.” To the extent that any HCEP Property remains on the Owned Real Property as of the Closing, the Seller agrees that it will remove such HCEP Property no later than eighteen (18) months following Closing. During such time that any HCEP Property remains on the Owned Real Property: (i) the Seller will be responsible for maintaining insurance with respect to the HCEP Property; (ii) neither Buyer shall be responsible for any casualty damage to the HCEP Property; (iii) the Seller shall indemnify, defend and hold harmless the Buyer Indemnified Parties against liability for physical damage to property and for physical injuries to or death of any person (including reasonable attorney’s fees incurred thereby) resulting from or arising out of (a) the presence of the HCEP Property on the Owned Real Property, or (b) the removal of the HCEP Property from the Owned Real Property.
     Section 6.15 Data Room. The Seller and the Buyers will cause Merrill Corporation to: (i) within five (5) Business Days following the date hereof, create three (3) copies (in CD format) for each of the Seller and the Buyers of the data contained in the Data Room as it exists on the date hereof and (ii) create three copies (in CD Format) for each of the Seller and the Buyers of the data contained in the Data Room as it exists on the Closing Date. The Seller and the Buyers shall share equally the fees and expenses charged by Merrill Corporation in connection with making and delivering the information required pursuant to this Section 6.15.

Seller shall take such actions as are necessary to transfer ownership of the data contained in the Data Room that constitutes Books and Records (as opposed, for example, to the history of Third Party access to such data or other information or rights that do not constitute “Assets” hereunder) to the Buyers.
     Section 6.16 Union Pacific Railroad Property, the Radiator Shop Property and the Parcel L Area. From and after the Closing Date, Holly Tulsa shall be responsible for performing any and all Remedial Work associated with the wastes and hazardous constituents that are present in the soil at the Union Pacific Railroad Property, Radiator Shop Property, and the Parcel L Area to the extent any such Remedial Work is required by any Governmental Authority or pursuant to an Environmental Law or Environmental Permit; provided, however, that the Seller shall reimburse Holly Tulsa with respect to all costs, excluding internal costs and overhead, incurred in performing such Remedial Work, subject to the limitations set forth below. Such reimbursement by the Seller shall be made within thirty (30) days after receipt of Holly Tulsa’s invoice and supporting information. Prior to performing any Remedial Work, Holly Tulsa shall advise the Seller of the planned scope of work and shall provide such other details as may be reasonably requested by the Seller, and shall incorporate to the extent reasonable the Seller’s recommendations into the planned scope of work; provided that such recommendations are received by Holly Tulsa within twenty (20) Business Days after such request, or such shorter period as may be necessitated by the schedule of the Governmental Authority with jurisdiction. Holly Tulsa shall also keep the Seller advised of its progress in performing any Remedial Work by promptly providing the Seller with copies of material, non-privileged reports to and correspondence with Third Parties and Governmental Authorities relating to the Remedial Work. To the extent practicable, prior to proposing any particular remedy or remedial action to any Governmental Authority, Holly Tulsa shall confer with the Seller regarding the action to be taken and shall incorporate to the extent reasonable the Seller’s comments with respect to the proposed action before proceeding to communicate with the Governmental Authority. The Seller shall be obligated to reimburse Holly Tulsa only with respect to costs that are incurred pursuant to the foregoing protocol, and only to the extent of the lowest total cost response taking into account both capital costs and ongoing operating and maintenance costs consistent with accepted industry practices, Environmental Laws and Environmental Permits, or required by any Governmental Authority with jurisdiction (such as, for example, using institutional controls rather than active remediation whenever such controls are consistent with accepted industry practices, allowed by Environmental Laws and required by any Governmental Authority with jurisdiction). If after conferring with the Seller, Holly Tulsa elects to pursue a remedy that is more costly than such lowest total cost response, the Seller shall be obligated to reimburse Holly Tulsa only to the extent of such lowest total cost response.
     Section 6.17 Pending BWON Compliance Matter. During September 2009, the Oklahoma Department of Environmental Quality (“ODEQ”) conducted a compliance audit of the Facilities and identified potential violations of the Benzene Waste Operations NESHAPS regulatory requirements, 40 CFR Part 61, Subpart FF (“BWON”). To the extent this enforcement matter is not resolved prior to the Closing Date, the Seller agrees to pay all fines and penalties imposed by ODEQ on any Party arising out of the BWON matter. Furthermore, Holly Tulsa shall be responsible for performing any and all Remedial Work post Closing Date, necessary to satisfy the demands of ODEQ, but shall be reimbursed by the Seller following a similar procedure as set forth in Section 6.16
ARTICLE 7
CONDITIONS PRECEDENT
     Section 7.1 Conditions to Obligation of the Buyers. The obligation of each of the Buyers to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction, or waiver by each Buyer, of each of the following conditions on or prior to the Closing:
          7.1.1 the representations and warranties of the Seller as made by the Seller on the Effective Date (prior to any amendment or supplements of the schedules of Seller pursuant to Section 5.9) contained in this Agreement that are qualified by Material Adverse Effect shall be true and correct in all respects and the representations and warranties of the Seller as made by the Seller on the Effective Date (prior to any amendment or supplements of the schedules of Seller pursuant to Section 5.9) that are not so qualified shall be true and correct except to the extent the failure of such representations and warranties to be true and correct would not, in the aggregate, reasonably be expected to have a Material Adverse Effect, in each case, as of the date of this Agreement and as of the Closing Date, as though made again on and as of the Closing Date (except for any particular representations and warranties that speak as of a specific date or time, the truth and accuracy of which need only be measured as of such date and time);
          7.1.2 the Seller shall have performed and complied in all material respects with all of its covenants, agreements and conditions required by this Agreement to be performed or complied with by the Seller through the Closing;
          7.1.3 there shall not be (i) any injunction, preliminary or otherwise, judgment, order, decree, ruling, or charge in effect prohibiting the consummation of the transactions contemplated by this Agreement or (ii) pending or otherwise threatened any litigation or proceeding instituted by any Governmental Authority to restrain, prohibit or otherwise materially interfere with consummation of the transactions contemplated by this Agreement or the operation of the Business by Buyer as it is currently operated by the Seller;
          7.1.4 the Seller shall have delivered to each of the Buyers an officer’s certificate to the effect that each of the conditions specified in Sections 7.1.1 and 7.1.2 are satisfied in all respects;
          7.1.5 all necessary filings and notifications under the HSR Act shall have been made and the waiting period referred to in such act applicable to the transactions contemplated by this Agreement shall have expired;
          7.1.6 the Seller shall have fulfilled its obligations under Section 6.7.1 including the filing of a motion to amend the Global CAA Consent Decree and such amended Global CAA Consent Decree has been approved and entered by the U.S. District Court for the District of Wyoming;

          7.1.7 all consents and authorizations from Governmental Authorities specified in Schedule 7.1.7 required for the consummation of the transactions contemplated by this Agreement shall have been obtained and remain in effect;
          7.1.8 all consents and authorizations from Third Parties specified in Schedule 7.1.8 required for the consummation of the transactions contemplated by this Agreement shall have been obtained and remain in effect;
          7.1.9 each of the Buyers shall have received title insurance commitments (including copies of all underlying exception documents) covering all of the Owned Real Property being acquired by the Buyer in question, each of which shall be certified (in the case of abstracts) or with an effective date (in the case of title commitments) on or after September 30, 2009, and which shall reflect that title to the Owned Real Property is vested in the Seller or an affiliated predecessor-in-interest of the Seller in fee simple, subject only to the standard exceptions and exclusions from coverage contained in the proposed policy of title insurance and those “Schedule B – Section II” exceptions to coverage contained in the final title insurance commitments received by the applicable Buyer prior to the issuance of such proposed policies that do not adversely affect the Buyers’ title in a material adverse way; provided, however, that the foregoing condition shall not be satisfied until such time that the Seller shall have provided to the Buyers sufficient legal descriptions for each parcel of Owned Real Property and has identified each Easement that is appurtenant to the Owned Real Property, in each case that are reasonably satisfactory to the Buyers and the Title Company; provided, further, that the identification of railroad crossing rights by reference to milepost numbers or by any other form of identification customarily used by railroads will be sufficient for the purposes of this Section 7.1.9;
          7.1.10 each of the Buyers shall have received the deliveries to be received by the Buyers set forth in Section 2.9.1;
          7.1.11 from the Effective Date to the Closing, no Material Adverse Effect shall have occurred;
          7.1.12 [intentionally omitted];
          7.1.13 [intentionally omitted];
          7.1.14 the Seller shall have complied with the requirements of Section 6.7.4 and the EPA debarment counsel shall have advised the Buyers in writing that he or she will recommend to the appropriate official that the Tulsa Refinery be removed from the “Excluded Parties List System” maintained by the U.S. General Services Administration;
          7.1.15 the Seller shall have successfully completed the shutdown of the FCC Unit, installation of all necessary tie-ins of the Environmental Compliance Projects and the return of the FCC Unit to its pre-shut down operational condition, and such FCC Unit is fully operational in all material respects, all in accordance with prudent industry standards; and
          7.1.16 the Seller has filed with the Federal Communication Commission all necessary forms for the transfer of licenses identified in Schedule 2.1.8, items 19 and 20 and
          7.1.17 the Seller has satisfied its obligations set forth in Section 5.12.

     Section 7.2 Conditions to Obligation of the Seller. The obligation of the Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction or waiver by the Seller (at or before the Closing) of each of the following conditions prior to the Closing:
          7.2.1 the representations and warranties of the Buyers as made by the Buyers on the Effective Date (prior to any amendment or supplements of the schedules of the Buyers pursuant to Section 5.9) contained in this Agreement that are qualified by an HOC Material Adverse Effect or HEP Material Adverse Effect shall be true and correct in all respects and the representations and warranties of the Buyers as made by the Buyers on the Effective Date (prior to any amendment or supplements of the schedules of the Buyers pursuant to Section 5.9) that are not so qualified shall be true and correct except to the extent the failure of such representations and warranties to be true and correct would not, in the aggregate, reasonably be expected to have a HOC Material Adverse Effect or HEP Material Adverse Effect, in each case, as of the date of this Agreement and as of the Closing Date, as though made again on and as of the Closing Date (except for any particular representations and warranties that speak as of a specific date or time the truth and accuracy of which need only be measured as of such date and time);
          7.2.2 the Buyers shall have performed and complied in all material respects with all of their respective covenants, agreements and conditions required by this Agreement to be performed or complied with by the Buyers through the Closing;
          7.2.3 there shall not be (i) any injunction, preliminary or otherwise, judgment, order, decree, ruling, or charge in effect prohibiting the consummation of the transactions contemplated by this Agreement or (ii) pending or otherwise threatened any litigation or proceeding instituted by any Governmental Authority to restrain, prohibit or otherwise materially interfere with consummation of the transactions contemplated by this Agreement;
          7.2.4 each of the Buyers shall have delivered to the Seller an officer’s certificate to the effect that each of the conditions specified in Section 7.2.1 and 7.2.2 with respect to such Buyer is satisfied in all respects;
          7.2.5 all necessary filings and notifications under the HSR Act shall have been made and the waiting period referred to in such act applicable to the transactions contemplated by this Agreement shall have expired;
          7.2.6 [Intentionally omitted];
          7.2.7 all consents and authorizations from Third Parties specified in Schedule 7.2.7 required for the consummation of the transactions contemplated by this Agreement shall have been obtained and remain in effect;
          7.2.8 the Seller shall have received the deliveries to be received by the Seller set forth in Section 2.9.2;
          7.2.9 [Intentionally omitted];

          7.2.10 from the Effective Date to the Closing, no HOC Material Adverse Effect or HEP Material Adverse Effect shall have occurred;
          7.2.11 the registration statements of HEP and HOC required to be filed as provided in Section 2(a) of the HOC Registration Rights Agreement and Section 2(a) of the HEP Registration Rights Agreement shall each have been filed with the SEC and the registration statement of HOC shall have become effective and shall not be the subject of any stop orders issued by the Commission or proceeding seeking a stop order;
          7.2.12 the HOC Stock and HEP Units issuable to the Seller pursuant to this Agreement shall have been authorized for listing on the NYSE subject to official notice of issuance thereof.
ARTICLE 8
REMEDIES FOR BREACHES OF AGREEMENT
     Section 8.1 Survival of Representations, Warranties and Certain Covenants. All of the representations and warranties of the Parties contained in this Agreement or in any schedule, exhibit, certificate or other writing delivered pursuant hereto or in connection herewith are material, shall be deemed to have been relied upon by the other Parties and shall survive the Closing under this Agreement regardless of any investigations, and continue for a period of two (2) years after the Closing Date, except that:
(i)	the representations and warranties provided in Section 3.1.1 (Organization of the Seller), the first three sentences of Section 3.1.2 (Authorization of Transaction), Section 3.1.4 (Brokers’ Fees), Section 3.2.1 (Organization of the HOC Entities), the first three sentences of Section 3.2.2 (Authorization of Transaction), Section 3.3.1 (Organization of the HEP Entities), the first three sentences of Section 3.3.2 (Authorization of Transaction), Sections 4.1.1.1 and 4.1.1.2 (Ownership of the Assets) and any representations or warranties regarding the validity of title in the conveyance documents delivered by Seller and its Affiliates shall survive indefinitely (the representations listed in this subparagraph (i), collectively, are the “Fundamental Representations”);

(ii)	the representations and warranties provided in Section 4.1.7 (Tax Matters), Section 4.1.10 (Employee Matters) and Section 4.1.11 (Compensation and Employee Benefits) shall survive until thirty (30) days following the expiration of the applicable statute of limitations, including any extensions thereof;

(iii)	the representations and warranties provided in Section 4.1.8 (Environmental Matters) shall survive for a period of five (5) years after the Closing Date; and

(iv)	the representations and warranties provided in Section 4.1.1.3 (Shared Assets) shall survive for a period of five (5) years after the Closing Date.

     The expiration of the representations and warranties of any Party shall not limit or impair such Party’s covenants and agreements set forth in Article 5 and Article 6 contained in this Agreement, which shall survive the Closing indefinitely; provided, however, the covenants and agreements in Article 5 shall only survive the Closing until two (2) years after the Closing Date. No claim may be asserted under Sections 8.2.1.1, 8.3.1.1 or 8.3.2.1 or, with respect to the covenants and agreements in Article 5, under Sections 8.2.1.2, 8.3.1.2 or 8.3.2.2 following the applicable expiration of any representation or warranty or such covenant or agreement; provided that, any claim asserted in writing prior to 5:00 p.m., Tulsa time, on the expiration date of the representation or warranty or covenant or agreement that is the basis for such claim shall survive until such claim is finally resolved and satisfied, irrespective of the period for the survival of such representation or warranty or covenant or agreement provided for herein. For the avoidance of doubt, any claims asserted under Sections 8.2.1.2 (except to the extent relating to Article 5), 8.2.1.3, (except to the extent relating to Article 5), 8.3.1.2 (except to the extent relating to Article 5), 8.3.1.3, 8.3.2.2 (except to the extent relating to Article 5) or 8.3.2.3 may be asserted at any time. The warranties and representations contained in this Agreement shall not be merged into any Special Warranty Deeds delivered to Buyers at the Closing and, likewise, the warranties and representations contained in the Special Warranty Deeds delivered to Buyers at the Closing shall not be merged into this Agreement.
     Section 8.2 Indemnification Provisions for Benefit of the Buyers.
          8.2.1 Notwithstanding any investigation by the Buyers, from and after the Closing, the Seller shall defend, indemnify, save and hold harmless the Buyers, their Affiliates, the Buyers’ and their Affiliates’ successors and assigns, and each of the respective directors and officers (or Persons in any similar capacity if such Person is not a corporation), employees, consultants and agents of the Buyers, their Affiliates and their respective successors and assigns (each, a “Buyer Indemnified Party”) against, and agrees to hold each Buyer Indemnified Party harmless from, any and all Damages asserted against, imposed upon, incurred or suffered by any such Buyer Indemnified Party in connection with, resulting or arising from, or attributable to, any of the following matters (it being understood and agreed that if a Buyer Indemnified Party suffers Damages in connection with, resulting or arising from, or attributable to, more than one of the following matters, then the Buyer Indemnified Party may pursue indemnification under any one of such matters as selected by the Buyer Indemnified Party, without duplication):
               8.2.1.1 any inaccuracy or breach of any representation or warranty made by the Seller under this Agreement (other than with respect to Section 4.1.7, which is addressed in Section 10.7) or in any other document or certificate delivered by or on behalf of the Seller or any of the Seller’s Affiliates pursuant to this Agreement;
               8.2.1.2 any breach of, or failure to perform, any covenant or agreement made by the Seller or any of the Seller’s Affiliates under this Agreement (including this Article 8) or in any other document or certificate delivered by or on behalf of the Seller or any of the Seller’s Affiliates pursuant to this Agreement; and
               8.2.1.3 any of the Excluded Assets or Excluded Liabilities (other than with respect to Taxes, which are addressed in Section 10.7).

     Section 8.3 Indemnification Provisions for Benefit of the Seller.
          8.3.1 Notwithstanding any investigation by the Seller, from and after the Closing, Holly Tulsa shall defend, indemnify, save and hold harmless the Seller, its Affiliates, the Seller’s and its Affiliates’ successors and assigns, and each of the respective directors and officers (or Persons in any similar capacity if such Person is not a corporation), employees, consultants and agents of the Seller, its Affiliates and their respective successors and assigns (each a “Seller Indemnified Party”) against, and agrees to hold each Seller Indemnified Party harmless from, any and all Damages imposed upon, incurred or suffered by any such Seller Indemnified Party in connection with, resulting or arising from, or attributable to, any of the following matters (it being understood and agreed that if a Seller Indemnified Party suffers Damages in connection with, resulting or arising from, or attributable to, more than one of the following matters, then the Seller Indemnified Party may pursue indemnification under any one of such matters as selected by the Seller Indemnified Party, without duplication):
               8.3.1.1 any inaccuracy or breach of any representation or warranty made by Holly Tulsa under this Agreement or in any other document or certificate delivered by or on behalf of Holly Tulsa or any of its Affiliates pursuant to this Agreement;
               8.3.1.2 any breach of, or failure to perform, any covenant or agreement made by Holly Tulsa or any of Holly Tulsa’s Affiliates under this Agreement (including this Article 8) or in any other document or certificate delivered by or on behalf of Holly Tulsa or any of Holly Tulsa’s Affiliates pursuant to this Agreement; or
               8.3.1.3 any of the Assumed Liabilities other than those for which HEP Tulsa is responsible under Section 2.3.
          8.3.2 Notwithstanding any investigation by the Seller, from and after the Closing, HEP Tulsa shall defend, indemnify, save and hold harmless each Seller Indemnified Party against, and agrees to hold each Seller Indemnified Party harmless from, any and all Damages imposed upon, incurred or suffered by any such Seller Indemnified Party in connection with, resulting or arising from, or attributable to, any of the following matters (it being understood and agreed that if a Seller Indemnified Party suffers Damages in connection with, resulting or arising from, or attributable to, more than one of the following matters, then the Seller Indemnified Party may pursue indemnification under any one of such matters as selected by the Seller Indemnified Party, without duplication):
               8.3.2.1 any inaccuracy or breach of any representation or warranty made by HEP Tulsa under this Agreement or in any other document or certificate delivered by or on behalf of HEP Tulsa or any of its Affiliates pursuant to this Agreement;
               8.3.2.2 any breach of, or failure to perform, any covenant or agreement made by HEP Tulsa or any of HEP Tulsa’s Affiliates under this Agreement (including this Article 8) or in any other document or certificate delivered by or on behalf of HEP Tulsa or any of HEP Tulsa’s Affiliates pursuant to this Agreement; or

               8.3.2.3 any of the Assumed Liabilities for which HEP Tulsa is responsible under Section 2.3.
          Section 8.4 Limitations of Liability. Notwithstanding the foregoing or anything herein provided to the contrary:
               8.4.1 subject to Section 8.4.10, no Buyer Indemnified Party or Seller Indemnified Party seeking indemnification under Section 8.2 or Section 8.3 shall make any claim for indemnification, and shall not be entitled to indemnification, for any claim involving less than $200,000 of Damages arising out of any single occurrence or matter or series of related or similar occurrences or matters (“Minor Claims”); provided, however that the foregoing shall not apply to any claim for indemnification asserted insofar as such claims relate to any breach of a Fundamental Representation; provided further, however, that the foregoing shall also not apply to any claim for indemnification asserted insofar as such claim relates to any breach of a representation or warranty qualified by the term “material”;
               8.4.2 subject to Section 8.4.10, no indemnification shall be payable pursuant to:
               8.4.2.1 Section 8.2.1 unless and until the total of all Damages for which the Seller would otherwise have an indemnification obligation under such Section exceeds $1,500,000 in the aggregate (the “Threshold Amount”), whereupon the Indemnified Party may claim indemnification for the amount, if any, in excess of the Threshold Amount. Notwithstanding the foregoing, such Threshold Amount shall not apply to any claims asserted under Section 8.2 insofar as such claims relate to any breach of a Fundamental Representation or any certificate based on such representations or warranties.
               8.4.2.2 Section 8.3.1 or Section 8.3.2 unless and until the total of all Damages for which either of the Buyers would otherwise have indemnification obligations under such Sections exceeds the Threshold Amount, whereupon the Indemnified Party may claim indemnification for the amount, if any, in excess of the Threshold Amount. For the avoidance of doubt, the Threshold Amount pursuant to this Section 8.4.2.2 is an aggregate amount shared by the Buyers. The Threshold Amount shall be applied to indemnification claims in the order in which they are asserted by Indemnified Parties. For example, if the first indemnification claim made under Section 8.3 was for $1,000,000 pursuant to Section 8.3.1 and a second indemnification claim was made for $750,000 pursuant to Section 8.3.2, the Threshold Amount would apply to the entire first claim and to $500,000 of the second claim, at which point the Threshold Amount pursuant to this Section 8.4.2.2 would be exhausted and $250,000 would be payable to the Indemnified Party under the second claim. Notwithstanding the foregoing, such Threshold Amount shall not apply to any claims asserted under Section 8.3 insofar as such claims relate to any breach of a Fundamental Representation or any certificate based on such representations or warranties;
               8.4.3 subject to Section 8.4.10, Indemnified Parties may not recover in the aggregate more than $45,000,000 (the “Indemnity Cap”) with respect to the following:
(a) for Buyer Indemnified Parties, pursuant to (i) Section 8.2.1.1 and (ii) Section 8.2.1.3 for Environmental Liabilities, including Retained Environmental Liabilities (provided that Retained Environmental Liabilities set forth in Sections 2.4.3.5, 2.4.3.6 and 2.4.3.7 are not subject to the foregoing cap and are unlimited); and
(b) for Seller Indemnified Parties, pursuant to Sections 8.3.1.1 and 8.3.2.1.
For the avoidance of doubt, the Indemnity Cap applicable to Sections 8.3.1.1 and 8.3.2.1 is an aggregate amount shared by the Buyer Indemnified Parties. Indemnification claims shall be applied towards the Indemnity Cap in the order in which they are asserted by Indemnified Parties. For example, if after application of the Minor Claim and Threshold Amount, the first indemnification claim made under Section 8.3 was for $40,000,000 pursuant to Section 8.3.1 and a second indemnification claim was made for $7,500,000 pursuant to Section 8.3.2, the Indemnity Cap would apply to $2,500,000 of the second claim. Notwithstanding the foregoing, such Indemnity Cap shall not apply to (and the Indemnified Parties shall be entitled to be indemnified for all Damages relating to) any claims asserted under Article 8 insofar as such claims relate to any breach of a Fundamental Representation or any certificate based on such representations or warranties; provided, however, that in no event may Indemnified Parties recover in the aggregate an amount greater than $75,000,000 pursuant to Section 8.2 or pursuant to Section 8.3;
          8.4.4 no Buyer Indemnified Party shall be entitled to indemnification pursuant to this Agreement with respect to Damages to the extent such Damages result from or arise out of, or are attributable to, the coming into force of, or the change in any Environmental Law on or after the Closing Date;
          8.4.5 no Buyer Indemnified Party shall be entitled to indemnification pursuant to this Agreement with respect to any Damages that constitute, or for which the underlying event, effect, condition, fact, circumstance, or occurrence constitutes, Assumed Environmental Liabilities;
          8.4.6 no Buyer Indemnified Party shall be entitled to indemnification pursuant to this Agreement with respect to Damages to the extent such Damages that result from, arise out of or are otherwise incurred as a result of (i) any sampling or other investigation of environmental conditions by any Buyer Indemnified Party or anyone acting on their behalf, except for those investigations that are performed under the Prudent Businessman Standard or are required to be performed pursuant to applicable Environmental Laws or pursuant to the order or directive of a Governmental Authority, (ii) any investigation, claim or proceeding initiated or instituted by any Governmental Authority that is instigated or encouraged, directly or indirectly, by a Buyer Indemnified Party, unless such claim or proceeding arose out of the submission of a report to a Governmental Authority that was required by applicable Environmental Laws, (iii) any shutdown of or discontinuation of operations at any Facility or any change in use of any of the Assets after the Closing Date;
          8.4.7 no Buyer Indemnified Party shall be entitled to indemnification pursuant to this Agreement with respect to any Retained Environmental Liability pursuant to Section 8.2.1.3 or otherwise in respect of any Environmental Liability pursuant to Section 8.2 unless a Claim Notice relating thereto has been delivered to the Seller within ten (10) years following the Closing Date, except that the foregoing limitation shall not apply to the extent that any such claim results or arises from, or is attributable to, a breach by Seller of its obligations under the covenants in Sections 5.12, 6.7.5, 6.7.6, 6.12, 6.16 or 6.17 or is a claim for indemnification pursuant to Section 8.2.1.3 with respect to those Retained Environmental Liabilities identified in Sections 2.4.3.5, 2.4.3.6 or 2.4.3.7;
          8.4.8 if title to the Owned Real Properties is affected by matters that are recorded in the real estate records for Tulsa County, Oklahoma and that are not reflected as exceptions on the owner’s policy of title insurance obtained by the Buyer of that property, then the applicable Buyer agrees that it shall first pursue diligently its rights and remedies against the title insurer and only pursue the Seller for breach of representations and warranties contained in Section 4.1.1.1 with respect to such matters or pursuant to the applicable deed with respect to such matters to the extent of recoverable Damages in excess of applicable insurance proceeds with respect to any such matters;
          8.4.9 if any Damages that are asserted against, imposed upon, incurred by or suffered by a Buyer Indemnified Party other than Holly Tulsa relate to or result from any Retained Environmental Liability or any breach by the Seller of any of the representations and warranties contained in Section 4.1.8, any of Seller’s covenants under Sections 6.7.1, 6.12, 6.16 or 6.17 or any other express obligation of Seller under this Agreement related to environmental matters with respect to which a Buyer Indemnified Party is entitled to indemnification (“Buyer Environmental Damages”), Holly Tulsa may directly file and pursue a claim for indemnification under Section 8.2 with respect to such Buyer Environmental Damages in place of the Buyer Indemnified Party that incurred or suffered such Damages as long as such proceeds are applied toward the claim for which such indemnification has been requested. If Holly Tulsa files and pursues a claim for indemnification for Buyer Environmental Damages in place of another Buyer Indemnified Party: (i) any amounts paid by Seller for the Buyer Environmental Damages in question shall be paid to and may be retained by Holly Tulsa; (ii) the Buyer Indemnified Party that actually incurred the Buyer Environmental Damages in question shall be deemed to have assigned all of its indemnification rights against Seller with respect to such Damages to Holly Tulsa; (iii) each of Holly Tulsa and the Buyer Indemnified Party that incurred such Buyer Environmental Damages shall be considered an “Indemnified Party” for purposes of applying the provisions of Sections 8.6 through Section 8.8; and (iv) the fact that a Buyer Indemnified Party other than Holly Tulsa actually incurred the Buyer Environmental Damages in question shall not bar Holly Tulsa from receiving amounts from the Seller for such Damages; provided that nothing herein shall (a) obligate the Seller to make or provide duplicative payments with respect to any Buyer Environmental Damages or (b) increase or expand the Seller’s indemnity obligations pursuant to this Agreement; and
          8.4.10 the Minor Claim, Threshold Amount and Indemnity Cap limitations on indemnification under Sections 8.4.1 through 8.4.3 shall not apply to claims:
(i)	for interest under Section 2.6.1.4;

(ii)	for Purchase Price Adjustments or related payments, such as costs and expenses of determination or resolution, due under Sections 2.6.3, 2.6.4 and 2.7;

(iii)	for the Buyers’ failure to comply with their covenants in Section 6.3.2 regarding the number of Current Employees to whom employment offers will be made and the terms of those offers;

(iv)	reimbursement of Severance Costs under Section 6.3.3;

(v)	for the Buyers’ failure to comply with their covenants in Section 6.3.4 regarding not terminating the employment of a Continuing Employee or taking any other action that could give rise to any obligation or Liability on behalf of the Seller of any of its Affiliates under the WARN Act;

(vi)	for amounts payable, including reimbursement of costs, fines or penalties, under Section 6.7.1 or any Damages from any Third Party arising out of or related to the Environmental Compliance Projects;

(vii)	under Section 6.12 for proceeds from indemnification payments pursuant to the Texaco Agreement;

(viii)	relating to or arising out of Excluded Liabilities except for Environmental Liabilities, including Retained Environmental Liabilities;

(ix)	notwithstanding clause (viii) above, the Retained Environmental Liabilities set forth in Sections 2.4.3.5, 2.4.3.6 and 2.4.3.7 are not subject to the Minor Claims, Threshold Amount and Indemnity Cap;

(x)	relating to the covenants set forth in Sections 5.12, 6.7.5, 6.7.6, 6.16 and 6.17; and

(xi)	amounts payable by the Seller pursuant to Schedule 4.1.10 and Schedule 5.3 (item 2).
     Section 8.5 Exclusive Remedy.

          8.5.1 The Parties acknowledge and agree that, subject to Section 8.5.2, the indemnification provisions in this Article 8 and the indemnification provisions in Article 10 shall be the exclusive remedies of the Seller, the Seller Indemnified Parties and their Affiliates, on the one hand, and the Buyers, the Buyer Indemnified Parties and their Affiliates, on the other hand, with respect to claims for Damages or otherwise, in connection with, arising out of or resulting from the transactions contemplated by this Agreement. Each Party agrees that nothing in this Section 8.5 shall limit or otherwise affect any nonmonetary right or remedy that any Party may have under this Agreement or otherwise limit or affect any Party’s right to seek equitable relief, including the remedy of specific performance for nonmonetary relief. Except as otherwise provided in this Agreement, the Seller on the one hand, and Buyers, on the other hand, hereby waive to the fullest extent permitted under applicable Laws, any and all rights, claims and causes of action they may have against the other relating to the subject matter of this Agreement and the other agreements contemplated hereby arising under or based on any Laws or otherwise, including such rights, claims and causes of action either Buyer may have against Seller under CERCLA, breaches of statutory or implied warranties or otherwise, nuisance or other tort actions, and common law rights of contribution. Without limiting the generality of the foregoing, each Buyer understands and agrees that the rights accorded under this Article 8 are its sole and exclusive remedy against Seller or any of its Affiliates with respect to the Assets or Facilities relating to Environmental Laws. Each Buyer hereby waives any right to seek contribution or other recovery from Seller or any of its Affiliates with respect to the Assets or Facilities under Environmental Laws, and each Buyer hereby releases Seller and its Affiliates from any claims, demands or causes of action that either Buyer has or may have in the future against Seller and/or its Affiliates with respect to the Assets or Facilities under Environmental Laws.
          8.5.2 Notwithstanding anything to the contrary contained in this Agreement or any documents or certificates delivered in connection with this Agreement, nothing in this Agreement or any documents or certificates delivered in connection with this Agreement (including Section 8.5.1) shall limit any liability for Fraud and Section 8.9 (Limitation of Damages) shall not apply to liabilities for Fraud.
     Section 8.6 Third Party Claims.
          8.6.1 If any Third Party shall notify any Party with respect to any action or claim by a Third Party (a “Third Party Claim”) that may give rise to a right to claim for indemnification against any other Party under Section 8.2 or 8.3, then the Indemnified Party shall promptly notify the Indemnifying Party thereof in writing (which notice shall describe the Third Party Claim in reasonable detail, to the extent known, and shall indicate the amount (estimated, if necessary, and if then estimable) of the Damages that have been or may be suffered) (the “Third Party Claim Notice”); provided, however, that failure to give timely notice shall not affect the right to indemnification to the extent such failure to give timely notice is not prejudicial to the Indemnifying Party. Each Indemnifying Party to which a Third Party Claim Notice is given shall respond to any Indemnified Party that has given a Third Party Claim Notice (a “Third Party Claim Response”) within thirty (30) days (the “Third Party Response Period”) after the date that the Third Party Claim Notice is given. Any Third Party Claim Notice or Third Party Claim Response shall be given in accordance with the notice requirements hereunder, and any Third

Party Claim Response shall specify whether or not the Indemnifying Party giving the Third Party Claim Response disputes, or reserves its right to dispute, the claim for indemnification described in the Third Party Claim Notice and whether, if permitted under this Agreement, it will defend any Third Party Claim specified in such Claim Notice at its own cost and expense, which defense may be with a reservation of rights to deny liability under this Agreement or otherwise. If any Indemnifying Party fails to give a Third Party Claim Response within the Third Party Response Period, such Indemnifying Party shall be deemed to have elected not to assume the defense of such Third Party Claim. The Indemnified Party shall promptly deliver to the Indemnifying Party copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim.
          8.6.2 If a Third Party Claim is made against an Indemnified Party, the Indemnified Party shall permit, upon the written request of the Indemnifying Party, the Indemnifying Party to assume the defense thereof (it being understood that the Indemnified Party shall control such defense unless the Indemnifying Party assumes (if permitted under this Agreement) the defense of the Third Party Claim and it being understood that the Indemnifying Party may assume such defense with a reservation of rights to deny liability under this Agreement or otherwise); provided that, (a) the Indemnifying Party’s selected counsel must be reasonably satisfactory to the Indemnified Party, (b) the Third Party Claim does not seek to impose any Liability on the Indemnified Party other than money damages, and (c) the Third Party Claim is not a separable part of a larger claim or series of related claims that do not relate to Damages hereunder. If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood, however, that if the Indemnifying Party has properly assumed the defense in accordance with this Agreement, the Indemnifying Party shall control such defense subject to the obligation of the Indemnifying Party and the Indemnified Party to cooperate in the defense of such Third Party Claim as provided below. If it is determined that the Indemnifying Party has an obligation under this Agreement to indemnify the Indemnified Party, the Indemnifying Party shall be liable for the reasonable fees and expenses of one counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense thereof in accordance with this Agreement or during the period in which the Indemnified Party’s legal counsel shall have advised the Indemnified Party in writing, with a copy delivered to the Indemnifying Party, that there exists one or more legal or equitable defenses available to them or that a conflict of interest exists that in either case would make it inappropriate under applicable standards of professional conduct to have common counsel. If the Indemnifying Party chooses to defend any Third Party Claim in accordance with this Agreement, the Parties shall reasonably cooperate in the defense or prosecution of such Third Party Claim. Such cooperation shall include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of records and information that are reasonably relevant to such Third Party Claim and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld, conditioned or delayed) unless the judgment or proposed settlement involves only the payment of money damages by the Indemnifying Party, does not impose an injunction or other equitable relief or any other obligations upon the Indemnified Party, and provides for the full, final and unqualified release of the Indemnified Party in respect of such Third Party Claim.
          8.6.3 Unless and until the Indemnifying Party assumes the defense of the Third Party Claim as provided in Section 8.6.2, the Indemnified Party may defend against the Third Party Claim in any commercially reasonable manner, which shall be for the account of the Indemnifying Party assuming that such Third Party Claim is covered by the Indemnifying Party’s indemnification obligations under this Agreement.
          8.6.4 If the Indemnifying Party assumes the defense of the Third Party Claim as provided in Section 8.6.2, then in no event will the Indemnified Party consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.
          8.6.5 If requested by the Indemnifying Party, the Indemnified Party agrees, at the sole cost and expense of the Indemnifying Party, to cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim that the Indemnifying Party elects to contest; provided, however, that such cooperation shall not include the making of any related counterclaim or cross-complaint against any Person.
          8.6.6 The Party that is conducting the defense against the Third Party Claim shall provide each other Party such information possessed by the Party that is conducting such defense as such other Party shall reasonably request with respect to the Third Party Claim and the defense thereof to the extent such information may be provided without contractual liability to the defending Party or waiver of attorney-client privilege.
     Section 8.7 Direct Claims. The Party seeking indemnification under Section 8.2 or 8.3 (the “Indemnified Party”) for a claim that is not a Third Party Claim may make claims for indemnification hereunder by giving written notice (a “Claim Notice”) to the Party required to provide indemnification hereunder (the “Indemnifying Party”). Such notice shall briefly explain the nature of the claim in reasonable detail and the parties known to be involved, and shall specify the amount thereof (estimated, if necessary, and if then estimable). Subject to Section 8.1, the failure to give a Claim Notice on a timely basis shall not affect the indemnification provided hereunder except to the extent that the failure to give timely notice is prejudicial to the Indemnifying Party. Each Indemnifying Party to which a Claim Notice is given shall respond to any Indemnified Party that has given a Claim Notice (a “Claim Response”) within thirty (30) days (the “Response Period”) after the date that the Claim Notice is given. Any Claim Notice or Claim Response shall be given in accordance with the notice requirements hereunder, and any Claim Response shall specify whether or not the Indemnifying Party giving the Claim Response disputes the claim for indemnification described in the Claim Notice. The failure of any Indemnifying Party to give a Claim Response within the Response Period, shall not affect the right of such Indemnifying Party to dispute the claim of indemnification described in the Claim Notice to the extent such failure to give such Claim Response is not prejudicial to the Indemnified Party.

     Section 8.8 Determination of Amount of Damages; Mitigation. Except as provided in Section 8.5.2, the Damages giving rise to any indemnification obligation hereunder shall be limited to the actual loss suffered by the Indemnified Party and shall be reduced by any insurance proceeds or other payment or monetary recoupment received or that may be realized or retained (including tax benefits that may be realized or retained) by the Indemnified Party as a result of the events giving rise to the claim for indemnification. Any Indemnified Party that becomes aware of Damages for which it intends to seek indemnification hereunder shall use commercially reasonable efforts to collect any amounts to which it may be entitled under insurance policies or from third parties (pursuant to indemnification agreements or otherwise) and shall use commercially reasonable efforts to mitigate such Damages.
     Section 8.9 Limitation of Damages. NOTWITHSTANDING ANYTHING CONTAINED TO THE CONTRARY IN ANY OTHER PROVISION OF THIS AGREEMENT AND EXCEPT FOR CLAIMS MADE BY THIRD PARTIES THAT SHALL NOT BE LIMITED BY THIS PARAGRAPH, THE PARTIES AGREE THAT THE INDEMNIFICATION OBLIGATIONS OF EACH PARTY, AND THE RECOVERY BY ANY PARTY OR INDEMNITEE OF ANY COVERED LIABILITIES SUFFERED OR INCURRED BY IT AS A RESULT OF ANY BREACH OR NONFULFILLMENT BY A PARTY OF ANY OF ITS REPRESENTATIONS, WARRANTIES, COVENANTS, AGREEMENTS OR OTHER OBLIGATIONS UNDER THIS AGREEMENT, SHALL BE LIMITED TO ACTUAL DAMAGES AND SHALL NOT INCLUDE OR APPLY TO, NOR SHALL ANY PARTY OR INDEMNITEE BE ENTITLED TO RECOVER, ANY INDIRECT, CONSEQUENTIAL, SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES (INCLUDING ANY DAMAGES ON ACCOUNT OF LOST PROFITS OR OPPORTUNITIES OR BUSINESS INTERRUPTION OR DIMINUTION IN VALUE) SUFFERED OR INCURRED BY ANY PARTY OR INDEMNITEE.
     Section 8.10 Tax Treatment of Indemnity Payments. All indemnification payments made under this Agreement shall be treated as purchase price adjustments for Tax purposes to the extent permitted under applicable Laws.
ARTICLE 9
TERMINATION OF AGREEMENT
     Section 9.1 Termination of Agreement. Prior to the Closing, the Parties may terminate this Agreement, as provided below:
          9.1.1 Any Party may terminate this Agreement by giving written notice to the other Parties at any time before the Closing if the Closing shall not have occurred on or before December 1, 2009, or such later date as the Parties agree in writing (the “Termination Date”) (unless the failure to close results primarily from the terminating Party breaching any representation, warranty or covenant contained in this Agreement) unless extended pursuant to the following:
(a) the Buyers may extend the Termination Date until December 31, 2009 if any of the following Conditions Precedent have not been satisfied (i) on or before November 25, 2009: Sections 7.1.15 and 7.1.17; or (ii) prior to December 1, 2009: Sections 7.1.6, 7.1.7 (provided that all notices and requests set forth in such Section that are to be filed or made by the Buyers shall have been made on or before October 26, 2009), 7.1.8 or 7.2.7; and
(b) the Seller may extend the Termination Date until December 31, 2009 if either of the following Conditions Precedent have not been satisfied prior to December 1, 2009: Sections 7.1.6 or 7.1.7 (provided that all notices and requests set forth in such Section that are to be filed or made by the Seller shall have been made on or before October 26, 2009).
          9.1.2 Any Party may terminate this Agreement if any court of competent jurisdiction or any governmental, administrative or regulatory authority, agency or body shall have issued an order, decree or ruling or shall have taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated hereby or if any statute, rule, order or regulation shall have been enacted or issued by any Governmental Authority that, directly or indirectly, prohibits the consummation of the transactions contemplated hereby;
          9.1.3 Either Buyer may terminate this Agreement (i) if there has been a violation or breach by the Seller of any covenant, representation or warranty contained in this Agreement (which has not been waived in writing by the Buyers) and (ii) such violation or breach, if capable of cure, is not cured by the date thirty (30) days after receipt by the Seller of a written notice specifying particularly such violation or breach, or such violation or breach is incapable of being cured and (iii) such violation or breach would result in a failure of the Conditions Precedent being satisfied; or
          9.1.4 The Seller may terminate this Agreement if (i) there has been a violation or breach by any of the Buyers of any covenant, representation or warranty contained in this Agreement (which has not been waived in writing by the Seller) and (ii) such violation or breach, if capable of cure, is not cured by the date thirty (30) days after receipt by the Buyers of a written notice specifying particularly such violation or breach, or such violation or breach is incapable of being cured and (iii) such violation or breach would result in a failure of the Conditions Precedent being satisfied.
     Section 9.2 Notice of Termination. The Party desiring to terminate this Agreement, or to extend the Termination Date pursuant to Section 9.1.1 above, shall give notice of such termination or extension to the other Parties in a manner set forth in Section 11.5.
     Section 9.3 Effect of Termination. If any Party terminates this Agreement pursuant to Section 9.1, all rights and obligations of the Parties with respect to this Agreement shall terminate without any Liability of any Party to any other Party; provided that, the confidentiality provisions contained in the Confidentiality Agreement, this Section 9.3, Sections 11.1 through and including 11.10 of this Agreement and the Buyers’ indemnity obligations under Section 5.5.2 shall remain in effect; and provided further, however, that the termination of this Agreement shall not relieve any Party from any Liability or Damages for any knowing and willful breach of any covenant contained in this Agreement occurring prior to such termination.
ARTICLE 10
TAX MATTERS
     Section 10.1 Filing of Tax Returns and Payment of Taxes. Except as otherwise provided in this Agreement, the Seller shall be responsible for timely filing of all Tax Returns required by Law to be filed, and payment of all Taxes levied or imposed, in connection with the Assets, the operation of the Assets or the Business, or employees and independent contractors engaged in operating or maintaining the Assets or marketing products produced by the Assets or the Business, for any period ending prior to the Closing Date. Each Buyer shall be responsible for timely filing of all Tax Returns required by Law to be filed, and payment of all Taxes levied or imposed, in connection with the ownership or operation of the Assets purchased by it, the operation of the portion of the Business acquired by it, and the employees and independent contractors engaged in operating or maintaining the Assets acquired by such Buyer or marketing the products produced by such Assets or the Business, for any period ending on or after the Closing Date.
     Section 10.2 Straddle Period Taxes. In the case of Taxes that are payable with respect to any Tax period beginning before and ending on or after the Closing Date (a “Straddle Period”), the portion of any such Taxes that is attributable to the portion of the period ending on the day before the Closing Date shall be:
          10.2.1 in the case of Taxes that are imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), deemed equal to the amount that would be payable if the Tax period of the Seller ended with (and included) the day before the Closing Date; provided that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on and including the day before the Closing Date and the period beginning on the Closing Date in proportion to the number of days in each period;
          10.2.2 in the case of Taxes that are imposed on a periodic basis with respect to the Assets, deemed to be the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the portion of the period ending on and including the day before the Closing Date and the denominator of which is the number of calendar days in the entire period.
          10.2.3 Except for Oklahoma personal property tax returns, each Buyer shall prepare or cause to be prepared all Tax Returns required by Law to be filed in connection with the Assets purchased by that Buyer for any Straddle Period, to the extent permitted by Law. Such Straddle Period Tax Returns shall be prepared on a basis consistent with past practice except to the extent otherwise required. The Seller shall prepare or caused to be prepared all Oklahoma personal property tax returns in connection with the Assets for any Straddle Period. Not later than thirty (30) days prior to the due date (including any extension) for filing any such Straddle Period Tax Return (other than Oklahoma personal property tax returns), the applicable Buyer shall deliver a copy of such Straddle Period Tax Return, together with all supporting documentation and work papers, to the Seller for its review and reasonable comment. The applicable Buyer will cause such Straddle Period Tax Return (as revised to incorporate the Seller’s reasonable comments) to be timely filed and will provide a copy to the Seller. Not later than five days prior to the due date for payment of Taxes with respect to any Straddle Period Tax Return, the Seller shall pay to the applicable Buyer filing such return the amount of any Taxes attributable to the period ending before the Closing Date with respect to such Straddle Period Tax Return.
     Section 10.3 Oklahoma Combined State, County and Local Sales Taxes. There is a sales tax on the retail sale of certain tangible personal property within Tulsa County, Oklahoma (the “OK Sales Tax”). Excluded from the OK Sales Tax, among other things, is any transfer of personalty acquired for the purpose of resale (Hydrocarbon Inventory), gasoline on which a gasoline excise tax is or will be paid, motor vehicles on which the Oklahoma Motor Vehicle Excise Tax is or will be paid, and machinery, wares and equipment for use in manufacturing operations. The Seller and the Buyers agree that the OK Sales Tax relating to the sale and conveyance of the Assets shall be the liability of the Buyer acquiring such Assets. The Seller and the Buyers agree that except for certain office furniture, computers and supplies as well as certain ancillary property, no OK Sales Tax will be collected and reported on any of the Assets transferred to the Buyers provided that such Assets fall within one of the above-mentioned exceptions to the OK Sales Tax. At or prior to the Closing Date, the Seller and each Buyer shall agree on the amount of OK Sales Tax due with respect to the Assets being sold to that Buyer and, at the Closing, the Seller shall collect from the Buyers their applicable portions of the OK Sales Tax and shall remit the same to the appropriate Taxing Authority. Each of the Buyers shall provide the Seller at the Closing with (i) a resale certificate covering all Hydrocarbon Inventory and raw materials included in the Assets being purchased by that Buyer; and (ii) proof of Buyer’s eligibility for sales tax exemption as a manufacturer, as required by 68 Ok. Stat. Sec. 1359.2; and shall provide the Seller with any exemption certificates and other documentation as may be required by the appropriate Taxing Authority to establish the right to any exemption from the OK Sales Tax. If any exemption claimed by the Buyers or by the Seller is subsequently denied by any Taxing Authority and, as a result, the Seller is assessed additional Taxes, the Buyers shall reimburse the Seller, or its assignees, for such Taxes.
     Section 10.4 Oklahoma Realty Transfer Tax (Documentary Stamp Tax). Each of the Buyers will be responsible for paying the Oklahoma Realty Transfer Tax (Documentary Stamp Tax) attributable to the filing of a deed recording the Buyer’s purchase of the Owned Real Property.
     Section 10.5 Oklahoma Motor Vehicle Excise Tax. Oklahoma imposes a Tax on the transfer of legal ownership of any registered motor vehicle. At Closing, the Seller shall not collect from the Buyers any excise Taxes on motor vehicles included in the Assets; rather, each of the Buyers shall remit such Taxes on the motor vehicles it has purchased to the appropriate Taxing Authorities when the Buyer retitles such motor vehicles. The Buyers agree to retitle the motor vehicles they purchase from Seller within thirty (30) days after the Closing Date.
     Section 10.6 Access to Information. After the Closing, the Seller shall grant to the Buyers (or their designees) access at all reasonable times to all of the information, books, and records relating to the Assets or the Business within the possession of the Seller (including Tax work papers and correspondence with Taxing Authorities), and shall afford the Buyers (or their designees) the right (at each Buyer’s expense) to take extracts therefrom and to make copies thereof, to the extent reasonably necessary to permit the Buyers (or their designees) to prepare Tax Returns and to conduct negotiations with Taxing Authorities. After the Closing, the Buyers shall grant to the Seller (or its designees) access at all reasonable times to all of the information, books and records relating to the Assets or the Business within the possession of the Buyers (including Tax work papers and correspondence with Taxing Authorities), and shall afford the Seller (or its designees) the right (at the Seller’s expense) to take extracts therefrom and to make copies thereof, to the extent reasonably necessary to permit the Seller (or its designees) to prepare Tax Returns and to conduct negotiations with Taxing Authorities.
     Section 10.7 Tax Indemnity. Notwithstanding any other provisions of this Agreement, Section 8.1, this Section 10.7 and Section 10.8 shall apply to indemnification by the Seller to the Buyers for, and shall be the sole remedy of the Buyers in respect of, the Damages described in the following sentence. The Seller agrees to indemnify and hold harmless each of the Buyers from and against the entirety of any and all Damages that the Buyers may suffer for (i) any breach of the representations and warranties found in Section 4.1.7 or the covenants of Seller contained in Section 10.1 through Section 10.6 and (ii) any Taxes attributable to the Assets or the Business with respect to any Tax year ending before the Closing Date or for any Tax year beginning before and ending on or after the Closing Date to the extent allocable (determined in a manner consistent with Section 10.1) to the portion of such period ending before the Closing Date. In no event shall the Seller’s obligation to indemnify the Buyers for any Damages under this Section 10.7 exceed the applicable Indemnity Cap (but subject to Section 8.5.2). No right to indemnity shall exist to the extent the Damages are the result of actions of the Buyers or their Affiliates.
     Section 10.8 Tax Indemnity Claims. The provisions of this Section 10.8 shall apply only to the indemnification provided for under Section 10.7. If a claim for Taxes is made against any Buyer and if the Buyer intends to seek indemnity with respect thereto under Section 10.7, the Buyer shall promptly furnish written notice to the Seller of such claim. Failure of the Buyer to so notify the Seller within sixty (60) days of the claim being made against the Buyer shall terminate all rights of the Buyer to indemnity by the Seller as to such claim to the extent the Seller’s position is prejudiced as a result thereof (whether due to an adverse effect on its ability to contest such claim or otherwise). The Seller shall have thirty (30) days after receipt of such notice to undertake, conduct, and control (through counsel of its own choosing and at its own expense) the settlement or defense thereof, and the Buyer in question shall cooperate with it in connection therewith. The Seller shall permit the Buyer to participate in such settlement or defense through counsel chosen by the Buyer (but the fees and expenses of such counsel shall be paid by the Buyer). So long as the Seller, at the Seller’s cost and expense, (i) has undertaken the defense of, and assumed full responsibility for all indemnified Damages with respect to, such claim, (ii) is reasonably contesting such claim in good faith by appropriate proceedings, and (iii) has taken such action (including the posting of a bond, deposit, or other security) as may be necessary to prevent any action to foreclose a lien against or attachment of the property of the Buyer seeking indemnity for payment of such claim, the Buyer shall not pay or settle any such claim. Notwithstanding compliance by the Seller with the preceding sentence, the Buyer in question shall have the right to pay or settle any such claim, but in such event it shall waive any right to indemnity by the Seller for such claim. If within thirty (30) days after the receipt of the Buyer’s notice of a claim of indemnity hereunder, the Seller does not notify the Buyer that it elects (at the Seller’s cost and expense) to undertake the defense thereof and assume full responsibility for all indemnified Damages with respect thereto, or, if the Seller gives such notice and thereafter fails to contest such claim in good faith or to prevent action to foreclose a lien against or attachment of the Buyer’s property as contemplated above, the Buyer shall have the right to contest, settle, or compromise such claim, and the Buyer shall not thereby waive any right to indemnity for such claim under this Agreement.
     Section 10.9 Tax Refunds. Refunds of Taxes paid or payable with respect to Taxes attributable to the Assets or the Business shall be promptly paid as follows (or to the extent payable but not paid due to offset against other Taxes shall be promptly paid by the Party receiving the benefit of the offset as follows): (i) to the Seller if attributable to Taxes with respect to any Tax period ending before the Closing Date or for any Tax period beginning before and ending on or after the Closing Date to the extent allocable (determined in a manner consistent with Section 10.1) to the portion of such period ending before the Closing Date; and (ii) to the applicable Buyer if attributable to Taxes with respect to any Tax period beginning on or after the Closing Date or for any Tax period beginning before and ending on or after the Closing Date to the extent allocable (determined in a manner consistent with Section 10.1) to the portion of such period beginning on or after the Closing Date.
     Section 10.10 Certification of Nonforeign Status. On the Closing Date, the Seller shall deliver to each of the Buyers a certificate (in the form attached hereto as Exhibit F signed under penalties of perjury (i) stating that it is not a foreign corporation, foreign partnership, foreign trust or foreign estate, (ii) providing its U.S. Employer Identification Number, and (iii) providing its address, all pursuant to Section 1445 of the Code.
     Section 10.11 Non-Oklahoma Sales Taxes. Included in the Assets are certain amounts of Hydrocarbon Inventory that are located in states other than Oklahoma. At Closing, the Buyer acquiring such Assets will provide valid resale certificates covering such Hydrocarbon Inventory for each such state.
ARTICLE 11
MISCELLANEOUS
     Section 11.1 Press Releases and Confidentiality. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Party, which approval shall not be unreasonably withheld, conditioned or delayed; provided that any Party may make any public disclosure it believes in good faith is required by applicable Law or any listing or trading agreement, or regulations relating thereto, concerning its publicly traded securities (or upon advice of counsel such release or announcement is appropriate or desirable under or in light of such Laws, agreements and regulations). Notwithstanding the foregoing, the Buyers and the Seller shall cooperate to prepare a joint press release to be issued on the Closing Date and, upon the request of either the Buyers or the Seller, at the time of signing of this Agreement. Each Party shall keep all information obtained from the other either before or after the date of this Agreement, or related to the Buyers’ proposed purchase of the Assets, the Seller’s proposed sale of the Assets, the contents of this Agreement or the negotiation of this Agreement, confidential, and no Party shall reveal such information to, or produce copies of any written information for, any Person outside its management group or its professional advisors (including lenders, prospective financing sources, counsel and accountants) without the prior written consent of the other Party, unless such Party is compelled to disclose such information by judicial or administrative process or by any other requirements of Law, including for SEC reporting purposes, or disclosure is reasonably necessary to obtain a License or a consent. If the transactions contemplated by this Agreement should fail to close for any reason, all written or recorded information provided to each Party by or on behalf of the other Party shall be subject to the terms of the Confidentiality Agreement. Notwithstanding the foregoing, each Party’s obligations under this Section shall not apply to any information or document that (i) is or becomes the subject of a subpoena or other legal process, (ii) is or becomes available to the public other than as a result of a disclosure by such Party or its Affiliates in violation of this Agreement or other obligation of confidentiality under which such information may be held, or (iii) was obtained or is or becomes available to such Party on a nonconfidential basis from a source other than the other Party or its Representatives. Except as may be required by Law, the Parties shall seek appropriate protective orders or confidential treatment for the schedules to this Agreement in connection with any filing with or disclosure to any Governmental Authority. The Parties’ obligations under this Section shall survive the Closing or the earlier termination of this Agreement for a period of three (3) years. Nothing in this Section shall, or is intended to, impair or modify any of the obligations of the Buyers or their Affiliates under the Confidentiality Agreement, which remains in effect until termination of such agreement in accordance with its terms. Notwithstanding anything herein to the contrary, any Party to this Agreement (and any employee, Representative, or other agent of any Party to this Agreement) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure; provided, however, that such disclosure may not be made (i) until the earlier of (x) the date of public announcement of discussions relating to the transactions and (y) the date of the execution of an agreement to enter into the transactions and (ii) to the extent required to be kept confidential to comply with any applicable federal or state securities laws or NYSE regulations.
     Section 11.2 No Third Party Beneficiaries. Except as provided with respect to indemnification of Indemnified Parties as set forth in Article 8, nothing in this Agreement shall confer any rights or remedies upon any Person other than the Parties and their respective Affiliates, successors and permitted assigns.
     Section 11.3 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Party; provided that each Party may assign either this Agreement or any of its rights, interests or obligations hereunder, without the prior written approval of the other Party, collaterally to a lender of such Party as security for borrowed funds; provided, however, that no such assignment shall relieve any Party from any of its obligations or liabilities under this Agreement.
     Section 11.4 Counterparts. This Agreement may be executed in counterparts (including by means of facsimile or pdf emailed signature pages), each of which shall be deemed an original but that together will constitute one and the same instrument.
     Section 11.5 Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing and addressed to the intended recipient as set forth below:
     If to HOC or Holly Tulsa:

Holly Refining & Marketing Tulsa LLC
100 Crescent Court, Suite 1600
Dallas, Texas 75201
Attn: George J. Damiris

Tel: 214-871-3442
Email: george.damiris@hollycorp.com

With a copy to:	Holly Refining & Marketing Tulsa LLC
100 Crescent Court, Suite 1600
Dallas, Texas 75201
Attn: Denise C. McWatters
Tel: (214) 871-3555
Email: generalcounsel@hollycorp.com

If to HEP or HEP Tulsa:

HEP Tulsa LLC
100 Crescent Court, Suite 1600
Dallas, TX
Attn: David G. Blair
Email: SVP-HEP @hollyenergy.com

With a copy to:	Holly Refining & Marketing Tulsa LLC
100 Crescent Court, Suite 1600
Dallas, Texas 75201
Attn: George J. Damiris
Tel: 214-871-3442
Email: george.damiris@hollycorp.com

If to the Seller:	Sinclair Tulsa Refining Company
550 East South Temple
Salt Lake City, UT 84130-0825
Attn: Peter Johnson
Tel: (801) 524-2750
Email: pjohnson@sinclairoil.com

With a copy to:	Sinclair Oil Corporation
550 East South Temple
Salt Lake City, UT 84130-0825
Attn: Lynn Hart
Tel: (801) 524-2756
Email: lhart@sinclairoil.com
     Any notice, request, demand, claim, or other communication hereunder to the intended recipient at the addresses set forth above may be sent using certified mail (return receipt requested, postage prepaid) or any other means (including personal delivery, expedited courier, messenger service, ordinary mail, or electronic mail where receipt thereof is confirmed, but specifically excluding telecopy), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received or refused by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.
     Section 11.6 Governing Law and Choice of Forum. This Agreement shall be governed by and construed in accordance with the domestic Laws of the State of Utah without giving effect to any choice or conflict of law provision or rule (whether of the State of Utah or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Utah. The Parties hereby consent to the jurisdiction of any state or federal court located within Salt Lake County, Utah and Dallas County, Texas and, irrevocably agree that (1) all actions or proceedings arising out of or related to this Agreement initiated by either Buyer (or any Affiliate thereof) shall be brought in Salt Lake County, Utah, and (2) all actions or proceedings arising out of or related to this Agreement initiated by Seller (or any Affiliate thereof) shall be brought in Dallas County, Texas. Each Party waives any defense of forum non conveniens and agrees to be bound by any judgment rendered thereby in connection with this Agreement. For the avoidance of doubt, the Parties agree that, once an action or proceeding is brought in the above-required forum, the other party to the action or proceeding may bring any counterclaims in the same forum. Each Party agrees that service upon it by registered mail shall constitute sufficient notice; provided that nothing herein shall affect the right to serve process in any other manner permitted by law.
     Section 11.7 Entire Agreement and Amendments. This Agreement (including the documents, schedules and exhibits referred to in this Agreement) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they have related in any way to the subject matter of this Agreement. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyers and the Seller. No waiver of any provision of this Agreement shall be valid unless signed by the Party waiving compliance. The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by any party of any condition, or of any breach of any term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further waiver of any such condition, or breach or a waiver of any other condition or of any breach of any other term, covenant, representation or warranty. Notwithstanding the preceding sentences to the contrary, this Agreement shall not alter, limit, modify, impair, supersede or replace the Confidentiality Agreement, which remains in full force and effect.
     Section 11.8 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.
     Section 11.9 Transaction Expenses. The Buyers and the Seller will bear their own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby, except as expressly provided otherwise herein.
     Section 11.10 Waiver of Bulk Sales Law Compliance. The Buyers hereby waive compliance or its equivalent by the Seller with the requirements, if any, of Article 6 of the

Uniform Commercial Code as in force in any state in which Assets are located and all other similar laws applicable to bulk sales and transfers; provided, however, that the Seller shall indemnify and hold the Buyers harmless from any Damages as a result of such waiver.
     Section 11.11 Deferred Like Kind Exchange Cooperation. Each of the Buyers and the Seller shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with enabling the transactions contemplated by this Agreement to qualify in whole or in part as a “like kind” exchange pursuant to Section 1031 of the Code. Each of the Buyers and the Seller agree to indemnify and hold harmless the other Party against any and all Damages with respect to furnishing such cooperation. Each Party may assign its rights under this Agreement to a “qualified intermediary” to facilitate a like-kind exchange.
     Section 11.12 Certain Guarantees. Contemporaneously with and as a condition and material inducement to the execution and delivery of this Agreement (a) by the Buyers, the Seller Guarantor shall execute and deliver to the Buyers a Guaranty Agreement in the form attached hereto as Exhibit D and (b) by the Seller, the Holly Tulsa Guarantor and the HEP Tulsa Guarantor shall each execute and deliver to the Seller a Guaranty Agreement in the form attached hereto as Exhibit E.
     Section 11.13 Specific Performance. The Parties acknowledge and agree that either Party may be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, the Parties hereto agree that prior to the Closing each Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any state or federal court located within Salt Lake County, Utah or Dallas County, Texas, in addition to any other remedy to which they may be entitled, at law or in equity.
     Section 11.14 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING HEREUNDER.

     IN WITNESS WHEREOF, the Parties hereto have executed this Asset Sale and Purchase Agreement as of the date first above written.

Seller:

SINCLAIR TULSA REFINING COMPANY a Wyoming corporation

By:	/s/ Ross B. Matthews
Name:	Ross B. Matthews
Title:	E.V.P.

Buyers:

HOLLY REFINING & MARKETING-TULSA LLC, a Delaware limited liability company

By:	Holly Refining & Marketing Company, Member

By:	/s/ Matthew P. Clifton
Name:	Matthew P. Clifton
Title:	Chief Executive Officer

HEP TULSA LLC a Delaware limited liability company

By:	/s/ David G. Blair
Name:	David G. Blair
Title:	Senior Vice President
Signature Page to Asset Sale and Purchase Agreement

Exhibit C
TRANSITION SERVICES AGREEMENT
     THIS TRANSITION SERVICES AGREEMENT (this “Agreement”) is made and entered into as of ___ ___, 2009 (the “Effective Date”), by and among SINCLAIR TULSA REFINING COMPANY, a Wyoming corporation (“Provider”), HOLLY REFINING & MARKETING — TULSA LLC, a Delaware limited liability company (“Holly Tulsa” or a “Buyer”) and HEP TULSA LLC, a Delaware limited liability company (“HEP Tulsa” or a “Buyer” and together with Holly Tulsa, the “Buyers”).
R E C I T A L S
     WHEREAS, the Parties hereto are also parties to that certain Asset Sale and Purchase Agreement, dated as of ___ ___, 2009 (the “ASPA”);
     WHEREAS, as a mutual inducement to the Parties to consummate the transactions contemplated in the ASPA, and in order to effect an efficient transition of the Assets and the Facilities from Provider to Buyers, the Parties desire to enter into this Agreement; and
     WHEREAS, in connection with the ASPA and the transactions contemplated therein, Buyers desire to retain Provider to perform and provide certain transition services to Buyers.
     NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:
ARTICLE I
TRANSITION SERVICES
     1.1 Definitions. All capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings given them in the ASPA. Provider and Buyers are sometimes referred to herein together as the “Parties,” and each of Provider, on the one hand, and Buyers on the other hand, are individually referred to as a “Party.”
     1.2 Transition Services. This Agreement sets forth the terms and conditions for the provision by Provider to Buyers of certain transition services which are described on Schedule A attached hereto (the “Transition Services”). It is the intention of the Parties to cooperate with each other in effecting, as rapidly as is practicable and commercially reasonable after Closing, the separation of the Business from Seller and the transition of the Business to Buyers. Buyers agree to transition each of the Transition Services to its own internal organization or other third party providers as promptly as reasonably practicable, but in no case no later than the expiration of the Term of the applicable Transition Service.
     1.3 Engagement of Provider. Buyers hereby engage Provider to provide the Transition Services, and Provider hereby accepts its engagement by Buyers.
     1.4 Term. The term of this Agreement (the “Term”) shall commence as of the Closing Date and shall continue until the expiration of the terms of all of the Transition Services as set forth on Schedule A (the “Expiration Date”), subject to earlier termination pursuant to Article V or pursuant to written agreement by the Parties. The Term shall automatically terminate at such time as all Transition Services have been terminated.
     1.5 Provision of Transition Services.
     (a) Provider shall use its commercially reasonable efforts to provide or cause to be provided each Transition Service from the Closing Date for the time set forth on Schedule A, except (i) as automatically modified by termination of a particular Transition Service by Buyers in accordance with this Agreement, (ii) as otherwise agreed to by the Parties in writing, or (iii) in the event of the earlier termination of this Agreement.
     (b) Provider shall provide the Transition Services to Buyers through Dedicated Employees (defined below) and Other Employees (defined below). Provider shall be entitled to rely upon any written or oral instructions received from Buyers’ designated representatives relating to the Transition Services. The quantity or quality of Transition Services provided by Provider will be limited to the services provided by the Dedicated Employees and Other Employees, and is not required to be higher than the quantity and quality of the same or similar services that Provider has historically provided with respect to the Assets and the Facilities.
     (c) Those employees of Provider who will devote 100% of their business time to the provision of Transition Services hereunder (each, a “Dedicated Employee”) are designated on Schedule A. If any Dedicated Employee’s employment with Provider is terminated for any reason, Provider will use commercially reasonable efforts to provide a replacement of such employee, who must be reasonably acceptable to Buyers; provided, however, that until such replacement has been approved by Buyers, Provider shall not be responsible for providing the Transition Services that were to be provided by the Dedicated Employee who is unavailable.
     (d) Provider may provide certain of the Transition Services through employees who are not Dedicated Employees and who will not devote 100% of their business time to the provision of Transition Services (“Other Employees”). The Other Employees might not be the same employees who provided the service to Provider and might be simultaneously involved in the conduct of other business for Provider and Provider’s Affiliates. Provider agrees to use reasonable efforts to have such Other Employees available to Buyers on an incidental and part-time basis throughout the Term of this Agreement; provided that Other Employees will not be required to forego their primary employment obligations with Provider and Provider’s Affiliates or otherwise take any actions which could have an adverse impact on the operations of Provider and Provider’s Affiliates.
     (e) Provider may, but will not be obligated to, provide or acquire equipment, computer programs, or outside service providers to enable Provider to provide the Transition Services, provided, that such service providers must be reasonably acceptable to Buyers, and Buyers will not be obligated to reimburse Provider for the costs of such equipment, programs or providers unless Buyers have agreed in advance in writing.
     (f) Any information provided by Provider, Dedicated Employees or Other Employees in the course of performing Transition Services shall be limited solely to factual

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matters relating to the historical operation of the Facilities and the Business; and shall in no way constitute advisory or consulting services.
     (g) Buyers understand that the Transition Services provided hereunder are transitional in nature and are furnished by Provider for the purpose of facilitating the transactions contemplated by the ASPA. Buyers further understand that Provider is not in the business of providing Services to third parties and will not provide a Service beyond its applicable Term.
     (h) Buyers understand that certain Transition Services will be provided to it by Provider pursuant to agreements between Provider and various vendors. Buyers will reasonably cooperate with any third party providing such Transition Services on behalf of Provider in order to facilitate the provision and receipt of such Transition Services. Buyers acknowledge that such Transition Services are dependent on such cooperation, and that its failure to so cooperate shall relieve Provider of its obligation to provide the related Transition Services to the extent such failure renders such provision impractical or impossible.
     (i) Buyers will use commercially reasonable efforts to provide information, data and documentation that are necessary for Provider to provide the Transition Services. Buyers will provide such information, data and documentation in the format as reasonably requested by Provider. Buyers acknowledge that certain Transition Services are dependent upon such information and documentation, and that its failure to provide such information and documentation as set forth herein shall relieve Provider of its obligation to provide the related Transition Services to the extent such failure renders such provision impractical or impossible. Provider shall assist the Buyers in identifying which types of information and data are required for the provision of the Transition Services.
     (j) Buyers will reasonably cooperate with Provider in order to facilitate the provision and receipt of the Transition Services. Buyers acknowledge that such Transition Services are dependent on such cooperation, and that its failure to so cooperate shall relieve Provider of its obligation to provide the related Transition Services to the extent such failure renders such provision impractical or impossible.
     (k) Buyers will comply with all reasonable applicable policies and procedures of Provider that are provided in advance to Buyers in writing in connection with its receipt of the Transition Services.
     (l) PROVIDER SPECIFICALLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED (i) RELATING TO THE TRANSITION SERVICES, INCLUDING BUT NOT LIMITED TO ANY WARRANTIES OF MERCHANTIBILITY OR FITNESS FOR A PARTICULAR PURPOSE; (ii) RELATING TO THE RESULTS TO BE OBTAINED FROM THE TRANSITION SERVICES; AND (iii) THAT THE TRANSITION SERVICES ARE ERROR-FREE OR NON-INTERRUPTIBLE.

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     1.6 System Security.
     (a) If either Party is given access to the other Party’s computer systems or software (collectively, “Systems”) in connection with the Transition Services, the Party given access (“Availed Party”) shall comply with all of the other Party’s system security policies, procedures and requirements that have been provided to the Availed Party in advance and in writing (collectively, “Security Regulations”), and will not tamper with, compromise or circumvent any security or audit measures employed by such other Party. The Availed Party shall access and use only those Systems of the other Party for which it has been granted the right to access and use.
     (b) Each Party will use commercially reasonable efforts to ensure that only those of its personnel who are specifically authorized to have access to the Systems of the other Party gain such access, and use commercially reasonable efforts to prevent unauthorized access, use, destruction, alteration or loss of information contained therein, including notifying its personnel of the restrictions set forth in this Agreement and of the Security Regulations.
     (c) If, at any time, the Availed Party determines that any of its personnel has sought to circumvent, or has circumvented, the Security Regulations, that any unauthorized Availed Party personnel has accessed the Systems, or that any of its personnel has engaged in activities that may lead to the unauthorized access, use, destruction, alteration or loss of data, information or software of the other Party, the Availed Party shall immediately terminate any such person’s access to the Systems and immediately notify the other Party. In addition, such other Party shall have the right to deny personnel of the Availed Party access to its Systems upon notice to the Availed Party in the event that the other Party reasonably believes that such personnel have engaged in any of the activities set forth above in this Section 1.6 or otherwise pose a security concern. The Availed Party will use commercially reasonable efforts to cooperate with the other Party in investigating any apparent unauthorized access to such other Party’s Systems.
     1.7 Third Party Agreements; Consents.
     (a) Buyers acknowledge that the Transition Services that are provided through third parties or using third party Intellectual Property are subject to external resources, which must contain a confidentiality agreement and other terms and conditions of any applicable agreements between Provider and such third parties, and Buyers agree to comply with such terms and conditions to the extent that Buyers are or have been made aware of them.
     (b) Provider shall use commercially reasonable efforts to obtain any consents from third parties that Provider believes are necessary in order to provide any of the Transition Services under this Agreement; provided, however, that Provider shall not be required to pay any fees to any third party to obtain such consent. In the event that Provider is unable to obtain any such consent, the Parties will work together to agree upon a commercially reasonable alternative arrangement, and any costs and expenses arising in connection therewith will be borne by Buyers.
     1.8 Purchase of Additional or Modified Transition Services. From time to time, Buyers may request that Provider provide additional or modified transition services that are not described on Schedule A. Provider will use commercially reasonable efforts to accommodate any reasonable

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requests, but is not bound to provide such additional or modified transition services unless and until agreed to in writing by the Parties. If Provider agrees to provide additional or modified transition services, such additional or modified transition services shall become part of the Transition Services, subject to Section 2.1(b) and any special terms and conditions placed by Provider on providing such additional or modified transition services.
     1.9 Access; Connection Maintenance. Buyers hereby grant a license to Provider during the Term for Provider’s employees to have physical access to those Facilities and Assets as needed to perform the Transition Services; provided, however, that during the Term of this Agreement neither Buyers nor Provider will establish any type of external network connectivity that grants access to the other Party’s Systems including, but not limited to, WAN or Internet connectivity, without the prior written consent of the other Party, which consent shall not be unreasonably withheld.
     1.10 Buyer Services. In order to enable Provider to provide the Transition Services, Buyers shall cooperate with and provide any information or services required by Provider in connection with its performance of the Transition Services).
ARTICLE II
COMPENSATION AND PAYMENT ARRANGEMENTS
FOR TRANSITION SERVICES
     2.1 Compensation for Transition Services.
     (a) Compensation. As compensation for the Transition Services, Buyers shall pay Provider the Dedicated Employee Costs. For the avoidance of doubt, Buyers will not be required to pay any fees for Other Employees, unless otherwise expressly agreed by Buyers.
     (b) Changes in Scope. If additions, extensions or modifications to the Transition Services are requested by Buyers as contemplated in Section 1.8, and Provider determines to provide such additional or modified Transition Services, the Parties will negotiate appropriate compensation for such Transition Services. The Provider shall in good faith consider implementing all reasonable requests of the Buyers for additional or modified Transition Services.
     (c) Dedicated Employee Costs. The “Dedicated Employee Costs” means the fully burdened costs of the Dedicated Employees, including all compensation and the cost of all benefits and taxes borne by Provider for such employees, as calculated in accordance with Provider’s normal accounting practices.
     (d) Out-of-Pocket Costs. Additionally, all out-of-pocket costs reasonably incurred by Provider in providing the Transition Services under this Agreement (which shall include reasonable travel expenses for Other Employees who are requested by Buyers to travel, and any third-party consulting service costs reasonably incurred by Provider in performing the Transition Services) shall be promptly reimbursed by Buyers to Provider; provided, however, that any particular expense in excess of $5,000 shall require the prior written approval of Buyers in order to be eligible for reimbursement.

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     2.2 Payment Terms. Buyers agree to pay Provider all reimbursable costs and compensation, if any, within thirty (30) days of receipt of an invoice therefor. Any reimbursable costs or compensation not paid within thirty (30) days after Buyers’ receipt of the invoice therefor shall accrue interest at the rate of 0.75 percent per month until the date payment is received by Provider.
ARTICLE III
FORCE MAJEURE
     No Party shall be held liable for any delay or failure in performance of any part of this Agreement from any cause beyond its reasonable control and without its fault or negligence, including, but not limited to, acts of God, acts of civil or military authority, embargoes, epidemics, war, terrorist acts, riots, insurrections, fires, explosions, earthquakes, nuclear accidents, floods, and strikes. Upon the occurrence of a condition described in this Article III, the Party whose performance is prevented shall give written notice to the other Party, and the Parties shall promptly confer, in good faith, to agree upon equitable, reasonable action to minimize the impact on the Parties of such conditions.
ARTICLE IV
NOTICES AND DEMANDS
     All notices, requests, demands, claims, and other communications hereunder shall be in writing and shall be given in accordance with the notice provisions in Section 11.5 of the ASPA.
ARTICLE V
TERMINATION
     5.1 Termination of Transition Services and Agreement for Convenience. Buyers shall have the right to terminate any Transition Service, in whole or in part, upon thirty (30) days prior written notice to Provider. In such event, Buyers shall be liable for any out-of-pocket expenses reasonably incurred by Provider in connection with the early termination of the affected services and for all expenses of any Dedicated Employees incurred by Provider through the date of such termination. In connection with any partial termination of Transition Services, Buyers shall designate which, if any, Dedicated Employee will no longer be required by Buyers for the Transition Services; provided, however, Dedicated Employees will not be provided on a part-time basis.
     5.2 Termination of Transition Services Upon Expiration. Each Transition Service will expire at the end of the term indicated for such service in Schedule A, unless the Parties mutually agree pursuant to Section 5.3 to extend such service.
     5.3 Additional Term. If Buyers reasonably determine that it will not be ready to migrate the Data of the Business to its system or otherwise that it requires any of the Transition Services beyond the stated term for such service, then at least thirty (30) days prior to the end of the term for the applicable Transition Service, Buyers may request that the term of such Transition Service be extended by up to ninety (90) days, and Provider will use its reasonable efforts to accommodate

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such request for extension, subject to its ability to retain the relevant Dedicated Employees for such Transition Service for the extended period, and subject to Buyers’ agreement to agree to pay any additional costs related to such Dedicated Employees and Provider’s reasonable out-of-pocket expenses related to such extension.
     5.4 Survival Upon Expiration or Termination. The provisions of this Section 5.4 and Article IV (Notices and Demands), Article VI (Confidentiality), and Article VIII (Miscellaneous) shall survive the termination or expiration of this Agreement unless otherwise agreed to in writing by the Parties.
     5.5 Termination for Breach. In the event that Buyers fail to pay any amounts within ten (10) days of when such amounts are due hereunder, or commits a material breach of any of its other material obligations under this Agreement, Provider may terminate this Agreement upon written notice if Buyers fail to cure such material breach within thirty (30) days after Buyers’ receipt from Provider of written notice specifying the material breach.
     5.6 Effect of Termination. Upon termination or expiration of this Agreement, Buyersshall pay to Provider all monies due to Provider in respect of Transition Services provided prior to such termination or expiration. In addition, each Party shall, at the disclosing Party’s option, return or destroy the Confidential Information of the other Party. In the event that the disclosing Party elects destruction, the other Party shall furnish to the disclosing Party a written certificate of destruction signed by an officer of the certifying Party.
ARTICLE VI
CONFIDENTIALITY
     6.1 Confidentiality Obligation. The confidentiality provisions contained in Section 11.1 of the ASPA will be deemed to apply to all information disclosed by a Party to the other Party in connection with the Transition Services during the Term of this Agreement.
ARTICLE VII
OTHER COVENANTS
     7.1 Compliance with Laws. Each Party shall comply, at its own expense, with the provisions of all applicable municipal requirements and those state and federal laws that may be applicable to its performance under this Agreement.
     7.2 Equipment and Software. Except as provided in this Section 7.2, Provider shall, at its own expense, keep the equipment and software (other than equipment and software included in the Assets) used to provide the Transition Services in good working order and repair with the same or comparable capacity as was available immediately prior to the Effective Date to perform the similar services. To the extent necessary to provide the Transition Services, Provider shall maintain any existing software licenses and maintenance and support contracts; provided, however, (i) that any existing software licenses and maintenance and supply contracts relating exclusively to the Assets or the Business that are used by Provider to perform a particular Transition Service (and but for transferability, transition or timing issues are a part of the Assets to be transferred to Buyers pursuant to the ASPA) shall be maintained by Provider at Buyers’ sole cost; and (ii) that should the

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renewal or extension of any licenses or contracts used by Provider to perform the Transition Services become necessary during the Term, such renewal or extension shall be at Buyers’ expense. Buyers shall, at its own expense, keep the equipment and software included in the Assets that is necessary to receive the Transition Services in good working order and repair with sufficient capacity, as necessary to receive the Transition Services.
ARTICLE VIII
MISCELLANEOUS
     8.1 Relationship of the Parties. The Parties declare and agree that Provider is engaged in a business that is independent from Buyers, and Provider shall perform its obligations as an independent contractor. It is expressly understood and agreed that nothing contained herein is intended to create an agency relationship or a partnership or joint venture. Provider is not an agent of Buyers and shall have no authority to represent Buyers as to any matters, except as authorized herein or in writing by Buyers from time to time. This Agreement is a services agreement only and does not convey to Provider any right, title or interest in or to any assets of Buyers.
     8.2 Employees. The Parties shall be solely responsible for payment of compensation to their respective employees (including, in the case of Provider, all Dedicated Employees and all Other Employees) and, except as set forth in Section 8.9, for any injury to them in the course of their employment. All of Provider’s employees who provide Transition Services shall at all times be employees of Provider and not of Buyers. None of the benefits provided by Buyers to its employees, including compensation, insurance, and unemployment insurance, shall be available to the employees, agents, consultants, contractors, or services of Provider by virtue of this Agreement. The Parties shall assume full responsibility for payment of all federal, state, and local taxes or contributions imposed or required under unemployment insurance, social security, and income tax laws with respect to their respective employees.
     8.3 Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. The assignment provisions described in Section 11.3 of the ASPA shall be applicable to this Agreement.
     8.4 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If any term or provision of this Agreement is found invalid or unenforceable, and the disregard of such terms or provisions materially alters the burdens or benefits of any of the Parties under this Agreement, including on Schedule A, the Parties will use commercially reasonable efforts to agree upon an enforceable provision which most closely approximates the Parties’ intent in entering into this Agreement.
     8.5 Third Party Beneficiaries. The provisions of this Agreement are for the benefit of the Parties and their Affiliates, officers and employees and not for any other person. Should any third party institute proceedings, this Agreement shall not provide any such person with any remedy, claim, liability, reimbursement, cause of action, or other right.
     8.6 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic Laws of the State of Utah without giving effect to any choice or conflict of law

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provision or rule (whether of the State of Utah or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Utah. The Parties hereby consent to the jurisdiction of any state or federal court located within Salt Lake County, Utah and Dallas County, Texas and, irrevocably agree that all actions or proceedings related to this Agreement shall be litigated in Salt Lake County, Utah if brought by either Buyer (or any Affiliate thereof) or in Dallas County, Texas if brought by Seller (or any Affiliate thereof), and each Party waives any defense of forum non conveniens and agrees to be bound by any judgment rendered thereby in connection with this Agreement. Each Party agrees that service upon it by registered mail shall constitute sufficient notice; provided that nothing herein shall affect the right to serve process in any other manner permitted by law.
     8.7 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING HEREUNDER.
     8.8 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyers and Provider. No waiver of any provision of this Agreement shall be valid unless signed by the Party waiving compliance. The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by any Party of any breach of, or requirement contained in, this Agreement, in any one or more instances, shall be deemed to be or construed as a further waiver of any other breach or requirement.
     8.9 Exculpation and Indemnification. Buyers shall indemnify, protect and hold Provider, Provider’s Affiliates and Provider’s officers, directors and employees harmless from any and all claims, demands, suits, or actions (including attorneys’ fees and expenses) which may be asserted against such Persons, including for personal injury or death, arising in connection with the performance of the Transition Services pursuant to this Agreement; provided that Provider or such of Provider’s Affiliates, officers or employees seeking indemnification acted in good faith and the act or omission which is the basis of such claim, demand, suit, or action does not involve the gross negligence or willful misconduct of Provider or such of Provider’s Affiliates, officers, directors or employees. During the Term, Buyers shall include, or cause to be included, Provider as an additional insured under all liability insurance policies maintained by, or for the benefit of, Buyers relating to the Facilities. Such policies shall indemnify Provider and its officers, directors and employees against covered claims and expenses which may be incurred by Provider and its officers, directors and employees in connection with the activities of Buyers in accordance with the terms of such policies.
     8.10 Liability Limitations.
     (a) AS BETWEEN PROVIDER AND ITS AFFILIATES, AND BUYERS AND ITS AFFILIATES, NOTWITHSTANDING ANYTHING CONTAINED IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL PROVIDER OR ITS AFFILIATES, OR BUYERS OR ITS AFFILIATES, BE LIABLE FOR INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE, EXEMPLARY, OR CONSEQUENTIAL DAMAGES, LOST PROFITS OR OTHER BUSINESS INTERRUPTION DAMAGES IN TORT,

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CONTRACT, OR OTHERWISE UNDER, OR ON ACCOUNT OF THIS AGREEMENT, EXCEPT THOSE PAYABLE TO THIRD PARTIES.
     (b) Provider shall not be liable (including, any liability for the acts and omissions of its employees, agents, and subcontractors) to Buyers for any claims, damages, liabilities, or expenses in connection with the provision of any of the Transition Services or otherwise related to this Agreement except with respect to direct damages arising out of Provider’s, or Provider’s employees’, agents’ or subcontractors’, willful misconduct, gross negligence or fraud in performing its obligations under this Agreement.
     (c) In no event shall Provider’s liability with respect to any Service exceed the total fees paid by Buyers to Provider for that Service.
     8.11 Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or scanned portable document format (pdf)) for the convenience of the Parties, each of which will be deemed an original, but all of which together will constitute one and the same instrument.
     8.12 Interpretation. The section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties, and will not in any way affect the meaning or interpretation of this Agreement.
     8.13 Entire Agreement. This Agreement (including the provisions of the ASPA incorporated by reference herein) contains the entire understanding of the Parties relating to the subject matter hereof and supersedes all prior written or oral and all contemporaneous oral agreements and understandings relating to the subject matter hereof.
[SIGNATURE PAGE FOLLOWS]

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[SIGNATURE PAGE OF THE TRANSITION SERVICES AGREEMENT]
     IN WITNESS WHEREOF, the Parties, acting through their authorized officers, have caused this Transition Services Agreement to be duly executed and delivered as of the date first above written.

BUYERS:

HOLLY REFINING & MARKETING -
TULSA LLC

By:
Name:

Title:

HEP TULSA LLC

By:

Name:

Title:

PROVIDER

SINCLAIR TULSA REFINING COMPANY

By:

Name:

Title:

SCHEDULE A — TRANSITION SERVICES

TRANSITION	DESCRIPTION OF
SERVICE TYPE	TRANSITION SERVICE	TERM
Services Coordinator	Provider will appoint a Services Coordinator as a single point of contact for Holly IT and will be responsible for the overall coordination and delivery of TSA related Information Technology Services. This individual will not be dedicated to provide the Transition Services and will be available on a part- time basis as reasonably required to coordinate the Transition Services.	180 days

Migration Support Services

MSS 1: Systems Access	Provider will provide data related to the Business on a commercially reasonably basis and shall respond within a reasonable period to Buyers’ requests for such data. In the event that Provider is unable to provide such data on a timely basis, Provider shall provide Buyers with access to Provider’s data systems, subject to reasonable security procedures, so that Buyers can access such data.	180 days

MSS 2: Subject Matter Expert Support	Provider shall make available to Buyers access to Providers subject matter experts (through the Dedicated Employees and the Other Employees) for Buyers to: (a) understand all related systems configurations and programming; (b) understand all data and data formats; and (c) understand any technical nuances that will require disclosure to execute the migration.	180 days

MSS 3: Documentation	Upon Buyers’ request, Dedicated Personnel will provide Buyers: (a) specifications, documentation and programs related to all applications, systems and integration programs that are reasonably available and necessary to support the current computing environment of the Business; (b) Business process procedures and process flow information for the business; (c) examples of printed copies of all production reports and forms used to operate the Business; and (d) a list of systems users, roles, profiles and authorization objects related to the Business.	180 days

MSS 4: Extraction, Transformation and Loading	At times to be jointly determined by Provider and Buyers: (a) the Parties shall jointly determine what Data should be migrated and what Data formats should be used, and shall develop a set of detailed specifications for the Data migration; (b) Provider shall develop or have developed data extraction programs to be used for extracting all of the current and historical data relating to the Business from the Providers production information technology systems, using the joint specifications developed above to ensure that all extracted Data is in the agreed upon format and to compatibility in Data transfer; (c) Dedicated Personnel shall support the migration and conversion code with break/fix services to ensure continuous uptime and availability and shall provide any development support to quickly respond to any coding issues discovered in the data extraction programs; (d) Provider shall provide a list of the Transaction data that is current and appropriate to the operation of the Business and; (e) Provider shall process all data extracts from the most current Data residing in their production systems.	180 days

MSS 5: Custom Ancillary Programs	Promptly after Closing, Provider shall provide Buyers with a fully documented source code version of any software programs that are exclusively used in the Business and are custom applications owned by the Provider (the “Custom Ancillary Programs”). Dedicated Personnel shall support all such Custom Ancillary Programs, in the manner that it supported such programs prior to the Closing.	180 days

TRANSITION	DESCRIPTION OF
SERVICE TYPE	TRANSITION SERVICE	TERM
MSS 6: Data	Upon Buyers’ reasonable request throughout the migration activities, Dedicated Personnel shall provide information and support reasonably necessary to enable Buyers to identify any and all transactions related to the Business, including without limitation all data related to the Business in a format to be agreed upon by Buyers and Provider. If the data cannot be migrated into the Buyers’ information systems within 30 days from the date of the Closing, Provider will provide a refreshed version of all such data in the same format as previously agreed upon. Within thirty (30) days of the Closing, Provider will segregate and provide all Electronic Data Interchange (EDI) formats related to Buyers. At a time specified by Buyers and with sufficient notice, Provider shall provide all Transaction Data related specifically to the Tulsa refining operation, in a format mutually agreed by Provider and Buyers from Provider’s production information systems.	180 days

MSS 7: System Change Management	Provider shall provide Buyers with reasonable advanced notification of any planned changes that could have any impact on migration activities being conducted by Buyers. Provider shall immediately notify Buyers of any unplanned or emergency system changes that may reasonably be expected to affect Buyers while migration activities are underway. Provider shall attempt, in good faith, to minimize any system changes that may adversely impact migration activities.	180 days

Operational Support Services

OSS 1: Data and Application Support services	Dedicated Personnel will be available to provide information that may be reasonably requested by Buyers from the Provider’s information systems pertaining to the Assets and the Facilities. Dedicated Personnel will be available to consult with Buyers to troubleshoot systems problems for those application systems as specifically identified in the Exhibits 1 and 2 attached to the TSA Agreement.	180 days

OSS 2: Wide Area Network (WAN) Services	Until Buyers can establish its wide area network (“WAN”) at the Facilities and transition the Facilities’ LAN to the Buyers’ network, Provider will continue to maintain WAN connectivity to the Facilities. Dedicated Personnel will operate, monitor and maintain WAN network connectivity. Dedicated Personnel will make any and all reasonable WAN changes needed to support refinery operations and the transition to Buyer’s network.	180 days

OSS 3: Public Internet Gateway and Network Firewall Services	Provider will provide access to the public internet via its WAN to the Facilities.	180 days

OSS 4: Local Area Network (LAN) Services	Provider will continue to provide local area network (“LAN”) services to the Facilities. Dedicated Employees will provide operations, monitoring, and any required maintenance of the LAN. Dedicated Personnel will to provide domain administration support services, including network account deletions and changes needed to support refinery operations and the transition to Buyer’s network. New accounts established for other of Buyer’s employees on the Provider’s network will be local accounts only.	180 days

TRANSITION	DESCRIPTION OF
SERVICE TYPE	TRANSITION SERVICE	TERM
OSS 5: Email Services	Provider will continue to provide email services to Continuing Employees until they can be transitioned to Buyer’s email system. Email services will be provided only to Continuing Employees and no new accounts will be set up. This Transition Service will include all email account deletions and changes, as may be reasonably requested by Buyers. Dedicated Personnel will assist in the migration of mail messages, notes, calendar entries, contacts, and tasks from Provider’s system to Buyer’s system.	180 days

OSS 6: Helpdesk Call Support	Dedicated Personnel will provide “Helpdesk” call center support to the Facilities and to the Continuing Employees until systems have been migrated from Provider to Buyers. This Transition Service will include case tracking, first call troubleshooting support and triage, providing to date [2008 and 2009] statistics on help desk tickets for the Tulsa refinery, transferring any open tickets (at the time this service is terminated), and case escalation to Buyers Level 2 support personnel as may be needed.	180 days

OSS 7: Desktop Help and other peripheral devices Support	Dedicated Personnel will provide Level 1 first call desktop help support to Facilities’ personnel.. Peripheral devices include copiers, fax machines, printers, projectors, bar code equipment, scanners, and other specialty devices. When and if Dedicated Personnel are unable to resolve a reported problem or fulfill a service request, the problem will be escalated to Buyers Level 2 support personnel as appropriate for the reported problem or service request with the understanding that all administrative access to the desktops will be restricted to Provider personnel.	180 days

OSS 8: Server Operations Support	Dedicated Personnel will provide remote server operations and monitoring as well as troubleshooting and Level 2 dispatch services to the Facilities.	180 days

OSS 9: Hardware and Software Support for the fuel load rack to include the motor vehicle card readers and any related Provider proprietary components	Buyers will have temporary use of the Diamond Systems to operate the fuel loading rack at the refinery. If the Diamond System hardware or software components fail to operate, Dedicated Personnel will provide assistance to Buyers to restore normal operations. Phone support services will be available to the Facilities. Dedicated Personnel will continue to maintain the Diamond System along with providing to the Buyers the required support of the reference files for customer information management and product information along with the Diamond System for invoicing.	180 days

OSS 10: Timekeeping	Dedicated Personnel will provide manual timekeeping.	30 days

OSS 11: Health, Safety, and Environmental Information	Through Dedicated Personnel and Other Personnel, Provider will provide to Buyers information related to health, security and safety and environmental matters related to the historical operation and maintenance of the Facilities (if such individuals are then employed by Seller). Provider hereby disclaims any representations and warranties to Buyers with respect to any such information.	180 days

OSS 12: Transportation & Logistics Support	None.

TRANSITION	DESCRIPTION OF
SERVICE TYPE	TRANSITION SERVICE	TERM
OSS 13: Accounting Support Services	Dedicated Personnel who were on the accounting staff will provide accounting support services, as requested by Buyers.	60 days

OSS 14: Telephone Services and Voice Mail	Provider to continue to supply and maintain the current phone numbers and systems, to include voice mail, for the Facilities until the Buyers can transition the activity. This will include desk phones, cell phones, PDAs or other handheld wireless communication devices. It also includes push email services to such devices.	60 days
List of Dedicated Personnel
[to come]

EXHIBIT 1 TO TSA SCHEDULE A
List of Provider Owned/Leased Equipment to be returned at Term
(To be completed by Sinclair)

No.	Item Description	Purpose

EXHIBIT 2 TO TSA SCHEDULE A
List of software required to provide the Services [To be completed by SINCLAIR]

Third Party
	Software	Product Name and	Version and
No.	Vendor	Purpose	Currency	License Holder

Exhibit H
REFINED PRODUCTS PURCHASE AGREEMENT
by and between
HOLLY REFINING & MARKETING-TULSA LLC,
a Delaware limited liability company
and
SINCLAIR OIL CORPORATION,
a Wyoming corporation
[                    ], 2009

ARTICLE I DEFINITIONS		1
1.1	Defined Terms	1
1.2	Interpretation	5
ARTICLE II TERM; SPECIFICATIONS; QUANTITIES AND NOMINATIONS		5
2.1	Sale and Purchase	5
2.2	Term	5
2.3	Specifications	5
2.4	Quantities and Nominations	5
ARTICLE III PRODUCT PRICE; PAYMENT		7
3.1	Product Price	7
3.2	Additives	8
3.3	Payment	8
3.4	Financial Responsibility	9
3.5	Platts Product Price References	9
3.6	Replacement Index	9
3.7	Adjustment	10
ARTICLE IV DELIVERY POINT; PRODUCT MEASUREMENT		10
4.1	Delivery Point and Title and Risk of Loss	10
4.2	Measurements and Tests	10
ARTICLE V WARRANTIES; ADDITIONAL COVENANTS		11
5.1	Quality	11
5.2	Compliance with Laws	11
5.3	Standards	12
5.4	Documentation	12
5.5	No Liens	12
5.6	Benefit of Warranties	12
5.7	No Other Warranties	12
5.8	Sinclair Acknowledgement	12
ARTICLE VI TAXES		13
6.1	Taxes	13
ARTICLE VII FORCE MAJEURE; TURNAROUND EVENTS; PRORATION EVENTS		13
7.1	Force Majeure Event	13
7.2	Force Majeure Notice	13
7.3	Turnaround Events	14
7.4	Proration	14
ARTICLE VIII DEFAULT AND REMEDIES		14
8.1	Termination in the Event of Certain Breaches	14
8.2	Offsets and Recoupment	15
ARTICLE IX INDEMNIFICATION		15
9.1	Obligations	15
9.2	Concurrent and Comparative Negligence	15

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9.3	Product	15
9.4	Limitation on Liability	16
ARTICLE X RENEWABLE IDENTIFICATION NUMBERS		16
10.1	Renewable Identification Numbers	16
10.2	Allocation of RINs	16
10.3	Product Pricing	16
ARTICLE XI CONFIDENTIALITY		17
11.1	Obligations	17
11.2	Permitted Disclosures	17
11.3	Required Disclosures	17
11.4	Return of Information	18
11.5	Receiving Party Personnel	18
11.6	Survival	18
ARTICLE XII HOLLY GUARANTEE		18
12.1	Holly Guarantor’s Responsibilities	18
12.2	Holly Guarantor Obligations	18
12.3	Order of Claims	19
12.4	No Limitations of Sinclair’s Rights	19
12.5	Enforceability Against Guarantor	19
12.6	Limitations	19
ARTICLE XIII SINCLAIR GUARANTEE		19
13.1	Sinclair Guarantor’s Responsibilities	19
13.2	Sinclair Guarantor Obligations	19
13.3	Order of Claims	20
13.4	No Limitations of Holly’s Rights	20
13.5	Enforceability Against Guarantor	20
13.6	Limitations	20
ARTICLE XIV MISCELLANEOUS		20
14.1	Audits	21
14.2	Change in Law	21
14.3	Assignment	21
14.4	Notices	21
14.5	Laws and Regulations	22
14.6	Counterparts	22
14.7	Entire Agreement	22
14.8	No Modification	23
14.9	No Waiver	23
14.10	Employee Regulations	23
14.11	Liquidation and Close Out	23
14.12	Relationship of Parties	23
14.13	Remedies Not Exclusive	23
14.14	Governing Law; Venue	24
14.15	No Third Party Beneficiaries	24
14.16	Specific Performance	24
14.17	Waiver of Jury Trial	24

ii

REFINED PRODUCTS PURCHASE AGREEMENT
     THIS REFINED PRODUCTS PURCHASE AGREEMENT (this “Agreement”) dated effective as of [                    ], 2009 (the “Effective Date”), is entered into by and between HOLLY REFINING & MARKETING-TULSA LLC, a Delaware limited liability company (“Holly”) and SINCLAIR OIL CORPORATION, a Wyoming corporation (“Sinclair”). Each of Holly and Sinclair are individually referred to as a “Party” and collectively as the “Parties”. HOLLY CORPORATION, a Delaware corporation (the “Holly Guarantor”) enters into this Agreement for purposes of Article XII only. THE SINCLAIR COMPANIES, a Wyoming corporation (the “Sinclair Guarantor”) enters into this Agreement for purposes of Article XIII only.
RECITALS
     WHEREAS, pursuant to the terms of that certain Asset Sale and Purchase Agreement (the “ASPA”) dated as of October 19, 2009, among Holly, HEP Tulsa LLC and Sinclair Tulsa Refining Company, Sinclair and its affiliates have sold all of their interests in their Tulsa, Oklahoma refinery (the “Tulsa Refinery”) to Holly and its affiliates on the Effective Date; and
     WHEREAS, Sinclair desires to continue to receive the products (the “Products”) listed on Exhibit A produced at the Tulsa Refinery from and after the Effective Date and Holly desires to sell and deliver the Products to Sinclair, pursuant to the terms and conditions set forth in this Agreement;
     NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, the Parties hereby agree as follows:
ARTICLE I
DEFINITIONS
     Section 1.1. Defined Terms. As used in this Agreement, the following terms shall have the respective meanings indicated below:
     “Acceptable Product Range” means the volume of each Product between the Minimum Amount and the Maximum Amount for such Product.
     “Affiliates” means, with respect to any specified Person, any other person that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with such specified Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.
     “Agreement” has the meaning given to such term in the introductory paragraph.
     “API” has the meaning given to such term in Section 4.2(c).

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     “ASPA” has the meaning given to such term in the Recitals.
     “ASTM” has the meaning given to such term in Section 4.2(c).
     “Bank Rate” means a fluctuating interest rate equal at all times to the prime rate of interest published from time to time by The Wall Street Journal.
     “Bankruptcy Code” has the meaning given to such term in Section 14.11.
     “Business Day” means any day other than a Saturday, a Sunday or a day on which banks in Tulsa, Oklahoma are authorized or required by Law to be closed.
     “Change Factor” has the meaning given to such term in Section 3.7.
     “Change in Law” means any Law adopted or amended, or any change in the interpretation or application of any Law, after the Effective Date by any Governmental Authority requiring a change in (i) the allocation of RINs between the Parties provided in Article X or (ii) Product quality.
     “Combined Plants” means the Tulsa Refinery and the oil refinery owned by Holly Refining & Marketing — Tulsa LLC and located to the west of the Tulsa Refinery.
     “Confidential Information” means all (i) confidential, proprietary or non-public information of a Party, whether set forth in a writing, orally or in any other manner, including all non-public information and material of such Party (and of companies with which such Party has entered into confidentiality agreements) that another Party obtains knowledge of or access to, including non-public information regarding products, processes, business strategies and plans, customer lists, research and development programs, computer programs, hardware configuration information, technical drawings, algorithms, know-how, formulas, processes, ideas, inventions (whether patentable or not), trade secrets, schematics and other technical, business, marketing and product development plans, revenues, expenses, earnings projections, forecasts, strategies, and other non-public business, technological and financial information and (ii) pricing information in this Agreement.
     “Delivery Point” has the meaning given to such term in Section 4.1.
     “Effective Date” has the meaning given to such term in the introductory paragraph.
     “EPA” means the United States Environment Protection Agency.
     “Ethanol” means fuel grade ethanol meeting ASTM D4806 specifications.
     “Ethanol Fee” has the meaning given to such term in Exhibit D.
     “Expert” has the meaning given to such term in Section 10.3.
     “Force Majeure Event” means the occurrence of war, fire, flood, strike, lockout, or other labor trouble, interruption in supply of any raw material, accident, breakdown of equipment or

2

machinery, riot, act of Governmental Authority, act of God, or any contingency beyond the reasonable control of the affected Party; provided, (i) the event or circumstance is not within the reasonable control of the affected Party, is not the result of the fault or negligence of the affected Party and/or could not, by the exercise of due diligence, have been overcome or avoided by the affected Party and (ii) no economic event or circumstance generally affecting the refining and marketing industry shall be considered a Force Majeure Event, except the imposition of any Taxes or other requirement(s) by a Governmental Authority or an event affecting the cost of the RINs that are the subject of Article X.
     “Forecasted Volume” has the meaning given to such term in Section 2.4(b)(i).
     “Governmental Authority” means any federal, state or local governmental entity, authority or agency, court, tribunal, regulatory commission or other body, whether legislative, judicial or executive (or a combination or permutation thereof) having authority over the Tulsa Refinery or the transactions contemplated by this Agreement.
     “HEP Units” has the meaning given to such term in the ASPA.
     “HOC Stock” has the meaning given to such term in the ASPA.
     “Holly” has the meaning given to such term in the introductory paragraph.
     “Holly Guarantor” has the meaning given to such term in the introductory paragraph.
     “Indemnifying Party” has the meaning given to such term in Section 9.1.
     “Initial Term” has the meaning given to such term in Section 2.2.
     “Law” means any applicable statute, law (including common law), rule, ordinance, regulation, ruling, requirement, writ, injunction, decree, order or other official act of or by any Governmental Authority, whether such Laws now exist or hereafter come into effect.
     “Magellan” means Magellan Midstream Partners, L.P., its successors and assigns, and its affiliates.
     “Magellan Pipeline” means the pipeline and related facilities owned by Magellan originating at the Tulsa Refinery, limited to the midcontinent region.
     “Maximum Amount” means the “Maximum Amount” provided for each Product set forth in Exhibit C.
     “Minimum Amount” means the “Minimum Amount” provided for each Product set forth in Exhibit C.
     “MMT” means methylcyclopentadienyl manganese tricarbonyl.
     “Nominated Volume” has the meaning given to such term in Section 2.4(b)(i).
     “Off-Spec Product” has the meaning given to such term in Section 2.4(g).

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     “Party” and “Parties” have the meaning given to such terms in the introductory paragraph.
     “Person” means any individual, partnership, joint venture, corporation, limited liability company, limited liability partnership, trust, unincorporated organization or Governmental Authority or any department or agency thereof.
     “Pipeline Pricing Day” has the meaning given to such term in Section 3.1(a).
     “Platts Index Page” has the meaning given to such term in Section 3.5.
     “Product Price” has the meaning given to such term in Section 3.1.
     “Products” has the meaning given to such term in the Recitals.
     “Proration Event” means any curtailment, shortage or cessation (i) in Holly’s existing or contemplated supply of Products from the Combined Plants or (ii) in the raw materials used to manufacture the Products (including any shortage of raw materials resulting from Holly’s decision not to purchase such raw materials due to Holly’s decision that the cost of available crude products are unreasonably high), irrespective of the cause or foreseeability of such curtailment, shortage, or cessation.
     “Rack Pricing Day” has the meaning given to such term in Section 3.1(b).
     “Receiving Party Personnel” has the meaning given to such term in Section 11.5.
     “RINs” has the meaning given to such term in Section 10.1.
     “RVP” means Reid vapor pressure.
     “Sinclair” has the meaning given to such term in the introductory paragraph.
     “Sinclair Additives” means IVD (intake valve deposit) additives, lubricity additives and premium diesel additives.
     “Sinclair Guarantor” has the meaning given to such term in the introductory paragraph.
     “Specifications” has the meaning given to such term in Section 2.3.
     “Taxes” has the meaning given to such term in Section 6.1.
     “Three Day Wrap” has the meaning given to such term in Section 3.1(a).
     “Tulsa Rack” means the rack facilities at the Tulsa Refinery available for the delivery of the Products.
     “Tulsa Refinery” has the meaning given to such term in the Recitals.
     “Turnaround Event” means any significant planned outage at the Tulsa Refinery.

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     Section 1.2. Interpretation. In this Agreement, unless a clear contrary intention appears: (a) the singular includes the plural and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, in the case of a Party, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) reference to any gender includes each other gender; (d) reference to any agreement (including this Agreement), document or instrument means such agreement, document, or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms of this Agreement; (e) reference to any Article or Section means such Article or Section of this Agreement, and references in any Section to any clause means such clause of such Section; (f) each reference to an Exhibit refers to such Exhibit attached to this Agreement, which is made a part hereof for all purposes; (g) “hereunder,” “hereof,” “hereto” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof; (h) the terms “include,” “includes” and “including” are not limiting and shall be deemed to be followed by the phrase “without limitation,”; and (i) relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding” and “through” means “through and including.”
ARTICLE II
TERM; SPECIFICATIONS; QUANTITIES AND NOMINATIONS
     Section 2.1. Sale and Purchase. Subject to the terms and conditions set forth in this Agreement, Holly shall sell and deliver, and Sinclair shall purchase and receive, the Products.
     Section 2.2. Term. This Agreement shall be effective commencing on the Effective Date and shall remain in effect for five years from the Effective Date (the “Initial Term”); provided, Sinclair may extend this Agreement for one additional five year period if Sinclair is not in default hereunder and provides written notice of such extension to Holly at least 180 days prior to the end of the Initial Term.
     Section 2.3. Specifications. The specifications (“Specifications”) for the Products are set forth in Exhibit B.
     Section 2.4. Quantities and Nominations.
          (a) Exhibit C sets forth the Acceptable Product Range for each Product that may be nominated to be sold and delivered by Holly to Sinclair on a monthly basis pursuant to the terms of this Section 2.4. Notwithstanding the immediately preceding sentence, the Parties may mutually agree in writing, each in their sole discretion, to the sale of a different quantity of Products in a particular month or to amend Exhibit C from time to time.
          (b) The specific quantity of Products to be sold and delivered each month shall be determined as follows:
(i)	By the twelfth day of each calendar month, Holly by written notice to Sinclair shall: (a) nominate the specific volume (the “Nominated Volume”) of each Product that it in good faith expects to produce and have available to deliver to Sinclair in the next

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calendar month; provided, the Nominated Volume must be within the Acceptable Product Range for each Product set forth in Exhibit C unless otherwise agreed in writing by the Parties, and (b) provide Holly’s good faith forecast of the expected volume and grades (the “Forecasted Volume”) of each Product to be produced by Holly and delivered to Sinclair for the two months immediately after the next calendar month. If Holly does not nominate a Nominated Volume by the twelfth day of a month, then the Nominated Volume shall be deemed to be the Maximum Amount for each Product in the next calendar month.
(ii)	By the 15th day of each calendar month, Sinclair shall propose for Holly’s consideration, in Holly’s discretion, any revisions to the Forecasted Volume provided by Holly for the two months immediately after the next calendar month. Holly shall respond to Sinclair’s proposals by the 20th day of each calendar month.

(iii)	Except as set forth in Article VII or unless otherwise agreed in writing by the Parties, Holly shall sell and deliver, and Sinclair shall purchase and receive, the Nominated Volume of each Product on a monthly basis. Volumes of the Products shall be delivered ratably during each month.

(iv)	The schedulers for each of Holly and Sinclair shall serve as the primary point of contact for communications between the Parties relating to the day-to-day performance of the Parties under this Section 2.4(b).
          (c) In the event that Sinclair fails to take the Nominated Volume of any Product in a particular month, and provided that (i) such Nominated Volume has been produced and is available for taking by Sinclair and (ii) Sinclair is not prevented from taking such Nominated Volume due to a Force Majeure Event or a Turnaround Event, or any act or omission of Holly, Holly shall have the right to resell such Product using commercially reasonable efforts and Sinclair agrees to make Holly whole for any deficiency in price which Holly receives in the sale of such Product below the Product Price, plus reasonable added out-of-pocket transportation costs which Holly may incur in selling such Products. Sinclair shall pay any such deficiency not later than 30 days after receipt of Holly’s invoice for such amount. In the event that Holly fails to deliver the Nominated Volume of any Product in a particular month, and provided that (i) such Nominated Volume is available for taking by Sinclair and (ii) Holly is not prevented from delivering such Nominated Volume due to a Force Majeure Event or a Turnaround Event, or any act or omission of Sinclair, Sinclair shall have the right to purchase products using commercially reasonable efforts in lieu of such Product from a third party and Holly agrees to make Sinclair whole for any deficiency in price which Sinclair is required to pay in the purchase of such products above the Product Price, plus reasonable added out-of-pocket transportation costs which Sinclair may incur in purchasing such Products. Holly shall pay any such deficiency not later than 30 days after receipt of Sinclair’s invoice for such amount. Upon the reasonable request of

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a Party, the other Party shall provide verification to the requesting Party of the price at which Product was resold or purchased pursuant to this Section 2.4(c).
     (d) Notwithstanding the foregoing provisions of this Section 2.4 but subject to Article VII, Holly shall use good faith efforts to produce and make available to Sinclair amounts of each Product up to the Maximum Amount for such Product.
     (e) Notwithstanding anything herein to the contrary, the volume of Products to be sold and delivered for the calendar months [                    ] and [                    ] are set forth in Exhibit C. [Note: To be completed prior to the Closing date.]
     (f) Notwithstanding anything herein to the contrary, Holly may provide purchased product that meets the Specifications in lieu of production of the Products at the Tulsa Refinery; provided, such purchased product is delivered to Sinclair at the Magellan Pipeline Central Oklahoma origins, or such other locations acceptable to Sinclair on the Magellan Pipeline.
     (g) If Sinclair discovers, prior to delivery, that any Product tendered for delivery fails to comply with the Specifications (“Off-Spec Product”), Sinclair may reject such Product or, at its option and upon notice to Holly, may accept such Product, in which case price adjustments shall be made by mutual agreement.
ARTICLE III
PRODUCT PRICE; PAYMENT
     Section 3.1. Product Price. Sinclair shall pay Holly by wire transfer to the bank account designated by Holly from time to time the price (the “Product Price”) for all Products purchased and taken by Sinclair under this Agreement as follows, without deduction, setoff or other reduction except as expressly provided herein:
          (a) For Product delivered into the Magellan Pipeline, the Product Price shall be determined based on a three day average (the “Three Day Wrap”) of the price of the Product, determined the day of, day before, and day after, the date of delivery (based on the beginning of pump into the Magellan Pipeline) (each of such three days being a “Pipeline Pricing Day”). If a Pipeline Pricing Day falls on a Saturday then the Pipeline Pricing Day for such delivery will be the preceding Friday. If a Pipeline Pricing Day falls on a Sunday then the Pipeline Pricing Day for such delivery shall be the following Monday. If a Pipeline Pricing Day falls on a holiday where no pricing is available, then the Pipeline Pricing Day for such delivery shall be the nearest pricing day. If there is a tie, the Pipeline Pricing Day for such delivery shall roll forward to the next pricing day. Subject to the provisions above, the price of the Product for each Pipeline Pricing Day in a Three Day Wrap used to determine the Product Price shall be determined in accordance with Exhibit D.
          (b) For Product delivered at the Tulsa Rack, the Product Price shall be the price of the Product for the date of delivery (the “Rack Pricing Day”) determined in accordance with Exhibit D. If a Rack Pricing Day falls on a Saturday or Sunday, then the Rack Pricing Day for such delivery will be the immediately preceding Friday. If the Rack Pricing Day falls on a

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holiday where no pricing is available, then the Rack Pricing Day for such delivery shall be the immediately preceding pricing day.
     Section 3.2. Additives.
          (a) Sinclair Additives may be provided by Sinclair to Holly prior to delivery of the Products. If Sinclair provides Holly with a Sinclair Additive for a Product, Holly shall inject such Sinclair Additive prior to delivery of such Product to Sinclair at Sinclair’s designated dosage. A fee of $0.0015/gallon of Product to which Sinclair Additives are added will be collected as an administrative fee by Holly from Sinclair for the amount of Sinclair Additives added to the Products. Sinclair shall be entitled to use the additive injection system and related equipment and storage facilities at the Tulsa Refinery for purposes of adding Sinclair Additives to the Products and Holly agrees to cooperate in good faith with Sinclair in connection with such activities.
          (b) If Holly provides a Sinclair Additive for a Product at Sinclair’s request, in addition to the administrative fee provided for in Section 3.2(a), Sinclair shall pay Holly for the cost of such Sinclair Additives plus a fee of $0.004/gallon of Product to which Sinclair Additives are added.
          (c) Sinclair shall provide Sinclair Additives for Holly’s use at Sinclair’s out of pocket third party cost for such Sinclair Additives plus 10%.
          (d) The use of MMT in any Product by Holly is prohibited.
     Section 3.3. Payment.
          (a) Holly shall send Sinclair an invoice for all Products taken by Sinclair on the day such Products are taken from the Tulsa Rack, and one day after such Products are delivered into the Magellan Pipeline. Sinclair shall pay undisputed amounts in Holly’s invoice by wire transfer not later than three days from the date of Holly’s invoice. Sinclair shall notify Holly with regard to any portion of Holly’s invoice which it disputes in good faith and the reasons therefore, not later than three Business Days following receipt of Holly’s invoice. Any overdue balance owed by a Party, except an amount that is disputed in good faith by said Party, shall accrue daily interest charges at a rate equal to the lesser of (i) 150% of the Bank Rate (as in effect on the past due date) calculated on the basis of a 360-day year and (ii) the maximum rate of interest permitted by applicable Law. Any overdue balance owed by a Party that is disputed by such Party in good faith shall bear interest at a rate equal to the lesser of (i) 100% of the Bank Rate (as in effect on the past due date) calculated on the basis of a 360-day year and (ii) the maximum rate of interest permitted by applicable Law. The Parties shall work together to resolve any invoice disputes by not later than two (2) days following the date payment was originally due. If a payment due date falls on a Saturday or a bank or federal holiday, other than Monday, the payment shall be due on the immediately preceding Business Day. If the payment due date falls on a Sunday or Monday bank or federal holiday, the payment shall be due on the following Business Day.
          (b) In addition to its other rights and remedies, in the event Sinclair fails to make any payment when due, Holly may (i) terminate this Agreement, in whole or in part,

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forthwith and without notice if Sinclair does not pay all undisputed amounts due to Holly within thirty (30) calendar days after Holly’s exercise of Holly’s right of suspension under Section 3.3(b)(ii), (ii) if Sinclair does not pay to Holly all undisputed amounts within one (1) Business Day of a payment due date pursuant to the terms of this Section 3.3, suspend deliveries until all indebtedness is paid in full, and/or (iii) if Sinclair does not pay to Holly all undisputed amounts within one (1) Business Day of a payment due date pursuant to the terms of this Section 3.3, place Sinclair on a cash-on-delivery or prepayment basis.
     Section 3.4. Financial Responsibility. Prior to the Effective Date, Sinclair shall either: (i) pledge HOC Stock and/or HEP Units to Holly pursuant to a pledge and security agreement in a form mutually satisfactory to the Parties or (ii) provide letters of credit, cash collateral or other financial assurances, reasonably satisfactory to Holly to provide adequate assurances of Sinclair’s payment of amounts due or to become due under this Agreement. Upon Sinclair’s request, Holly shall periodically update its credit evaluation to determine, in Holly’s discretion reasonably exercised, an open credit limit, if any, to be granted to Sinclair or its guarantor hereunder. Sinclair shall promptly provide Holly with such financial and other information as Holly may reasonably request to allow Holly to update Holly’s credit evaluation. If Holly determines in good faith that changes to Sinclair’s financial condition warrant a change in Holly’s open credit limit, Holly will advise Sinclair of such and Sinclair shall increase or decrease its pledge of HOC Stock and/or HEP Units, letters of credit, cash collateral or other financial assurances accordingly.
     Section 3.5. Platts Product Price References. All references in this Agreement to “Platts Group 3 Spot” prices shall refer to the prices for Products published by Platts on the relevant day on page 18 of the Platts Global Alert for “Platts US Group 3 Product Assessments” (the “Platts Index Page”), two examples of which are attached as Exhibit E hereto. References in this Agreement to the “Platts Group 3 Spot Low” price shall refer to the low price quoted for a Product on the Platts Index Page on the relevant day. References in this Agreement to the “Platts Group 3 Spot Mean” price shall refer to the average of the low price and the high price quoted for a Product on the Platts Index Page on the relevant day.
     Section 3.6. Replacement Index.
          (a) Except as expressly set forth in Exhibit D, in the event that (i) the Platts Index Page ceases to exist or contain any of the data necessary to determine the Product Price in question for a Product, (ii) the Platts Index Page changes the basis for the determination of any of such data in a manner that is adverse to either of the Parties or (iii) there is a variation in the Products and the Platts Index Page does not publish a price for such Product, then the Product Price in question shall be based on such alternative publication, index or manner as most closely approximates the pricing methods then adopted by firms in the refining and marketing industry for deliveries at locations near the Delivery Point and as reasonably acceptable to both Holly and Sinclair. In the event that no agreement is reached regarding an alternative pricing method in such a situation, then the matter shall be referred to an Expert for determination in accordance with Section 10.3.
          (b) The Parties acknowledge this is a long-term refined products supply agreement and it is their intent for this Agreement to continue to apply if the Products listed in

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Exhibit A are no longer produced at the Tulsa Refinery during the term of this Agreement as a result of market changes, changes in Law or other factors. If as a result of market changes, changes in Law or other factors, all or part of the Products listed in Exhibit A are no longer produced at the Tulsa Refinery, then the Parties agree that the new refined products produced at the Tulsa Refinery shall be made available for delivery to Sinclair and this Agreement shall continue to apply to such new refined products. If the Parties are unable to agree on the pricing and other arrangements for such new refined products, then the matter shall be referred to an Expert for determination in accordance with Section 10.3. Nothing in this Section 3.6(b) shall affect or diminish in any way the rights of the Parties pursuant to Article VII.
     Section 3.7. Adjustment. The fees provided for in Section 3.2(a), Section 3.2(b), Part 4 of Exhibit D and the Ethanol Fee are subject to adjustment as provided in this Section 3.7. Such fees will be adjusted each January 1 commencing January 1, 2011 to reflect any upward change in the annual change rounded to four decimal places of the Producer Price Index-Commodities — Finished Goods, (PPI), as revised, produced by the U.S. Department of Labor, Bureau of Labor Statistics. The series ID is WPUSOP3000 as of 10/1/2009 — located at http://www.bls.gov/data/. The change factor (“Change Factor”) for the fees described in the first sentence of this Section 3.7 shall be equal to a percentage amount calculated as follows: the annual PPI index figure for the most current year less the annual PPI index figure for the immediately preceding year, which amount shall be divided by the annual PPI index figure for the immediately preceding year; provided the Change Factor in any year shall not be greater than four (4) percent. If the annual PPI index change in a given year from the immediately preceding year is negative, then the Change Factor will be deemed to be “zero.”
ARTICLE IV
DELIVERY POINT; PRODUCT MEASUREMENT
     Section 4.1. Delivery Point and Title and Risk of Loss. All Products shall be tendered by Holly and taken by Sinclair at the point where the Products pass from Holly’s delivery equipment at the Tulsa Refinery’s last outlet flange/Magellan Pipeline custody transfer meter into the Magellan Pipeline or into Sinclair’s (or Sinclair’s designees) railcars or truck transports at the Tulsa Rack (the “Delivery Point”). Title and risk of loss to Products shall pass from Holly to Sinclair at the Delivery Point. Sinclair shall coordinate the shipment of Product with Holly on a daily basis. Holly shall be responsible for scheduling all deliveries of Product into the Magellan Pipeline directly with Magellan. Sinclair shall be responsible for transportation of all Products from the Delivery Point, including contracting for all rail and truck transportation services, and such rail and truck transportation services shall meet Holly’s site access, insurance, safety and other requirements applicable to Persons entering the Tulsa Refinery generally. Holly agrees to work with Sinclair to help coordinate and facilitate the orderly, timely and ratable delivery of Products and the logistics associated with those deliveries.
     Section 4.2. Measurements and Tests.
          (a) Unless otherwise specified, quantities delivered (i) into transport trucks shall be measured by the calibrated weight scales or calibrated meters at the Tulsa Refinery; or (ii) into pipelines shall be measured by calibrated meters maintained by the Magellan Pipeline, or if such are not available, by terminal tank gauges. Upon reasonable prior notice to the other

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Party, either Party may require presence of an independent petroleum inspector at the line of delivery. Such inspector shall be appointed jointly, and the cost of the inspector’s services shall be paid by the Party requiring the presence of the inspector. The inspector’s determinations shall be conclusive and binding upon both Parties. Each Party shall have the right, upon reasonable prior notice, to have a representative present to witness all gauges, tests, and measurements. In the absence of either Party’s representative, the gauges, tests and measurements of the other Party shall be deemed to be correct.
          (b) All measurements shall represent 100 percent volume, consisting of United States barrels of 42 gallons, the quantity and gravity of which will be adjusted to 60 degrees Fahrenheit temperature. Temperature corrections to 60 degrees Fahrenheit shall be made in accordance with the latest edition of Table 6A or 6B of the Petroleum Measurement Tables of the American Petroleum Institute (API) Standard 2540/American Society of Testing and Materials (ASTM) D 1250/Institute of Petroleum (IP) Designation 200, whichever is in use at the discharge terminal. Automatic temperature compensators for metered delivery are acceptable when in compliance with Table 6A or 6B, whichever applies, except where local Laws prohibit temperature correction for the Product, delivery method, and the Delivery Point.
          (c) Sinclair shall have the right, but not the duty, to inspect the Products prior to delivery. The warranties provided by Holly in Article V shall remain in effect if Sinclair exercises such inspection rights. Notwithstanding anything in this Agreement to the contrary, regardless of whether Sinclair exercises such inspection rights or if a quality issue arises after the Delivery Point, absent manifest error, Holly’s samples and quality results for any Product delivered at the Magellan Pipeline shall be binding on the Parties and shall govern any dispute with respect to such deliveries at the Magellan Pipeline accepted by Magellan. Samples of the Products shall be taken from the tank(s) or pipeline as appropriate. The sample shall be by line-sampling devices where available. Tests to determine quality shall be made from such samples and shall be made in accordance with standard test methods specified in the official publications of either the American Society for Testing and Materials (“ASTM”) or the American Petroleum Institute (“API”), whichever are in general use at the discharge terminal. Other appropriate test methods as mutually agreed may be used for the qualities where no methods are prescribed in ASTM or API publications on the delivery date. In any event, written notice of any claim which Sinclair may have relating to quantity or quality of Product in each delivery must be delivered to Holly within five Business Days after the date of delivery of the Product or such claim shall be deemed waived.
ARTICLE V
WARRANTIES; ADDITIONAL COVENANTS
     Section 5.1. Quality. Holly warrants that the Products sold by Holly hereunder will meet the Specifications; provided, however, that this Section 5.1 shall not apply to any Off-Spec Products offered by Holly and accepted by Sinclair pursuant to Section 2.4(g).
     Section 5.2. Compliance with Laws. Holly warrants that the Products will be produced, delivered, and sold to Sinclair at the Delivery Point in compliance with all applicable Laws, including the Uniform Commercial Code. In accordance with the Federal Trade Commission’s requirements for gasoline octane certification under the Petroleum Marketing Practices Act,

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Holly hereby certifies the accuracy of the octane rating(s) of any automotive gasoline(s) described in this Agreement.
     Section 5.3. Standards. Holly shall comply with all federal, state, and local volatility regulations for gasoline and alcohol blends (including, but not limited to 40 CFR 80.27 and 80.28), and warrants and certifies that any Products delivered pursuant to this Agreement are in compliance with the applicable standard when delivered to Sinclair.
     Section 5.4. Documentation. Holly shall provide to Sinclair for each delivery either a certificate of analysis, a bill of lading, delivery ticket, a loading ticket, or invoice that certifies that any motor gasoline delivered is in compliance with the applicable RVP requirements at the time of delivery.
     Section 5.5. No Liens. Holly warrants title to the Product delivered hereunder, that it has the right to sell such Product and that such Product is free from liens and adverse claims of every kind created by Holly’s acts or omissions. Holly will pay all royalties and other sums due on production, processing or handling prior to the Delivery Point of the Product delivered.
     Section 5.6. Benefit of Warranties. The warranties of Holly set forth in this Article V shall run to Sinclair but not to its jobbers, dealers or customers.
     Section 5.7. No Other Warranties. UNLESS OTHERWISE EXPRESSLY STATED IN THIS AGREEMENT, HOLLY MAKES NO OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, THE WARRANTIES OF MERCHANTABILITY OR FITNESS OF THE PRODUCT(S) FOR ANY PARTICULAR PURPOSE, EVEN IF SUCH PURPOSE IS KNOWN TO HOLLY. ANY IMPLIED WARRANTIES ARE EXPRESSLY DISCLAIMED AND EXCLUDED.
     Section 5.8. Sinclair Acknowledgement. Sinclair acknowledges that the material used to produce Product covered hereunder is derived from crude oil, containing, or which may be found to contain, substances hazardous to the health and safety of persons and property. Sinclair acknowledges that there may be hazards associated with the loading, unloading, transporting, handling or use of the Product sold hereunder, which may require that warning be communicated to or other precautionary action taken with all persons handling, coming into contact with, or in any way concerned with the product sold hereunder. SINCLAIR ASSUMES AS TO ITS EMPLOYEES, INDEPENDENT CONTRACTORS, AND SUBSEQUENT PURCHASERS OF THE PRODUCT SOLD HEREUNDER ALL RESPONSIBILITY FOR ALL SUCH NECESSARY WARNINGS OR OTHER PRECAUTIONARY MEASURES RELATING TO HAZARDS TO PERSON AND PROPERTY ASSOCIATED WITH THE PRODUCT SOLD HEREUNDER AND, FURTHERMORE, SINCLAIR SHALL DEFEND AT ITS OWN EXPENSE, INDEMNIFY FULLY AND HOLD HARMLESS HOLLY AND ITS AFFILIATES, SUCCESSORS AND ASSIGNS FROM AND AGAINST ANY AND ALL LIABILITIES; LOSSES; DAMAGES; DEMANDS; CLAIMS (INCLUDING CLAIMS OF INDEMNITY AND/OR CONTRIBUTION); PENALTIES; FINES; ACTIONS; SUITS; LEGAL, ADMINISTRATIVE OR ARBITRATION PROCEEDINGS; JUDGMENTS, ORDERS, DIRECTIVES, INJUNCTIONS, DECREES OR AWARDS OF ANY JURISDICTION; COSTS AND EXPENSES (INCLUDING, BUT NOT LIMITED TO, ATTORNEYS’ FEES AND

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RELATED COSTS) ARISING OUT OF OR IN ANY MANNER RELATED TO SINCLAIR’S FAILURE TO PROVIDE NECESSARY WARNINGS OR OTHER PRECAUTIONARY MEASURES IN CONNECTION WITH THE PRODUCT SOLD HEREUNDER AS PROVIDED ABOVE; OTHER THAN ARISING FROM HOLLY’S FAILURE TO PROVIDE SINCLAIR WITH A MATERIAL DATA SHEET FOR EACH PRODUCT DELIVERED HEREUNDER.
ARTICLE VI
TAXES
     Section 6.1. Taxes. Holly shall be responsible for all taxes, excises, fees, duties or other charges now existing or hereafter imposed directly or indirectly on or with respect to the Products, components of the Products, or raw material from which the Products are derived (“Taxes”), that are imposed before delivery of the Products to Sinclair, and Sinclair shall be responsible for Taxes now existing or hereafter imposed on and after delivery of the Products to Sinclair. Notwithstanding anything to the contrary herein, the Party liable for income, franchise, doing business and value-added Taxes under the applicable statute shall remain liable for such income, franchise, doing business and value-added Taxes. If Sinclair furnishes Holly with a timely and valid resale or other exemption certificate or proof of export sufficient to support an exemption from any Tax, then such Tax shall not be added to the Product Price; provided, if a taxing authority denies any Tax exemption claimed by Sinclair on the sale of Products hereunder, Sinclair shall promptly reimburse Holly for such Tax, including any interest, penalties and attorneys’ fees related thereto.
ARTICLE VII
FORCE MAJEURE; TURNAROUND EVENTS; PRORATION EVENTS
     Section 7.1. Force Majeure Event. Subject to the following provisions of this Article VII, a Party shall not be responsible for any loss or damage to the other Party resulting from any delay in performing or failure to perform any obligation under this Agreement by such Party (other than obligations to make payments) to the extent such failure or delay is caused by a Force Majeure Event; provided, any liabilities for payments accrued prior to the occurrence of the Force Majeure Event shall not be excused. If Holly is prevented from delivering Products or Sinclair is prevented from receiving or transporting Products due to a Force Majeure Event for a period of 180 continuous days, then the non-affected Party may terminate this Agreement upon written notice to the other Party.
     Section 7.2. Force Majeure Notice. The Party whose ability to perform is affected by a Force Majeure Event must, as a condition to its right to suspend its obligations under this Article VII, as soon as reasonably practicable but in any event within ten (10) days, give the other Party notice setting forth the particulars of the Force Majeure Event and, to the extent possible, the expected duration of the Force Majeure Event and the volumes of Products expected to be affected by the Force Majeure Event. The Party suffering a Force Majeure Event shall use commercially reasonable efforts to (i) resolve such Force Majeure Event promptly and (ii) limit the impact of such Force Majeure Event on the transactions contemplated by this Agreement; provided, however, that neither Party shall be required to settle any strikes, lockouts, or other industrial disturbances in order to resolve or limit the impact of such Force Majeure Event. The

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party claiming a Force Majeure Event shall provide regular updates regarding the Force Majeure Event to the other Party.
     Section 7.3. Turnaround Events. Prior to November 1 of each year, Holly shall provide Sinclair a non-binding estimate of all Turnaround Events expected to impact production of any Products during the following calendar year. Holly shall periodically provide updates to Sinclair regarding any anticipated Turnaround Events and, in any event, shall provide written notice to Sinclair of any Turnaround Event at least 30 days in advance, including the volume impact on the Products in connection with such Turnaround Event. Except as provided in Section 7.4, Holly shall not be responsible for supplying the Products during any Turnaround Event if Holly has provided notice of such Turnaround Event pursuant to the immediately preceding sentence of this Section 7.3.
     Section 7.4. Proration.
          (a) In addition to the provisions of Sections 7.1 and 7.2, if a Proration Event occurs and Holly is unable (i) to comply with any or all of its obligations to Sinclair or any third party customer or (ii) to meet the internal requirements of Holly or its Affiliates from the Combined Plants, then, upon written notice to Sinclair, Holly, at its discretion, but in a non-discriminatory and commercially reasonable manner, may withhold, suspend, or reduce its sales to Sinclair hereunder pursuant to the terms of this Section 7.4 until the inability set forth in clauses (i) and (ii) no longer exists. Notwithstanding the foregoing, Sinclair shall be entitled to receive at the Delivery Point, as its prorated share of any remaining production of Product after the occurrence of the Proration Event, at least an amount equal to the actual, aggregate production of each type of Product from the Combined Plants multiplied by a fraction, the numerator of which is the last Nominated Volume of each type of such Product prior to the occurrence of the Proration Event and the denominator of which is the aggregate volume of each type of such Product produced at the Combined Plants prior to the occurrence of the Proration Event needed to comply with Holly’s obligations as set forth in clause (i) above and to meet Holly’s internal requirements as set forth in clause (ii) above; provided that in no event shall such prorated volume of Product be less than the “Minimum Amount” for each Product to be delivered at the Tulsa Rack set forth in the second table of Exhibit C.
          (b) If the circumstances described in Section 7.4(a) have occurred, Holly shall have no obligation to purchase any products in the open or spot market to supplement Holly’s existing or contemplated supply of Products.
ARTICLE VIII
DEFAULT AND REMEDIES
     Section 8.1. Termination in the Event of Certain Breaches. In the event: (i) either Party shall default, in any material respect, in the due performance or observance by it of any of the terms, covenants or agreements contained in this Agreement or (ii) either Party shall become or be adjudicated insolvent, and/or bankrupt, or a receiver or trustee shall be appointed for either Party or its property or a petition for reorganization or arrangement under any bankruptcy or insolvency law shall be approved, or an assignment shall be made for the benefit of creditors of either Party, or either Party shall file a voluntary petition in bankruptcy or shall consent to the

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appointment of a receiver or trustee (each of the events listed in this clause (ii) being considered a “default” under this Agreement), the non-defaulting Party shall have the right, at its sole discretion, in the case of a default under clause (ii), to immediately terminate this Agreement and/or exercise the remedies provided in Section 14.11 to the extent applicable, and in the case of a default under clause (i), except in the case of a monetary default by Sinclair hereunder, to terminate this Agreement if the defaulting Party has failed to (A) commence diligent efforts to cure the default within 30 days of receipt of written notice of such default from the non-defaulting Party or (B) complete the cure of the default within a reasonable time after such notice.
     Section 8.2. Offsets and Recoupment. In addition to any other rights that the non-defaulting Party may have in the event of one Party’s default respecting this Agreement, the non-defaulting Party may offset or otherwise recoup damages arising therefrom, including withholding payment, delivery or acceptance of product, material or services, relating to any agreement or transaction with the defaulting Party or any affiliate of the defaulting Party. The rights granted in this Section 8.2 are in addition to, and not a limitation of, the rights and remedies of the non-defaulting Party existing otherwise in this Agreement, at law or in equity.
ARTICLE IX
INDEMNIFICATION
     Section 9.1. Obligations. Each Party (the “Indemnifying Party”) shall indemnify, protect, defend and hold harmless the other Party from and against the full amount of any and all claims, actions, liabilities, losses, costs and expenses (including reasonable attorneys’ fees and expert witness fees) for property damage, damage to the environment and natural resources, personal injury or death, and fines or penalties arising in whole or in part out of (i) negligent or willful acts or omissions by the Indemnifying Party or its agents, employees or contractors, which in any way relate to this Agreement, (ii) the handling or use of Products by the Indemnifying Party, (iii) a breach of this Agreement or (iv) violations of any Laws by the Indemnifying Party or its agents, employees or contractors.
     Section 9.2. Concurrent and Comparative Negligence. THE INDEMNITY PROVIDED IN SECTION 9.1 SHALL REQUIRE INDEMNIFICATION FOR THE FULL AMOUNT OF CLAIMS, ACTIONS, LIABILITIES, LOSSES, COSTS AND EXPENSES, AS PROVIDED ABOVE, EVEN IN THE EVENT OF CONCURRENT NEGLIGENCE WITH A THIRD PARTY, EXCEPT IN THE EVENT THAT BOTH PARTIES’ OWN NEGLIGENCE OR WILLFUL ACT OR OMISSION (INCLUDING THAT OF THEIR AGENTS, EMPLOYEES OR CONTRACTORS) IS A CONCURRING CAUSE OF INJURY, DEATH OR DAMAGES, IN WHICH CASE THE OBLIGATION TO INDEMNIFY SHALL BE COMPARATIVE, AND EACH PARTY SHALL INDEMNIFY THE OTHER BASED UPON THE PERCENTAGE OF COMPARATIVE FAULT ATTRIBUTED TO EACH AS A CAUSE OF SUCH INJURY, DAMAGE OR DEATH.
     Section 9.3. Product. If Holly delivers any Off-Spec Product to Sinclair, Holly shall (i) be responsible and indemnify Sinclair for any claims, actions, liabilities, losses, costs and expenses (including reasonable attorneys’ fees and expert witness fees) Sinclair may incur in respect of such Off-Spec Product, including any claims made against Sinclair by third parties in

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connection therewith; and (ii) replace any such Off-Spec Product at its expense; provided, this Section 9.3 shall not be applicable if Holly notifies Sinclair of its intent to deliver any Off-Spec Product, and Sinclair accepts delivery of such Off-Spec Product pursuant to Section 2.4(g).
     Section 9.4. Limitation on Liability. TO THE FULLEST EXTENT PERMITTED BY LAW, AND NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT, NO PARTY SHALL BE LIABLE TO ANY OTHER PARTY OR ANY THIRD PARTY (EXCEPT FOR, IN EACH CASE, ANY DAMAGES ACTUALLY PAID TO A THIRD PARTY THAT IS NOT AN INDEMNIFIED PARTY PURSUANT TO A THIRD PARTY CLAIM FOR WHICH INDEMNIFICATION IS REQUIRED HEREUNDER) FOR ANY EXEMPLARY, PUNITIVE, SPECIAL, CONSEQUENTIAL, INCIDENTAL OR INDIRECT DAMAGES OR DAMAGES FOR ANY LOST OR PROSPECTIVE PROFITS OR REVENUES, LOSS OF USE OR LOSSES BY REASON OF COST OF CAPITAL, WHETHER ARISING OUT OF BREACH OF CONTRACT, NEGLIGENCE, TORT, STRICT LIABILITY OR ANY OTHER LEGAL OR EQUITABLE PRINCIPLE, AND WHETHER OR NOT ARISING FROM ANY OTHER PARTY’S SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT, AND EACH SUCH PERSON RELEASES EACH OF THE OTHER SUCH PERSONS FROM LIABILITY FOR ANY SUCH DAMAGES.
ARTICLE X
RENEWABLE IDENTIFICATION NUMBERS
     Section 10.1. Renewable Identification Numbers. Holly shall be entitled to the benefits associated with all Renewable Identification Numbers (“RINs”) under the EPA Renewable Fuel Standards program in respect of the Products that are generated by Holly or Sinclair at the Tulsa Refinery, including the Tulsa Rack, regardless of whether Holly is the blender of record. Subject to Section 10.2, Sinclair shall be entitled to the benefits associated with all other RINs generated by Sinclair’s blending activities that occur after delivery of the Products by Holly to Sinclair. For the avoidance of doubt, subject to Section 10.2, Sinclair shall be entitled to the benefits associated with all RINs in respect of the Products that are generated at the Magellan Pipeline.
     Section 10.2. Allocation of RINs. If Sinclair generates RINs that Sinclair is entitled to in respect of the Products after delivery by Holly at the Delivery Point, Holly shall not be entitled to any of the benefits associated with such RINs until the later of January 1, 2011 or until the Tulsa Refinery no longer receives a “small refinery” exemption, at which time Sinclair shall provide Holly with 50% of the benefits associated with such RINs at no cost. In addition, Holly may purchase the 50% of such RINs retained by Sinclair at a mutually agreed market price. For the avoidance of doubt, Holly shall not be entitled to any RINs to which Sinclair is not entitled (e.g., RINs generated by any third party at locations other than the Tulsa Refinery).
     Section 10.3. Product Pricing. If at any time the standard practice in the industry provides for the Platts Group 3 Spot price to include the retention of RINs by a seller of the Products, then the Product Price under Section 10.1 or Section 10.2 shall be altered to be consistent with such industry standards. If Sinclair and Holly cannot agree on whether the Platts Group 3 Spot price is so set within ten (10) days after the request by either Party to do so, either Party may submit the matter to an expert (the “Expert”). The Expert shall be a firm or an individual having appropriate expertise in the refining and marketing industry as selected by the

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mutual agreement of Holly and Sinclair or, if the Parties do not agree on such firm, as selected by a major accounting firm that is not then providing accounting services to either Party or its Affiliates. No Expert may have a relationship with either Party and must not have provided services to, or otherwise had any such relationship with, either Party within the five year period prior to its appointment. Any Person appointed or to be appointed as an Expert shall disclose to the Parties any circumstance likely to give rise to justifiable doubt as to the Expert’s impartiality or independence, including any bias or any financial or personal interest in the result of any matter referred to the Expert or any past or present relationship with the Parties or their representatives. The Parties shall cooperate with the Expert and shall provide the Expert access to such books and records as may be reasonably necessary to permit a determination by the Expert. The resolution by the Expert shall be final and binding on the Parties. The Expert shall use commercially reasonable efforts to complete its work within 30 days following its engagement. The expenses of the Expert shall be shared equally by Holly and Sinclair.
ARTICLE XI
CONFIDENTIALITY
     Section 11.1. Obligations. Each Party shall retain the other Parties’ Confidential Information in confidence and not disclose the same to any third party nor use the same, except as authorized by the disclosing Party in writing or as expressly permitted in this Article XI. Each Party further agrees to take the same care with the other Party’s Confidential Information as it does with its own, but in no event less than a reasonable degree of care. Excepted from these obligations of confidence and non-use is that information which:
          (a) is available, or becomes available, to the general public without fault of the receiving Party;
          (b) was in the possession of the receiving Party on a non-confidential basis prior to receipt of the same from the disclosing Party;
          (c) is obtained by the receiving Party without an obligation of confidence from a third party who is rightfully in possession of such information and, to the receiving Party’s knowledge, is under no obligation of confidentiality to the disclosing Party; or
          (d) is independently developed by the receiving Party without reference to or use of the disclosing Party’s Confidential Information.
For the purpose of this Section 11.1, a specific item of Confidential Information shall not be deemed to be within the foregoing exceptions merely because it is embraced by, or underlies, more general information in the public domain or in the possession of the receiving Party.
     Section 11.2. Permitted Disclosures. Notwithstanding Section 11.1, each Party is permitted to disclose the existence of this Agreement and the volumes of Products to be delivered hereunder to third parties in connection with its business and affairs.
     Section 11.3. Required Disclosures. Notwithstanding Section 11.1, if the receiving Party becomes legally compelled to disclose, or is required to disclose by the rules of an applicable stock exchange, any of the disclosing Party’s Confidential Information, the receiving

17

Party shall promptly advise the disclosing Party of such requirement to disclose Confidential Information, in order that, where possible, the disclosing Party may seek a protective order or such other remedy as the disclosing Party may consider appropriate in the circumstances. The receiving Party shall disclose only that portion of the disclosing Party’s Confidential Information that it is required to disclose.
     Section 11.4. Return of Information. Upon written request by the disclosing Party, all of the disclosing Party’s Confidential Information in whatever form shall be returned to the disclosing Party upon termination of this Agreement to the extent practicable, without the receiving Party retaining copies thereof except that one copy of all such Confidential Information may be retained by a Party’s legal department solely to the extent that such Party is required to keep a copy of such Confidential Information pursuant to applicable Law.
     Section 11.5. Receiving Party Personnel. The receiving Party will limit access to the Confidential Information of the disclosing Party to those of its employees and contractors that have a need to know such information in order for the receiving Party to exercise or perform its rights and obligations under this Agreement (the “Receiving Party Personnel”). The Receiving Party Personnel who have access to any Confidential Information of the disclosing Party will be made aware of the confidentiality provision of this Agreement, and will be required to abide by the terms thereof.
     Section 11.6. Survival. The obligation of confidentiality under this Article XI shall survive the expiration or termination of this Agreement for a period of two years.
ARTICLE XII
HOLLY GUARANTEE
     Section 12.1. Holly Guarantor’s Responsibilities. The Holly Guarantor, which hereby acknowledges that it will benefit from the transactions contemplated by this Agreement, hereby unconditionally and irrevocably guarantees to Sinclair the full, due and punctual performance and observation by Holly of all the obligations of Holly under the terms of this Agreement and, in the event of any failure by Holly to perform or observe such obligations, the Holly Guarantor shall be liable for the obligations of Holly arising hereunder as if it were a primary obligor.
     Section 12.2. Holly Guarantor Obligations. The obligations of the Holly Guarantor under this Article XII:
          (a) shall be continuing obligations and shall not be satisfied, discharged or affected by any intermediate payment or settlement of account or any change in the constitution or control of, or the insolvency of, or any liquidation, winding up or analogous proceedings relating to, Holly or any change in the terms, conditions and undertakings on the part of Holly contained in this Agreement;
          (b) shall not be discharged, prejudiced, lessened, affected or impaired by any act, omission or circumstance whatsoever which but for this provision might operate to release or exonerate Holly from all or any part of such obligations or in any way discharge, prejudice, lessen, affect or impair the same; and

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          (c) shall not be released or diminished by any variation of the terms of this Agreement, any forbearance, neglect or delay in seeking performance or any granting of time of such performance.
     Section 12.3. Order of Claims. The Holly Guarantor waives any right it may have to require Sinclair first to proceed against or claim payment from Holly before claiming against it under this Article XII.
     Section 12.4. No Limitations of Sinclair’s Rights. This guarantee is in addition to and without limiting and not in limitation of or substitution for any rights or security which Sinclair may now or hereafter have or hold for the performance and observance of any of Holly’s obligations given in or pursuant to this Agreement.
     Section 12.5. Enforceability Against Holly Guarantor. As a separate and independent stipulation, the Holly Guarantor agrees that any obligations expressed to be given by Holly under this Agreement (including any monies expressed to be payable), which may not be enforceable against or recoverable from Holly by reason of any legal limitation, disability or incapacity on or on behalf of Holly or any fact or circumstance shall nevertheless be enforceable against the Holly Guarantor as though the same had been incurred by the Holly Guarantor and the Holly Guarantor were the sole and principal obligor in respect thereof and/or shall be performed or paid by the Holly Guarantor on demand. The Holly Guarantor agrees that any limitations or waivers of rights by Holly under this Agreement shall also apply to any rights of the Holly Guarantor under this Agreement.
     Section 12.6. Limitations. The Holly Guarantor’s liability hereunder shall be and is specifically limited to payment and performance expressly required to be made by Holly in accordance with the terms of this Agreement. Notwithstanding any other provision in this Article XII to the contrary, the Holly Guarantor reserves to itself all rights, setoffs, counterclaims and other defenses to which Holly is entitled with respect to this Agreement, except for defenses arising out of the bankruptcy, insolvency, dissolution or liquidation of Holly. Notwithstanding any other provisions of this Agreement to the contrary, no term or provision of this Article XII shall be amended, modified, altered, waived, or supplemented except in a writing signed by the Holly Guarantor and Sinclair.
ARTICLE XIII
SINCLAIR GUARANTEE
     Section 13.1. Sinclair Guarantor’s Responsibilities. The Sinclair Guarantor, which hereby acknowledges that it will benefit from the transactions contemplated by this Agreement, hereby unconditionally and irrevocably guarantees to Holly the full, due and punctual performance and observation by Sinclair of all the obligations of Sinclair under the terms of this Agreement and, in the event of any failure by Sinclair to perform or observe such obligations, the Sinclair Guarantor shall be liable for the obligations of Sinclair arising hereunder as if it were a primary obligor.
     Section 13.2. Sinclair Guarantor Obligations. The obligations of the Sinclair Guarantor under this Article XIII:

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          (a) shall be continuing obligations and shall not be satisfied, discharged or affected by any intermediate payment or settlement of account or any change in the constitution or control of, or the insolvency of, or any liquidation, winding up or analogous proceedings relating to, Sinclair or any change in the terms, conditions and undertakings on the part of Sinclair contained in this Agreement;
          (b) shall not be discharged, prejudiced, lessened, affected or impaired by any act, omission or circumstance whatsoever which but for this provision might operate to release or exonerate Sinclair from all or any part of such obligations or in any way discharge, prejudice, lessen, affect or impair the same; and
          (c) shall not be released or diminished by any variation of the terms of this Agreement, any forbearance, neglect or delay in seeking performance or any granting of time of such performance.
     Section 13.3. Order of Claims. The Sinclair Guarantor waives any right it may have to require Holly first to proceed against or claim payment from Sinclair before claiming against it under this Article XIII.
     Section 13.4. No Limitations of Holly’s Rights. This guarantee is in addition to and without limiting and not in limitation of or substitution for any rights or security which Holly may now or hereafter have or hold for the performance and observance of any of Sinclair’s obligations given in or pursuant to this Agreement.
     Section 13.5. Enforceability Against Sinclair Guarantor. As a separate and independent stipulation, the Sinclair Guarantor agrees that any obligations expressed to be given by Sinclair under this Agreement (including any monies expressed to be payable), which may not be enforceable against or recoverable from Sinclair by reason of any legal limitation, disability or incapacity on or on behalf of Sinclair or any fact or circumstance shall nevertheless be enforceable against the Sinclair Guarantor as though the same had been incurred by the Sinclair Guarantor and the Sinclair Guarantor were the sole and principal obligor in respect thereof and/or shall be performed or paid by the Sinclair Guarantor on demand. The Sinclair Guarantor agrees that any limitations or waivers of rights by Sinclair under this Agreement shall also apply to any rights of the Sinclair Guarantor under this Agreement.
     Section 13.6. Limitations. The Sinclair Guarantor’s liability hereunder shall be and is specifically limited to payment and performance expressly required to be made by Sinclair in accordance with the terms of this Agreement. Notwithstanding any other provision in this Article XIII to the contrary, the Sinclair Guarantor reserves to itself all rights, setoffs, counterclaims and other defenses to which Sinclair is entitled with respect to this Agreement, except for defenses arising out of the bankruptcy, insolvency, dissolution or liquidation of Sinclair. Notwithstanding any other provisions of this Agreement to the contrary, no term or provision of this Article XIII shall be amended, modified, altered, waived, or supplemented except in a writing signed by the Sinclair Guarantor and Holly.
ARTICLE XIV
MISCELLANEOUS

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     Section 14.1. Audits.
          (a) If Sinclair did not receive the Minimum Amount for any period for reasons not attributable to Sinclair, a Proration Event, a Force Majeure or a Turnaround Event, Sinclair may, upon its request and at its sole expense, audit any and all records of Holly relating to the volume of Products produced during that period; provided, Holly shall have the right to exclude any trade secrets, formulas, processes, or other information that would be considered Confidential Information if obtained by Sinclair from Holly from such inspection. Holly further agrees to maintain its books and records relating to the Products sold to Sinclair hereunder and relating to the events described in the immediately preceding sentence, Ethanol sales, Sinclair Additives, or additives added by Holly for a period of one year from the date such Product was provided and to make such books and records available to Sinclair upon reasonable advance written notice during normal business hours no more often than twice within such one year period.
          (b) Holly may, upon its request and at its sole expense, audit any and all records of Sinclair relating to Sinclair’s blending activities that occur after delivery of the Products by Holly to Sinclair that result in the generation of RINs; provided, Sinclair shall have the right to exclude any trade secrets, formulas, processes, or other information that would be considered Confidential Information if obtained by Holly from Sinclair from such inspection. Sinclair further agrees to maintain its books and records relating to the generation of RINs for a period of one year from the date RINs are generated and to make such books and records available to Holly upon reasonable advance written notice during normal business hours no more often than twice within such one year period.
     Section 14.2. Change in Law. If a Change in Law occurs, the Parties agree to negotiate in good faith to modify the terms of this Agreement to preserve the economic equilibrium between the Parties and as otherwise necessary for each Party to maintain its rights and benefits under this Agreement.
     Section 14.3. Assignment. This Agreement shall extend to and be binding upon the Parties, their successors and assigns; provided, neither Party shall assign this Agreement without the written consent of the other Party, not to be unreasonably withheld, conditioned or delayed; provided that Holly may assign this agreement to any of its Affiliates or to the purchaser of substantially all of the assets owned by Holly and located at the Combined Plants. For the avoidance of doubt, each Party shall have the right to review and approve the creditworthiness of a proposed assignee as a condition to its consent.
     Section 14.4. Notices. Except as set forth in Section 2.4(b)(iv), all notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be addressed to the intended recipient as set forth below:
If to Holly:	Holly Refining & Marketing-Tulsa LLC 100 Crescent Court, Suite 1600 Dallas, Texas 75201 Attn: President Tel: 214-871-3442

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With a copy to:	Holly Refining & Marketing-Tulsa LLC 100 Crescent Court, Suite 1600 Dallas, Texas 75201 Attn: General Counsel Tel: (214) 871-3555

If to Sinclair:	Sinclair Oil Corporation 550 East South Temple Salt Lake City, UT 84130-0825 Attn: President Tel: (801) 524-2750

With a copy to:	Sinclair Oil Corporation 550 East South Temple Salt Lake City, UT 84130-0825 Attn: General Counsel Tel: (801) 524-2756
Any notice, request, demand, claim, or other communication hereunder may be sent to the intended recipient at the addresses set forth above using registered or certified mail, return receipt requested, postage prepaid, and any other means (including personal delivery, expedited courier, messenger service, or ordinary mail where receipt thereof is confirmed, but specifically excluding telecopy and electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient or such receipt is refused by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving to other Party notice in the manner herein set forth.
     Section 14.5. Laws and Regulations. The Parties shall comply fully with all applicable Laws by whatever authority, including those relating to health, safety and protection of the environment. If any provision of this Agreement is held by a court of law to be illegal and unlawful, the remainder of this Agreement shall continue to be effective and enforceable if commercially reasonable.
     Section 14.6. Counterparts. This Agreement may be executed in multiple counterparts by the different signatories hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
     Section 14.7. Entire Agreement. This Agreement (including any attachments, exhibits or addenda hereto and thereto), constitutes the entire agreement between the Parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral and written, between the Parties with respect to the subject matter hereof.

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     Section 14.8. No Modification. No amendments, additions to, alterations, modifications or waivers of all or any part of this Agreement shall be of any effect, unless in writing and signed by Sinclair, Holly, the Sinclair Guarantor and the Holly Guarantor. If the provisions of this Agreement and the provisions of any purchase order or order acknowledgement written in connection with this Agreement conflict, then the provisions of this Agreement shall prevail.
     Section 14.9. No Waiver. Failure of Sinclair, Holly, the Sinclair Guarantor or the Holly Guarantor to require performance of any provision of this Agreement shall not affect either Party’s right to full performance thereof at any time thereafter, and the waiver by any such parties of a breach of any provision hereof shall not constitute a waiver of a similar breach in the future or of any other breach or nullify the effectiveness of such provision.
     Section 14.10. Employee Regulations. All employees, contractors, and designees (including, inspection and truck and rail transportation service providers) of each Party when on the property of the other Party shall conform to the rules and regulations concerning safety and the routing procedures of such other Party. Holly reserves the right, at its sole discretion, to refuse access to its property to any Sinclair employee, contractor, or designee that is in violation of Holly’s rules and regulations concerning safety and its routing procedures.
     Section 14.11. Liquidation and Close Out. This Agreement is a forward contract as defined in the Section 101(25) of U.S. Federal Bankruptcy Code (the “Bankruptcy Code”) and a forward agreement as such term is used in Section 101(53B) of the Bankruptcy Code. If one Party shall voluntarily file a petition in bankruptcy, reorganization or receivership, shall become insolvent, shall fail to pay its debts as they become due, or shall fail to give adequate assurance or security of its ability to perform its obligations hereunder within 48 hours after receipt of a request therefore, the other Party shall have the immediate right to liquidate, terminate, accelerate and/or close out this Agreement and all other forward contracts and forward agreements (as defined by the Bankruptcy Code) between the Parties (regardless of whether the liquidating Party is the delivering Party or the receiving Party thereunder) by calculating the difference in price for the Product hereunder and the prevailing market price for the Product or the commercially reasonable equivalent price for the Product as published in an industry publication multiplied by the remaining quantities of the Product to be delivered hereunder. The liquidation balances shall be netted to a single sum. The owing Party shall pay the other Party in U.S. Dollars by wire transfer in immediately available funds within 24 hours after receiving the results of the calculation. The liquidation and close-out of this Agreement and all other forward contracts shall be in addition to any other rights and remedies which the other Party may have.
     Section 14.12. Relationship of Parties. The Parties are independent contractors. Nothing in this Agreement is intended nor shall be construed to constitute the Parties partners or joint venturers with respect to the subject matter of this Agreement, this being an agreement for the purchase and sale of petroleum products only and nothing herein shall be deemed to confer upon either Party any property, lien or security interest in the facilities owned by the other Party.
     Section 14.13. Remedies Not Exclusive. The specific remedies provided in this Agreement are not intended to be exclusive, and the exercise of any such specific remedy shall not be deemed to be an election of an exclusive remedy. The specific remedies provided in this Agreement are cumulative of all other remedies available to the Parties at law or in equity.

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     Section 14.14. Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the domestic Laws of the State of Utah without giving effect to any choice or conflict of law provision or rule (whether of the State of Utah or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Utah. The Parties hereby consent to the jurisdiction of any state or federal court located within Salt Lake County, Utah and Dallas County, Texas and, irrevocably agree that (i) all actions or proceedings arising out of or related to this Agreement initiated by Holly shall be brought in Salt Lake County, Utah, and (ii) all actions or proceedings arising out of or related to this Agreement initiated by Sinclair shall be brought in Dallas County, Texas. Each Party waives any defense of forum non conveniens and agrees to be bound by any judgment rendered thereby in connection with this Agreement. For the avoidance of doubt, the Parties agree that, once an action or proceeding is brought in the above-required forum, the other Party to the action or proceeding may bring any counterclaims in the same forum. Each Party agrees that service upon it by registered mail shall constitute sufficient notice; provided that nothing herein shall affect the right to serve process in any other manner permitted by Law.
     Section 14.15. No Third Party Beneficiaries. Nothing in this Agreement shall confer any rights or remedies upon any Person other than the Parties and their respective Affiliates, successors and permitted assigns.
     Section 14.16. Specific Performance. The Parties acknowledge and agree that either Party may be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, the Parties hereto agree that each Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any state or federal court located within Salt Lake County, Utah or Dallas County, Texas, in addition to any other remedy to which they may be entitled, at law or in equity.
     Section 14.17. Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING HEREUNDER.
[Remainder of page left intentionally blank.]

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     IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the Effective Date.

HOLLY REFINING & MARKETING-TULSA LLC By: Holly Refining & Marketing Company, Member
By:
Name:
Title:

SINCLAIR OIL CORPORATION
By:
Name:
Title:

For purposes of Article XII of this Agreement only:

HOLLY CORPORATION
By:
Name:
Title:

For purposes of Article XIII of this Agreement only:

THE SINCLAIR COMPANIES
By:
Name:
Title:

[Signature Page to Refined Products Purchase Agreement]

Exhibit A
Products
1.	Unleaded Gasoline
a.	Unleaded Regular Gasoline

b.	Unleaded Premium Gasoline

c.	Kansas City — Low RVP Unleaded Regular Gasoline

d.	Kansas City — Low RVP Unleaded Premium Gasoline

e.	Tulsa — 7.8# RVP Unleaded Regular Gasoline

f.	Tulsa — 7.8# RVP Unleaded Premium Gasoline

g.	Oxygenated Unleaded Regular Gasoline

h.	Oxygenated Unleaded Premium Gasoline
2.	Ultra Low Sulfur Diesel
a.	Ultra Low Sulfur No.1 Diesel

b.	Ultra Low Sulfur No.2 Diesel
3.	Ethanol
4.	Such additional Products as may be agreed between the Parties from time to time.
[Exhibit A — Page 1]

Exhibit B
Specifications
If the Magellan Pipeline is the Delivery Point, Specifications for Products shall be as indicated in the Magellan Pipeline specifications. If the Magellan Pipeline is not the Delivery Point, all Products shall at all times meet or be better than the product quality standards customarily adopted by sellers of Products at rack loading facilities in the metropolitan Tulsa, Oklahoma area.
[Exhibit B — Page 1]

Exhibit C
Acceptable Product Range

Product	Minimum Amount	Maximum Amount
Unleaded Gasoline	29,000 barrels per day, subject to increases as provided below	32,000 barrels per day, subject to increases as provided below

Ultra Low Sulfur Diesel	The lesser of the following: (i) 16,000 barrels per day, or (ii) 100% of Holly’s Tulsa production from the Combined Plants less between 16,000 and 20,000 barrels per day through June 2012 (being the amount of Ultra Low Sulfur Diesel that Holly is committed to provide to BNSF Railway Company under that certain Diesel Fuel Purchase Agreement as in existence on the Effective Date); provided, if the Minimum Amount of Ultra Low Sulfur Diesel is less than 16,000 barrels per day as a result of this clause (ii), then Holly shall be required to deliver additional volumes of Unleaded Gasoline to the extent needed to cause the Minimum Amount of Products in the aggregate to equal 45,000 barrels per day	The lesser of the following: (i) 18,000 barrels per day, or (ii) 100% of Holly’s Tulsa production from the Combined Plants less between 16,000 and 20,000 barrels per day through June 2012 (being the amount of Ultra Low Sulfur Diesel that Holly is committed to provide to BNSF Railway Company under that certain Diesel Fuel Purchase Agreement as in existence on the Effective Date); provided, if the Maximum Amount of Ultra Low Sulfur Diesel is less than 18,000 barrels per day as a result of this clause (ii), then Holly shall be required to deliver additional volumes of Unleaded Gasoline to the extent needed to cause the Maximum Amount of Products in the aggregate to equal 50,000 barrels per day
[Exhibit C — Page 1]

     Of the Unleaded Gasoline and Ultra Low Sulfur Diesel volumes identified above, the Nominated Volume for the following Products shall be within the following ranges for the indicated months, unless mutually agreed in writing by both Parties. For the avoidance of doubt, subject to the terms of Article VII, the total volume of Unleaded Gasoline and Ultra Low Sulfur Diesel shall be within the Acceptable Product Range as specified in the table above.

	Minimum Amount	Maximum Amount
Product	(Barrels per day)	(Barrels per day)	Period/Delivery Point
Unleaded Premium Gasoline	4,000	5,000	to be delivered over Tulsa Rack or into Magellan Pipeline, which volumes include the deliveries of Unleaded Premium Gasoline identified below in this table

Tulsa Rack Deliveries

Unleaded Regular Gasoline	5,000	9,000	from May to September only the Product to be delivered to meet these volumes shall be 7.8# RVP Tulsa Unleaded Regular Gasoline, and Unleaded Regular Gasoline shall be delivered in all other months to meet these volumes; to be delivered over Tulsa Rack.

Unleaded Premium Gasoline	400	600	from May to September only the Product to be delivered to meet these volumes shall be 7.8# RVP Tulsa Unleaded Premium Gasoline, and Unleaded Premium Gasoline shall be delivered in all other months to meet these volumes; to be delivered over Tulsa Rack.

ULSD (as identified on the Platts Index Page)	2,000	3,000	to be delivered over Tulsa Rack

Magellan Pipeline Deliveries

Unleaded Regular Gasoline	3,000	5,000	from April to August only the Product to be delivered to meet these volumes shall be low RVP Kansas City Regular Gasoline, and Unleaded Regular Gasoline shall be delivered in all
[Exhibit C — Page 2]

	Minimum Amount	Maximum Amount
Product	(Barrels per day)	(Barrels per day)	Period/Delivery Point
			other months to meet these volumes; to be delivered into Magellan Pipeline

Unleaded Premium Gasoline	1,000	2,000	from April to August only the Product to be delivered to meet these volumes shall be low RVP Kansas City Premium Gasoline, and Unleaded Premium Gasoline shall be delivered in all other months to meet these volumes; to be delivered into Magellan Pipeline

Ultra Low Sulfur No. 1 Diesel	1,000	3,000	from October to February only; to be delivered into Magellan Pipeline
The volume of Products to be sold and delivered in [                    ] and [                    ] are set forth below: [Note: To be completed prior to the Closing date.]
[Exhibit C — Page 3]

Exhibit D
Product Price
1. Unleaded Gasoline
     a. Unleaded Regular Gasoline and Unleaded Premium Gasoline:
     The Product Price for Unleaded Regular Gasoline with a base octane of 87 and Unleaded Premium Gasoline with a base octane of 91 (and in each case with a base RVP meeting standard Magellan Pipeline specifications, adjusted seasonally) shall be equal to the Platts Group 3 Spot Low price for such Products; provided, the Product Price shall be no lower than the Platts Group 3 Spot Mean less 0.25 cents per gallon.
     b. Kansas City Gasoline:
     If Platts Group 3 Spot prices are not posted for low RVP Kansas City Gasoline (and with a low RVP meeting standard Magellan Pipeline specifications, adjusted seasonally), the price differential to the Platts Group 3 Spot Low will be mutually agreed between the Parties for the summer season (as designated by the Magellan Pipeline) no later than March 15 of each year. If the Parties are unable to mutually agree on such a price, then Holly shall deliver Unleaded Regular Gasoline in accordance with the pricing in paragraph (a) above.
     c. Tulsa Gasoline:
     If Platts Group 3 Spot prices are not posted for 7.8# RVP Tulsa Gasoline and such gasoline is supplied, the value added to the Product Price will be: (i) 47.5% of the 100% differential between the Tulsa OPIS 7.8# Contract Net Rack Average posting for the appropriate grade of gasoline vs. the Platts Group 3 Spot low price for the appropriate grade of gasoline, which amount shall be deemed to be zero if this calculation results in a negative amount; plus (ii) 52.5% of the 100% differential between 9.0# and 7.8# Platts Gulf Coast Spot Conventional Gasoline, which amount shall be deemed to be zero if this calculation results in a negative amount.
2. Ultra Low Sulfur Diesel
     a. Ultra Low Sulfur No.2 Diesel:
     The Product Price for Ultra Low Sulfur No.2 Diesel shall be equal to the Platts Group 3 Spot Low price for such Product (identified as ULSD on the Platts Index Page); provided, the Product Price shall be no lower than the Platts Group 3 Spot Mean less 0.25 cents per gallon.
     b. Ultra Low Sulfur No.1 Diesel:
     The Product Price for Ultra Low Sulfur No.1 Diesel shall be equal to the Platts Group 3 Spot Low price for such Product (identified as ULS No.1 on the Platts Index Page beginning on
[Exhibit D — Page 1]

November 1 of each year); provided, the Product Price shall be no lower than the Platts Group 3 Spot Mean less 0.25 cents per gallon.
3. General Policy
     If a suboctane product becomes the product of choice and there is not a Platts Group 3 Spot price posted for the different grades, the Parties shall negotiate in good faith to agree on a price for such products. If the Parties are unable to reach agreement in such circumstances, then the matter shall be referred to an Expert for determination in accordance with Section 10.3 of the Agreement.
4. Loading Fees
     A loading fee of 0.6 cents per gallon will be charged by Holly to Sinclair on all Products taken over the Tulsa Rack, subject to adjustment as provided in Section 3.7 of the Agreement. If Products are delivered by rail, the Parties shall negotiate in good faith to agree on a loading fee for such Products.
5. Ethanol Pricing
     Holly shall be the blender of record for all oxygenated gasoline sales at the Tulsa Rack, with a price for such oxygenated gasoline based on the following formula:
(90% x Tulsa gasoline price) + (10% x Ethanol price) = oxygenated gasoline price per gallon.
Where:
Tulsa gasoline price = the applicable Group 3 Spot Price plus any RVP differential; and
Ethanol price = Holly’s cost of Ethanol plus a fee (the “Ethanol Fee”) of four (4) cents per gallon of Ethanol, subject to adjustment for the Ethanol Fee pursuant to Section 3.7 of the Agreement.
[Exhibit D — Page 2]

Exhibit E
Example of Platts Index Page
[see attached]
[Exhibit E — Page 1]